Form 10-K, Exhibit 13
period 1998-12-31
FIRST SENTINEL BANCORP INC
filed 1999-03-30
CIK 1051092

                                  EXHIBIT 13.0
                          Portions of the Annual Report
                      -Market Information for Common Stock
                       -Consolidated Financial Highlights
                      -Management's Discussion and Analysis
                              -Financial Statements

MARKET INFORMATION FOR COMMON STOCK

First Sentinel Bancorp, Inc. Common Stock trades on The Nasdaq Stock Market under the symbol "FSLA." Newspaper financial sections list the stock as FSLA or FSentBc. At December 31, 1998, there were 3,403 holders of record of First Sentinel's Common Stock. The following table sets forth the high and low sales prices per share of the Company's Common Stock, as reported on the Nasdaq National Market. Information regarding the Company's Common Stock has been restated to reflect the exchange of 3.9133 shares of the Company's Common Stock for each outstanding share of common stock of First Savings Bank in connection with the conversion and reorganization of First Savings Bank into the stock holding company structure in April 1998. The information has also been restated to reflect the payment of 10% stock dividend on October 30, 1997.

                              1998                           1997
                 ------------------------------  ------------------------------
                           Dividends                       Dividends
                     High      Low      Paid         High      Low     Paid
                     ----      ---      ----         ----      ---     ----
Fourth Quarter....  $ 8.19   $ 7.88    $.045        $13.93   $8.27    $.030
Third Quarter.....   10.00     7.00     .045          7.55    6.24     .030
Second Quarter....   10.94     9.25     .030          6.79    4.88     .030
First Quarter.....   13.93    10.48     .030          5.46    4.24     .020

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

The following selected financial data and selected operating data should be read in conjunction with the consolidated financial statements of the Company and accompanying notes thereto, which are presented elsewhere herein.

On December 18, 1998, the Company acquired all of the outstanding shares of Pulse Bancorp, Inc. ("Pulse"). The acquisition was accounted for using the pooling-of-interests accounting method and therefore, the financial statements for the periods prior to the merger have been restated to include the accounts and activity of Pulse.

                                                                             December 31,
                                                ---------------------------------------------------------------------
                                                     1998          1997          1996         1995          1994
                                                ---------------------------------------------------------------------
                                                                        (Dollars in thousands)
Selected Financial Data:
Total assets ................................    $1,855,058    $1,575,332    $1,489,615    $1,390,761    $1,246,034
Loans receivable, net .......................       854,697       715,810       644,175       592,033       555,877
Loans available for sale ....................            --            --           287           424           148
Investmentsecurities ........................            --       127,583       144,504       153,384       111,914
Investment securities available for sale ....       242,197        78,443        53,886         2,058        13,206
Other interest-earning assets (1)  ..........        27,652        28,795        12,321        30,616        24,951
Mortgage-backed securities, net .............            --       369,920       416,475       463,112       465,263
Mortgage-backed securities available for sale       661,881       200,530       161,052        89,339        24,367
Deposits ....................................     1,268,119     1,227,304     1,189,176     1,197,376     1,077,803
Borrowed funds ..............................       264,675       186,665       152,915        39,496        34,300
Stockholders' equity ........................       299,819       144,893       131,322       141,987       123,356

                                               ---------------------------------------------------------------------


                                                                    Year Ended December 31,
                                                   ---------------------------------------------------------
                                                      1998       1997        1996         1995       1994
                                                   ---------------------------------------------------------
                                                          (Dollars in thousands, except per share data)
Selected Operating Data:
Interest income ................................    $119,173    $109,241    $100,772    $ 95,312    $ 83,257
Interest expense ...............................      65,386      63,558      56,397      52,921      38,915
                                                    --------    --------    --------    --------    --------
    Net interest income ........................      53,787      45,683      44,375      42,391      44,342
Provision for loan losses ......................       1,469       1,200         550         310       2,950
                                                    --------    --------    --------    --------    --------
    Net interest income after provision for loan
     losses ....................................      52,318      44,483      43,825      42,081      41,392
Other operating income (2) .....................       4,696       3,383       2,020       2,465       2,091
Operating expenses (3)  ........................      26,577      24,210      32,874      23,473      21,024
                                                    --------    --------    --------    --------    --------
    Income before income tax expense ...........      30,437      23,656      12,971      21,073      22,459
Income tax expense .............................      10,944       8,686       4,768       7,506       8,166
                                                    --------    --------    --------    --------    --------
     Net income ................................    $ 19,493    $ 14,970    $  8,203    $ 13,567    $ 14,293
                                                    ========    ========    ========    ========    ========

Basic earnings per share (4) ...................    $    .46    $    .35    $    .18    $    .30    $    .32
                                                    ========    ========    ========    ========    ========
Diluted earnings per share (4) .................    $    .46    $    .35    $    .18    $    .30    $    .31
                                                    ========    ========    ========    ========    ========

Dividends per share, as adjusted (4) ...........    $    .15    $    .11    $    .08    $    .08    $    .07
                                                    ========    ========    ========    ========    ========


                                                               At or For the Year Ended December 31,
                                                     --------------------------------------------------------
                                                       1998       1997        1996       1995       1994
                                                     ---------------------------------------------------------
Selected Financial Ratios:
Return on average assets (2)(3) ..............          1.12%       0.96%       0.57%       1.01%       1.15%
Return on average stockholders' equity (2) (3)          7.41       10.88        5.79       10.20       11.93
Average stockholders' equity to average assets         15.07        8.86        9.86        9.88        9.64
Stockholders' equity to total assets .........         16.16        9.20        8.82       10.21        9.90

-------------------------------------------------------------------------------------------------------------------

(1)      Includes federal funds sold and investment in the stock of the FHLB-NY.
(2) Includes the effects of the sales of the Eatontown branch that realized a $1.1 million gain, or $687,000, net of tax in 1998.
(3) Includes the effect of non-recurring items in 1998, 1997, and 1996. The nonrecurring item for 1998 was the $2.1 million, or $1.7 million net of tax, merger-related charge for the acquisition of Pulse Bancorp. The non-recurring item for 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the SAIF assessment of $7.9 million, or $5.1 million net of tax, a writedown of $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of the Bank's long-time President.
(4)      Per share data gives effect to all stock dividends and splits.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND COMPARISON OF OPERATING RESULTS
--------------------------------------------------------------------------------

General

First Sentinel Bancorp, Inc. (the "Company"), is a community-oriented financial institution offering a variety of financial services in its market area. First Savings Bank, SLA (the "Bank") is the Company's wholly-owned subsidiary. The Company, through the Bank, is engaged primarily in the business of attracting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in single-family residential mortgage loans, real estate construction loans, commercial real estate loans, multi-family loans and home equity loans and lines of credit. The Company also invests in U.S. Government and Federal agency securities, state and local obligations and other marketable securities. The Company reorganized from a mutual to a stock form of ownership in April, 1998.

The Company's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities ("MBS"), investment securities, and other interest-earning assets, and its cost of funds, consisting of interest paid on its deposits and borrowings. The Company's net income is also affected by other factors, including non-interest income from net gains and losses on sales of loans, MBS, and investment securities, and also income from fees and service charges. These are offset by non-interest expenses, consisting of compensation and employee benefits, occupancy and equipment expenses, Federal deposit insurance premiums, loan loss provisions, other general and administrative expenses and income taxes. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

On December 18, 1998, the Company acquired all of the outstanding shares of Pulse Bancorp, Inc. ("Pulse"). The acquisition was accounted for using the pooling-of-interests accounting method and therefore, the financial statements for the periods prior to the merger have been restated to include the accounts and results of operations of Pulse.

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

Assets. Total assets increased by $279.7 million, or 17.8%, to $1.9 billion at December 31, 1998, from $1.6 billion at December 31, 1998. Cash and cash equivalents increased $7.7 million, or 25.8%, to $37.6 million as of December 31, 1998, from $29.9 million at December 31, 1997. The increase was due primarily to an increase in cash balances required by the operations of one of the Bank's subsidiaries and an increase in the Company's overall cash liquidity needs as a result of the overall growth of the Company. Investment securities, including those available for sale, increased $36.2 million, or 17.6%, to $242.2 million as of December 31, 1998, from $206.0 million at December 31, 1997. MBS, including those available for sale, increased $91.4 million, or 16.0%, to $661.9 million at December 31, 1998, from $570.5 million at December 31, 1997. Net loans receivable grew by $138.9 million, or 19.4%, to $854.7 million at December 31, 1998, from $715.8 million at December 31, 1997. The increase in loans was due to management's strategic decision to maintain a higher percentage of loans as a balance sheet component. Growth in loans exceeded the combined growth of investment and MBS. Origination of specific loan types are effected by market conditions as well as management's strategy. Loan types with the strongest net growth in 1998 were 15 year fixed and bi-weekly loans and 5 year adjustable rate mortgage ("ARM") loans. Total loan originations totaled $347.6 million for the year ended December 31, 1998, as compared to $174.7 million for the same period in 1997. Repayment of principal on loans totaled $216.5 million for the year ended December 31, 1998, as compared to $116.1 million for the same period in 1997. Premises and equipment, net, increased $2.1 million to $16.5 million at December 31, 1998, from $14.4 million at December 31, 1997. The increase was primarily due to costs capitalized in conjunction with the Company's new retail centers in Highland Park and East Brunswick and also due to construction in progress for a new retail center in Spotswood that will open in 1999. Excess of cost over fair value of net assets acquired decreased $850,000 to $8.0 million at December 31, 1998, from $8.8 million at December 31, 1997. The decrease was due to normal amortization.

Liabilities. Deposits increased $40.8 million, or 3.3%, to $1.3 billion at December 31, 1998, from $1.2 billion at December 31, 1997. This increase was net of a sale of $25.2 million of deposits to another financial institution. Borrowed funds increased $78.0 million, or 41.8%, to $264.7 million at December 31, 1998, from $186.7 million at December 31, 1997. The increased deposits and borrowed funds were used primarily to fund the asset growth detailed previously, as well as for normal operations. Advances by borrowers for taxes and insurance increased $720,000, or 11.5%, to $7.0 million at December 31, 1998, from $6.2 million at December 31, 1997, primarily due to an increase in the residential loan portfolio.

Stockholders' Equity. The Company's stockholders' equity increased $154.9 million for the year ended December 31, 1998. The capital accounts were significantly affected by the conversion and reorganization. Through the Subscription and Community Offering, 16,550,374 shares of common stock were sold and net proceeds totaling $162.2 million were raised. The reorganization of First Savings Bancshares, MHC (the former majority stockholder of the Bank) (the "MHC"), also affected paid-in capital as the MHC's capital of $1.6 million was transferred to the paid-in capital of First Sentinel. Common stock acquired by the ESOP increased $12.5 million during the year, thereby reducing capital, as $13.2 million of stock was purchased by the ESOP as part of the Subscription and Community Offering. Accumulated other comprehensive income increased $1.2 million to $2.5 million at December 31, 1998. This increase was due to the increase in the market value of securities available for sale and the transfer of $361.2 million of MBS and investment securities to available for sale. The increase of $11.4 million in retained earnings was due primarily to earnings of $19.5 million, partially offset by cash dividends of $7.3 million declared and paid during 1998. Stock options exercised during 1998 totaled $1.6 million. Book value and tangible book value per share were $7.03 and $6.84 at December 31, 1998, as compared to $3.37 and $3.17 at December 31, 1997, respectively.

Comparison of Operating Results for the Year Ended December 31, 1998 and December 31, 1997.

Results of Operations. Net income for the year ended December 31, 1998 was $19.5 million, or $0.46 basic and diluted earnings per share. This represented an increase of $4.5 million, or 30.2%, over the net income of $15.0 million reported for 1997. Basic and diluted earnings per share in 1997 were $0.35. Earnings for the year ended December 31, 1998, excluding the one-time merger-related charges of $1.7 million (net of tax), were $21.2 million, with basic and diluted earnings per share of $0.51 and $0.50, respectively. In addition to the one-time merger-related charges, the 1998 year was also affected by two other non-recurring items. The Bank realized an after-tax gain of $687,000 on the sale of deposits and an after-tax charge of $149,000 in conjunction with a voluntary retirement incentive program. Net income for the year ended December 31, 1998, excluding these three items, was $20.7 million, with basic and diluted earnings per share of $0.49 and $0.48, respectively. The earnings for 1997 were affected by an after-tax charge of $867,000 due to an impairment writedown of the core deposit intangible. Net income for the year ended December 31, 1997, excluding this charge, was $15.8 million.

Interest Income. Interest income increased $9.9 million, or 9.1%, to $119.2 million for the year ended December 31, 1998, compared to $109.2 million for 1997. The changes by category are primarily due to the following changes in the average balance and yield within each category. The categories are presented in accordance with the balance sheet captions, designated as held to maturity ("HTM") or available for sale ("AFS"). This information is presented below.

For the year ended December 31,
(dollars in thousands)

                                                   Average        Interest       Average
                                                   Balance         Income         Yield
                                                   -------         ------         -----
Loans - 1998                                       $792,168        $61,431           7.75%
Loans - 1997                                        679,692         54,635           8.04
                                                ------------------------------------------
CHANGE                                              112,476          6,796          (0.29)
                                                ------------------------------------------

MBS (HTM) - 1998                                    205,995         13,774           6.69
MBS (HTM) - 1997                                    407,971         27,607           6.77
                                                ------------------------------------------
CHANGE                                             (201,976)       (13,833)         (0.08)
                                                ------------------------------------------

Investment securities (HTM) - 1998                  140,953          9,032           6.41
Investment securities (HTM) - 1997                  173,335         11,942           6.89
                                                ------------------------------------------
CHANGE                                              (32,382)        (2,910)         (0.48)
                                                ------------------------------------------

Investment securities and MBS (AFS) - 1998          554,241         34,936           6.30
Investment securities and MBS (AFS) - 1997          236,173         15,057           6.38
                                                ------------------------------------------
CHANGE                                              318,068         19,879          (0.08)
                                                ------------------------------------------

Total - 1998                                      1,693,357        119,173           7.04
Total - 1997                                      1,497,171        109,241           7.30
                                                ------------------------------------------
CHANGE                                             $196,186         $9,932          (0.26)%
                                                ==========================================

The following discussion concerns the comparison of the average balance and yield for the year ended December 31, 1998, to the year ended December 31, 1997. The average loan balance increased primarily due to loan originations of $347.6 million exceeding principal repayments and sales of $231.0 million. The decrease in interest rates, particularly long-term rates, affected the yield on the portfolio. The interest rate environment allowed borrowers to refinance their existing loans at lower rates. This situation partially contributed to the increased originations in 1998. In addition, the decrease in interest rates negatively affected the repricing of ARM loans as these loans reprice based on external indices. The decrease in the average balance of the MBS portfolio was due to the transfer of $181.8 million from MBS held to maturity to MBS available for sale on April 30, 1998. Rates on investment securities were negatively affected as higher yielding investments were called and rates on replacement securities were lower than the rates on the securities that were called. In addition, the average balance of investment securities had a higher proportion of federal funds sold in 1998. These federal fund investments primarily consisted of net proceeds from the stock offering. The increase in the average balance of investments available for sale was due to the transfer of $181.8 million of MBS previously discussed and the classification of all 1998 MBS purchases and virtually all 1998 investment security purchases as available for sale. The level of such purchases was high as the funds from the conversion were deployed in addition to an increase in purchases funded through borrowings. The yield on this portfolio was also negatively affected as higher yielding instruments prepaid or were called. It is expected that some of these purchases will be called in 1999. Growth in interest-earning assets and total interest income is expected to continue. Yields on the portfolio will continue to be affected by external rates.

Interest Expense. Interest expense increased $1.8 million, or 2.9%, to $65.4 million for the year ended December 31, 1998, compared to $63.6 million for 1997. The changes by category are primarily due to changes in the average balance and yield within each category. This information is presented below. The abbreviation of negotiable order of withdrawal accounts is shown as "NOW."

For the year ended December 31,
(dollars in thousands)

                                               Average        Interest       Average
                                               Balance         Income         Yield
                                               -------         ------         -----
NOW and money market accounts - 1998          $308,609         $9,008          2.92%
NOW and money market accounts - 1997           281,007          8,315          2.96
                                            -----------------------------------------
CHANGE                                          27,602            693         (0.04)
                                            -----------------------------------------

Savings accounts - 1998                        177,282          4,431          2.50
Savings accounts - 1997                        184,423          4,819          2.61
                                            -----------------------------------------
CHANGE                                          (7,141)          (388)        (0.11)
                                            -----------------------------------------

Certificates of deposit - 1998                 719,602         39,429          5.48
Certificates of deposit - 1997                 722,534         39,685          5.49
                                            -----------------------------------------
CHANGE                                          (2,932)          (256)        (0.01)
                                            -----------------------------------------

Non-interest bearing deposits - 1998            35,297
Non-interest bearing deposits - 1997            26,234
                                            ------------
CHANGE                                           9,063
                                            ------------

Total deposits - 1998                        1,240,790         52,868          4.26
Total deposits - 1997                        1,214,198         52,819          4.35
                                            -----------------------------------------
CHANGE                                          26,592             49         (0.09)
                                            -----------------------------------------

Borrowed funds - 1998                          217,131         12,518          5.77
Borrowed funds - 1997                          177,797         10,739          6.04
                                            -----------------------------------------
CHANGE                                          39,334          1,779         (0.27)
                                            -----------------------------------------

Total - 1998                                 1,457,921         65,386          4.48
Total - 1997                                 1,391,995         63,558          4.57
                                            -----------------------------------------
CHANGE                                         $65,926         $1,828         (0.09) %
                                            =========================================

The following discussion pertains to the comparison of the average balance and cost of deposits and borrowings for the year ended December 31, 1998, to the year ended December 31, 1997. The average balance of total deposits was reduced in 1998 due to the sale of the Eatontown branch office in February, 1998, and the withdrawal of funds by customers to purchase stock in the Subscription and Community Offering in April, 1998. Management has concentrated on increasing the level of core accounts and decreasing certificate accounts as a percentage of overall deposits. The increase in the average balance of NOW and money market accounts reflects this strategy. In addition to the growth shown in this category, primarily NOW accounts, increased $9.1 million. The decrease in the average balance of savings was primarily due to customers transferring their accounts to higher-yielding money market accounts. The average balance of certificates decreased $2.9 million with a slight decrease in cost. Although market rates decreased over the period, competition from other financial institutions kept rates on certificates of deposit comparably high. The Company elected to offer certificate rates that were competitive but lower than certain area competition. This decision caused a mild outflow of funds and prevented a further increase in the overall cost of certificates. The average balance of non-interest bearing deposits increased as management concentrated on attracting business checking accounts. The increase in the average balance of this category along with an overall shift to less costly deposits combined to reduce the overall cost of deposits by 9 basis points. Management will continue to focus on attracting low cost deposits. Management believes that growth at the Bank's newer offices in Highland Park, Woodbridge and East Brunswick, along with a new office in Spotswood scheduled to open in 1999, should assist in increasing deposit balances in the future.

Management will also attempt to reduce the cost of deposits by reducing the interest rates on various products. This strategy may be discontinued if a significant outflow of deposit funds occurs. Any significant deposit outflows would be replaced by borrowings. The increase in the average balance of borrowed funds was attributable to management's strategy to fund the purchase of investment and MBS available for sale through the use of borrowed funds, where accretive to earnings. This strategy is expected to continue and borrowings can be expected to continue to increase as a percentage of total liabilities. The decrease in cost of borrowings was due to decreased interest rates.

Net Interest Income. Net interest income increased $8.1 million, or 17.7%, to $53.8 million for the year ended December 31, 1998, compared to $45.7 million for 1997. Net interest spread, defined as the difference between the yield on average total interest-earning assets and the average total interest-bearing liabilities, decreased 20 basis points to 2.44% in 1998 from 2.64% in 1997. This was offset by an increase in the net interest margin, represented by net interest income divided by the average total interest-earning assets, of 13 basis points to 3.18% in 1998 compared to 3.05% in 1997.

Provision for Loan Losses. The provision for loan losses increased $269,000, or 22.4%, to $1.5 million for the year ended December 31, 1998, compared to $1.2 million for 1997. The increase in the provision was primarily due to the net growth of the loan portfolio. Net loans increased $138.9 million for 1998. The provision is based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. In management's opinion, the allowance for loan losses, totaling $9.5 million, is adequate to cover losses inherent in the portfolio. Although management considers the allowance for loan losses to be adequate, management recognizes that additional problems could develop and lead to additional loan loss provisions and asset write-downs.

Other Operating Income. Other operating income, consisting primarily of deposit product fees, loan servicing fees and gains and losses on loans and securities sold, increased $1.3 million, or 38.8%, to $4.7 million for the year ended December 31, 1998, compared to $3.4 million for 1997. Fees and service charges increased $171,000, or 8.0%, to $2.3 million for the year ended December 31, 1998, compared to $2.1 million for 1997. The increase was due primarily to fees generated on a higher number of demand deposit accounts. Net gain on loans and securities available for sale increased $117,000, or 19.7%, to $710,000 for the year ended December 31, 1998, as compared to $593,000 for 1997. Securities sold in 1998 primarily consisted of sales of MBS available for sale which, management believed, contained exceptionally high prepayment risk. The volume of future sales and gains and losses on such sales are subject to significant fluctuation. The primary reason for the overall increase in other operating income was the pre-tax gain on sale of deposits of $1.1 million. Similar activity did not occur in 1997 and is not expected to occur in the near future.

Operating Expenses. Operating expenses increased $2.4 million, or 9.8%, to $26.6 million for the year ended December 31, 1998, compared to $24.2 million for 1997. The increase was mainly attributable to the merger related charges of $2.1 million included in general and administrative expenses. Compensation and employee benefits increased $1.4 million, or 11.3%, to $13.6 million for the year ended December 31, 1998, compared to $12.2 million for 1997. The increase in compensation and benefits was primarily due to the increased expenses associated with the Employee Stock Ownership Plan ("ESOP"), the compensation cost associated with three new branch offices and a cost of living salary increase. Occupancy expense decreased $120,000, or 5.4%, to $2.1 million in 1998 compared to $2.2 million in 1997, primarily due to the decreased cost of operations of the new corporate headquarters for First Savings Bank, versus the three separate administration centers in operation in 1997. Amortization of intangibles decreased $1.3 million, or 60.4%, to $850,000 for the year ended December 31, 1998, from $2.1 million for 1997. An impairment writedown of the core deposit intangible totaling $1.3 million was recognized in 1997 with respect to deposits acquired from the RTC. Similar writedowns were not required in 1998. General and administrative expenses increased $2.4 million, or 62.8%, to $6.3 million for the year ended December 31, 1998, compared to $3.9 million for 1997. The increase was due primarily to the merger related charges of $2.1 million. This charge resulted from the Pulse acquisition and consisted primarily of professional fees and services. The increase in this caption, excluding this item, was $309,000, or 8.0%.

Income Taxes. Income taxes increased $2.3 million, or 26.0%, to $10.9 million for the year ended December 31, 1998, compared to $8.7 million for 1997. The increase was due primarily to an increase in taxable income. Taxable income in 1998 was affected by non-deductible merger related charges, the balance of tax-exempt investments and other tax preference items. The effective tax rate was 36.0% in 1998 versus 36.7% in 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

Results of Operations. Net income for the year ended December 31, 1997, totaled $15.0 million, an increase from the $8.2 million earned in 1996. The increase was primarily attributable to non-recurring charges for the special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") in 1996.

Interest Income. Interest income for the year ended December 31, 1997, totaled $109.2 million, an increase of $8.5 million, or 8.4%, from $100.8 million for the year ended December 31, 1996. The increase was due primarily to an increase in the average balance of interest-earning assets to $1.5 billion for 1997, from $1.4 billion for 1996. Interest income on loans increased $4.2 million, or 8.3%, to $54.6 million for the year ended December 31, 1997, compared to $50.5 million for 1996. The increase was due primarily to the increase in the average balance of the loan portfolio to $679.7 million for the year ended December 31, 1997, from $623.5 million for 1996, offset by a slight decrease in the yield to 8.04% in 1997 compared to 8.09% in 1996. Interest on MBS held to maturity decreased $2.1 million, or 7.1%, to $27.6 million for the year ended December 31, 1997, from $29.7 million for 1996. The decrease was due primarily to a reduction in the average size of the MBS held to maturity portfolio to $408.0 million for the year ended December 31, 1997, from $446.4 million for 1996, as the cash flows were used to provide funding for loan production and the purchase of investment securities and MBS available for sale. The decrease in the portfolio was offset by the increase in the yield of 11 basis points to 6.77% in 1997. Interest on investment securities increased $838,000, or 7.5%, to $11.9 million for the year ended December 31, 1997, from $11.1 million for 1996. The increase was due primarily to an increase in the average size of the investment securities portfolio to $173.3 million for the year ended December 31, 1997, from $167.9 million in 1996, and by an increase in the average yield on the investment portfolio to 6.89% for 1997, from 6.62% for 1996. Interest on investment securities and MBS available for sale increased $5.6 million, or 58.8%, to $15.1 million for the year ended December 31, 1997, from $9.5 million for 1996. The increase was due primarily to the increased average size of the available for sale portfolio to $236.2 million for 1997, from $152.7 million for 1996, accompanied by an increase in the average yield to 6.38% for 1997, from 6.21% for 1996.

Interest Expense. Total interest expense increased $7.2 million, or 12.7%, to $63.6 million for the year ended December 31, 1997, compared to $56.4 million for 1996. Interest expense on deposits increased $1.1 million, or 2.2%, to $52.8 million for the year ended December 31, 1997, compared to $51.7 million for 1996. The average balance of deposits increased $2.4 million to $1.2 billion in 1997, while the yield increased 3 basis points to 4.39% over the same time period. Interest expense on borrowed funds increased $6.0 million, or 128.6%, to $10.7 million for the year ended December 31, 1997, from $4.7 million for 1996. The increase was due primarily to an increase in the average balance of borrowed funds to $177.8 million for 1997, from $78.2 million for 1996, accompanied by a slight increase in the average rate paid on borrowings to 6.04% for 1997, from 6.01% for 1996. The Company began to utilize borrowings as an alternative source for the funding of loan production and investment and mortgage-backed security purchases in 1997.

Net Interest Income. Net interest income increased $1.3 million, or 2.9%, to $45.7 million for the year ended December 31, 1997, compared to $44.4 million for 1996. The average interest rate spread for the year ended December 31, 1997, was 2.65%, compared to 2.79% for 1996, while the net interest margin decreased to 3.05%, from 3.19%, over the prior period.

Provision for Loan Losses. The Company provided $1.2 million for possible loan losses in 1997, as compared to $550,000 in 1996. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. The related allowance for loan losses totaled $8.5 million at December 31, 1997.

Other Operating Income. Other operating income totaled $3.4 million for the year ended December 31, 1997, compared to $2.0 million for 1996, which represented an increase of $1.4 million, or 67.5%. Fees and service charges increased $330,000, or 18.2%, to $2.1 million for the year ended December 31, 1997, compared to $1.8 million for 1996. Net gains on sales of loans and securities available for sale totaled $593,000 for the year ended December 31, 1997, from $236,000 for 1996. The increase was due primarily to net gains of $545,000 from sales of MBS available for sale. Other income, consisting primarily of income from the Company's operating subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc., gains and losses on sales of real estate owned ("REO"), rental income, and REO expenses, totaled $645,000 for the year ended December 31, 1997, compared to a net expense of $31,000 for the year ended December 31, 1996, representing an increase of $676,000. The increase was due to decreased REO expenses and provisions for possible losses on REO, increased income from operating subsidiaries, and increased profits on the sale of REO.

Operating Expenses. Operating expenses decreased $8.7 million, or 26.4%, to $24.2 million for the year ended December 31, 1997, from $32.9 million in 1996. There were several non-recurring expenses during 1996. Compensation and employee benefit expense decreased $521,000, or 4.1%, to $12.2 million for the year ended December 31, 1997, from $12.7 million for 1996. The decrease was primarily due to a non-recurring charge for benefits payable as a result of the sudden passing of the Bank's long-time President in 1996. Occupancy expense decreased $94,000 to $2.2 million for the year ended December 31, 1997. Equipment expense increased $408,000, or 26.0%, to $2.0 million for the year ended December 31, 1997. The increase was due to the write-off of certain equipment determined to be obsolete, and increased depreciation expense incurred due to an upgrade of the Company's computer equipment. Advertising expense increased $253,000, or 34.7%, to $982,000 for the year ended December 31, 1997, from $729,000 for 1996.
The Company increased advertising in an effort to attract deposits and increase loan production. Federal deposit insurance premiums decreased $9.9 million, or 92.9%, to $756,000 for the year ended December 31, 1997, from $10.7 million for 1996. The Deposit Insurance Funds Act of 1996 imposed a one-time special assessment of $7.9 million on the Bank to recapitalize the SAIF (see Note 15, "Special SAIF Assessment" in the consolidated financial statements). Amortization of intangibles increased $795,000, or 58.9%, to $2.1 million for the year ended December 31, 1997, from $1.3 million for 1996. The increase was due primarily to an impairment writedown of the core deposit intangible with respect to deposits acquired from the Resolution Trust Company ("RTC") in 1991. A writedown totaling $1.3 million was recognized in 1997 versus a writedown of $334,000 in 1996. General and administrative expenses increased $420,000, or 12.1%, to $3.9 million for the year ended December 31, 1997, from $3.5 million for 1996.

Income Taxes. Income taxes totaled $8.7 million for the year ended December 31, 1997, compared to $4.8 million for 1996, which represented an increase of $3.9 million, or 82.2%. The increase was due primarily to an increase in taxable income in 1997. The effective tax rate paid in 1997 was 36.7% versus 36.8% in 1996.

Liquidity and Capital Resources

The Company's liquidity is a measure of its ability to generate sufficient cash flows to meet all of its current and future financial obligations and commitments. The Company's primary sources of funds are deposits; proceeds from principal and interest payments on loans and MBS; sales of loans, MBS and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, borrowed funds. While maturities and scheduled amortization of loans and MBS are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions, and competition.

The primary investing activity of the Company is the origination of loans. During the years ended December 31, 1998, 1997 and 1996, the Company originated mortgage loans in the amounts of $347.6 million, $174.7 million and $149.9 million, respectively. The Company also purchased loans and mortgage-backed and investment securities to reduce excess liquidity not otherwise utilized for lending activities. Purchases of mortgage loans totaled $26.8 million, $19.8 million and $10.1 million in 1998, 1997 and 1996, respectively. Purchases of MBS, including those available for sale, totaled $398.8 million, $242.1 million and $247.0 million in 1998, 1997 and 1996, respectively. Purchases of investment securities, including those available for sale, totaled $312.1 million, $61.5 million and $138.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. Other investing activities include investment in Federal Home Loan Bank of New York ("FHLB-NY") stock and federal funds. The investing activities were funded primarily by principal repayments on loans and MBS of $445.7 million, $240.1 million and $218.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Additionally, proceeds from sales of mortgage-backed and investment securities totaling $219.5 million, $137.2 million and $121.5 million for 1998, 1997 and 1996, and called or maturing investment securities totaling $135.0 million, $45.0 million and $74.0 million for the years ended December 31, 1998, 1997 and 1996, respectively, provided additional liquidity. Liquidity was also provided through the sale of loans totaling $14.5 million, $5.0 million and $6.9 million for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company had several other sources of liquidity, including FHLB-NY advances which, at December 31, 1998, totaled $38.0 million, of which $6.0 million is due in 1999. If necessary, the Company has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $50.0 million. The Company also had other borrowings that provided additional liquidity, totaling $226.7 million at December 31, 1998, $63.0 million of which is due in 1999. Other sources of liquidity are investment and mortgage-backed securities available for sale, totaling $904.1 million at December 31, 1998.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement is based upon a percentage of deposits and short-term borrowings. The regulation was amended by the OTS in 1998 to increase the type of assets that qualify as "liquid assets" and to reduce the required percentage. The required minimum ratio was 4.00% at December 31, 1998 and 1997. The Bank's liquidity ratios were 40.23% and 39.39% at December 31, 1998 and 1997, respectively. The Bank's liquid assets at December 31, 1998, consist of cash and cash equivalents, and most investment and mortgage-backed securities (excluding securities that have been pledged for repurchase agreements). The level of these assets depends upon the Bank's operating, financing and investing activities during any given period. At December 31, 1998, 1997 and 1996, cash, cash equivalents, and investments qualifying for liquidity purposes totaled $369.3 million, $319.4 million, and $72.2 million, respectively.

The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1998, the Company had commitments to originate and purchase mortgage loans of $51.8 million and commitments to purchase mortgage-backed and investment securities of $13.0 million. The Company is obligated to pay $1.9 million under its lease agreements for branch and administrative facilities, of which $482,000 is due in 1999. Certificates of deposit which are scheduled to mature in one year or less totaled $579.7 million at December 31, 1998. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

Impact of Inflation and Changing Prices

The consolidated financial statements and notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Year 2000 Compliance Issues.

The Company has adopted a Year 2000 Compliance Plan and established a Year 2000 Compliance Committee, which includes members of senior management from all operating areas. The objectives of the plan and the committee are to ensure that the Company will be prepared for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Year 2000 Compliance Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 compliant. Execution of the plan is on-going. The Company is currently in Phase 4 - Validation, which includes testing of changes to hardware and software, accompanied by monitoring and testing with vendors.

The primary operating software for the Company is obtained and maintained by an external provider of software. This software is the Company's primary source of information technology ("IT") and is considered "mission critical" to the Company's Year 2000 compliance. In August, 1998, the Company received written notification from the vendor that the software was Year 2000 compliant and a software upgrade was sent to all users so that the necessary corrections to the software could be made to the users' systems. The Company has received and installed this software upgrade. Testing of this software on the Company's hardware is substantially complete. Detail tests have been performed that test the software and the hardware on various dates through January 25, 2001, and no material problems have been encountered. The tests and results used to certify the system as compliant have been reviewed by a Year 2000 consultant engaged by the Company. The Company expects to have substantially completed the testing of this mission critical item by March 31, 1999. The Company has also performed minor modifications to the software obtained from the external vendor. It is the Company's sole responsibility to ensure that any modifications to the software are Year 2000 compliant. This operation is in process. An additional consultant has been engaged to assist in the documentation and detailed review of the modifications to the software. The modifications to the software are not considered mission critical because the software can process all transactions effectively without the modifications.

The Company has completed the preparation of test scripts and has begun testing all other IT systems. Completion of testing for these systems is targeted for June 30, 1999. Written assurances have been received from the vendors of such systems stating that they are, or expect to be, Year 2000 compliant before year-end. The Company has contacted all other material vendors and suppliers (non IT systems) regarding their Year 2000 state of compliance. The majority of these third parties have delivered written assurances to the Company that they will have all mission critical systems compliant and that there will be no interruption in service. The Company has internally imposed various deadlines for vendors or suppliers to be Year 2000 compliant, depending on the importance of the vendor or supplier to the Company's operations. These dates range from March 1, 1999 to September 30, 1999. The Company will switch to an alternate provider of the goods or services if the vendor or supplier is not Year 2000 ready by the internal deadline. In no case are these deadlines prior to the date the vendor or supplier has indicated they expect to be Year 2000 compliant. In addition, the Company has contacted all material borrowers to assess their Year 2000 readiness, and is in the process of finalizing the review and assessment of their responses. The Company has also incorporated a Year 2000 readiness review in its loan application process, in order to reduce exposure to a new borrower's failure to be Year 2000 ready. Based upon a review its material borrowers as of February, 1999, the Company does not anticipate any material losses resulting from a borrower's lack of preparedness. There can be no assurances, however, that the Company will not suffer any losses due to borrowers' failures to be Year 2000 ready.

The Company has begun developing a contingency plan, addressing all areas of operations, that will detail the procedures to be performed in the event of a Year 2000 issue. This plan is targeted for completion by June 30, 1999. The remaining phase to be addressed by the Company is the Implementation Phase. The Implementation Phase is to certify that systems are Year 2000 compliant, along with assurances that any new systems are compliant on a going-forward basis. The Implementation Phase is targeted for completion by June 30, 1999. The Year 2000 consultant engaged by the Company is reviewing the Company's entire Year 2000 process, not just the mission critical items. The scope of his work includes review of third party assurance letters, test scripts, test results and contingency plans.

The Company expects that customers may desire to withdraw funds in the weeks preceding the century date change. In order to address that potential consequence, the Company will need to have sufficient liquid assets toward the end of the year. The Company is currently significantly in excess of the OTS liquidity requirements and anticipates remaining significantly in excess throughout 1999. The Company has also received written assurance from the correspondent institution that provides cash to the Company's branch network that they will be able satisfy all cash needs in that time period.

While the Company has not determined the final cost of compliance, it currently anticipates such costs to be immaterial to the financial position or results of operations of the Company. The costs identified directly with Year 2000 compliance are associated with the engagement of the consultants previously discussed, the hiring of temporary help to address the additional workload created by the Year 2000 compliance process and costs associated with customer notification. The total cost for these services expensed in 1998 was $92,000, and $167,000 is anticipated for 1999. No assurances can be given that the Year 2000 Compliance Plan will be completed successfully by the year 2000, in which event the Company could incur significant operating losses.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and its exposure limits. In addition, the Company has established an Asset/Liability Strategy Committee ("ALSCO"), a subcommittee of the Asset/Liability Committee, which is charged with establishing and maintaining a monitoring system for all marketing initiatives, providing management reports, and formulating and recommending strategies to the Asset/Liability Committee.

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 22 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; (3) investing primarily in adjustable-rate MBS, which may generally bear lower yields as compared to longer term investments, but which better position the Company for increases in market interest rates, and holding the majority of these securities as available for sale and (4) also investing in U.S. government and agency securities that have call features which, historically, have significantly decreased the duration of such securities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

Net Portfolio Value ("NPV"). The NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items and is a measure of analyzing the Company's exposure to interest rate risk ("IRR"). The Company's interest rate sensitivity is monitored by management through the use of an IRR model which measures IRR by modeling the change in NPV over a range of interest rate scenarios. The OTS also produces a similar analysis using its own model, based on data submitted on the Bank's quarterly Thrift Financial Reports, the results of which will likely vary from the results provided by the Company's model. The reasons for these variances are primarily due to utilization of consolidated versus Bank-only data and differences in assumptions utilized, including loan prepayment rates and deposit decay rates.

The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist within the institution. The following table demonstrates the Company's percentage change in NPV assuming an immediate change of up to plus or minus 400 basis points from the level of interest rates at December 31, 1998, as calculated by the Company. All market risk instruments presented in this table are available for sale. The Company has no trading or held to maturity securities.


                                                                               NPV as a % of Portfolio
                                    Net Portfolio Value                            Value of Assets
     Changes In     ------------------------------------------------------------------------------------
   Interest Rates                         Dollar            Percent           NPV
   (Rate Shock)(1)       Amount           Change            Change           Ratio           Change (1)
--------------------------------------------------------------------------------------------------------
                                           (Dollars in thousands)
       +400              191,085       $(130,900)           (41)%            9.85%             (675)
       +300              232,371         (89,614)           (28)            11.97              (462)
       +200              270,095         (51,890)           (16)            13.92              (267)
       +100              304,631         (17,354)            (5)            15.70               (89)
      Static             321,985               -              -             16.59                 -
       -100              346,584          24,599              8             17.86               127
       -200              336,826          14,841              5             17.36                76
       -300              319,458          (2,527)            (1)            16.46               (13)
       -400              300,459         (21,526)            (7)            15.48              (111)


(1) Expressed in basis points.

Some of the interest rate risk measurements detailed above represent a significant change from the results obtained at December 31, 1997. The primary difference is in the amount of net portfolio value. The equity of the Company increased significantly during the year, primarily due to the conversion and reorganization. This increase caused a corresponding increase in the Company's net portfolio value, which is evident in each range of the analysis. At December 31, 1998, the Company's NPV also represents a larger percentage of assets, and this is reflected in the increased NPV Ratio. In addition to the changes due to the increased equity, the NPV model above also details results for rate shocks of minus 300 and minus 400 basis points that contrast with the results obtained at December 31, 1997. These results are due to the lower interest rate environment present at December 31, 1998. If interest rates at December 31, 1998, were to drop 300 or more basis points, the Company would be limited in its ability to lower the cost of interest-bearing liabilities because the rates could not be lowered below zero. Conversely, the vast majority the Company's interest-earning assets would not be limited.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, it further assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities and also does not consider the Company's strategic plans. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and may differ from actual results.

In addition to historical information, this Annual Report includes certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local taxing authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
Consolidated Statements of Financial Condition
(In thousands, except share amounts)



                                                                                                         December 31,
                                                                                          ---------------------------------------
                                                                                                     1998                    1997
ASSETS
Cash and due from banks..............................................................     $        22,831         $        11,928
Federal funds sold...................................................................              14,800                  17,975
                                                                                          ---------------         ---------------
  Total cash and cash equivalents....................................................              37,631                  29,903
Federal Home Loan Bank of New York (FHLB-NY) stock, at cost .........................              12,852                  10,820
Investment securities, at amortized cost (estimated fair value of $127,537
 at December 31, 1997)...............................................................                  --                 127,583
Investment securities available for sale.............................................             242,197                  78,443
Mortgage-backed securities, net (estimated fair value of $374,329
 at December 31,1997) ...............................................................                  --                 369,920
Mortgage-backed securities available for sale........................................             661,881                 200,530
Loans receivable, net................................................................             854,697                 715,810
Interest and dividends receivable....................................................              13,556                  12,466
Premises and equipment, net..........................................................              16,481                  14,410
Excess of cost over fair value of net assets acquired................................               7,956                   8,806
Other assets.........................................................................               7,807                   6,641
                                                                                          ---------------         ---------------
  Total assets.......................................................................     $     1,855,058         $     1,575,332
                                                                                          ===============         ===============
---------------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits...............................................................................   $     1,268,119         $     1,227,304
Borrowed funds.........................................................................           264,675                 186,665
Advances by borrowers for taxes and insurance..........................................             6,969                   6,249
Other liabilities......................................................................            15,476                  10,221
                                                                                          ---------------         ---------------
  Total liabilities....................................................................         1,555,239               1,430,439
                                                                                          ---------------         ---------------

Commitments and contingencies (note 14)


STOCKHOLDERS' EQUITY
Preferred stock; authorized 10,000,000 shares; issued and outstanding - none...........                --                      --
Common stock, $.01 par value, 85,000,000 shares authorized;
 43,105,497 and 42,675,397 shares issued and outstanding in 1998 and
 46,963,242 and 42,965,573 shares issued and outstanding in 1997, respectively.........               431                     470
Paid-in capital........................................................................           201,105                  59,348
Retained earnings......................................................................           112,601                 101,186
Accumulated other comprehensive income ................................................             2,498                   1,295
Common stock acquired by the Employee Stock Ownership Plan (ESOP)......................           (13,073)                   (546)
Common stock acquired by the Recognition and Retention Plan (RRP) .....................               (79)                   (183)
Treasury stock (430,100 and 3,997,669 common shares in
 1998 and 1997, respectively) .........................................................            (3,664)                (16,677)
                                                                                          ---------------         ---------------

  Total stockholders' equity...........................................................           299,819                 144,893
                                                                                          ---------------         ---------------
  Total liabilities and stockholders' equity...........................................   $     1,855,058         $     1,575,332
                                                                                          ===============         ===============



---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
Consolidated Statements of Income
(Dollars in thousands, except per share data)

                                                                                 Year Ended December 31,
                                                                       -----------------------------------------------
                                                                           1998              1997           1996
                                                                       ---------------     ------------   ------------
INTEREST INCOME:
 Loans............................................................     $        61,431     $     54,635   $     50,457
 Mortgage-backed securities.......................................              13,774           27,607         29,732
 Investment securities............................................               9,032           11,942         11,104
 Investment and mortgage-backed securities and
  loans available for sale........................................              34,936           15,057          9,479
                                                                       ---------------     ------------   ------------
    Total interest income.........................................             119,173          109,241        100,772
                                                                       ---------------     ------------   ------------
INTEREST EXPENSE:
 Deposits:
  NOW and money market demand.....................................               9,008            8,315          7,977
  Savings.........................................................               4,431            4,819          5,136
  Certificates of deposit.........................................              39,429           39,685         38,586
                                                                       ---------------     ------------   ------------
                                                                                52,868           52,819         51,699
 Borrowed funds...................................................              12,518           10,739          4,698
                                                                       ---------------     ------------   ------------
    Total interest expense........................................              65,386           63,558         56,397
                                                                       ---------------     ------------   ------------
    Net interest income...........................................              53,787           45,683         44,375
 Provision for loan losses........................................               1,469            1,200            550
                                                                       ---------------     ------------   ------------
   Net interest income after provision for loan losses............              52,318           44,483         43,825
                                                                       ---------------     ------------   ------------

OTHER OPERATING INCOME:
 Fees and service charges.........................................               2,316            2,145          1,815
 Net gain on sales of loans and securities .......................                 710              593            236
 Other, net.......................................................               1,670              645            (31)
                                                                       ---------------     ------------   ------------
   Total other operating income...................................               4,696            3,383          2,020
                                                                       ---------------     ------------   ------------

OPERATING EXPENSES:
 Compensation and benefits .......................................              13,604           12,228         12,749
 Occupancy........................................................               2,119            2,239          2,333
 Equipment........................................................               1,946            1,979          1,571
 Advertising......................................................                 978              982            729
 Federal deposit insurance........................................                 759              756         10,681
 Amortization / writedowns of intangibles.........................                 850            2,144          1,349
 General and administrative.......................................               6,321            3,882          3,462
                                                                       ---------------     ------------   ------------
   Total operating expenses.......................................              26,577           24,210         32,874
                                                                       ---------------     ------------   ------------
   Income before income tax expense...............................              30,437           23,656         12,971
Income tax expense................................................              10,944            8,686          4,768
                                                                       ---------------     ------------   ------------
   Net income.....................................................     $        19,493     $     14,970   $      8,203
                                                                       ===============     ============   ============

Basic and diluted earnings per share..............................     $          0.46     $       0.35   $       0.18
                                                                       ===============     ============   ============
Weighted average shares outstanding - Basic.......................          41,983,776       42,510,823     44,356,555
                                                                       ===============     ============   ============
Weighted average shares outstanding - Diluted.....................          42,694,287       43,216,999     45,275,629
                                                                       ===============     ============   ============


See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity
(Dollars in thousands, except per share data)

                                                                       Accumulated
                                                                         Other
                                                                         Compre-    Common     Common
                                                                         hensive    Stock       Stock                   Total
                                         Common    Paid In   Retained    Income     Acquired    Acquired   Treasury   Stockholders'
                                          Stock    Capital   Earnings    (Loss)     by ESOP     by RRP      Stock        Equity
                                       -----------------------------------------------------------------------------------------
Balance at December 31, 1995.........      $461   $ 37,509   $106,300    $   165      ($746)  $      -    ($1,702)       $141,987

Comprehensive income:
 Net income for the year ended
  December 31, 1996 .................         -          -      8,203          -          -          -          -           8,203
 Other comprehensive loss:
   Unrealized holding losses arising
    during the period (net of tax of
    ($125))..........................        -          -          -       (220)         -          -          -           (220)
   Reclassification adjustment for
    gains in net income (net of
    tax of ($99))....................          -          -         -       (177)         -          -          -           (177)
                                                                                                                       ---------
Total comprehensive income                                                                                                 7,806
                                                                                                                       =========
Issuance of 10% stock dividend.......          1      5,394     (5,395)        -          -          -          -              -
Cash in lieu of fractional shares....          -         (3)         -         -          -          -          -             (3)
Stock acquired by RRP ...............          -          -          -         -          -       (310)         -           (310)
Cash dividends ......................          -          -     (3,661)        -          -          -          -         (3,661)
Amortization of RRP                            -          -          -         -          -         24          -             24
Principal payments on ESOP loan......          -          -          -         -        100          -          -            100
Purchase of treasury stock...........          -          -          -         -          -          -    (14,975)       (14,975)
Exercise of stock options............          2        352          -         -          -          -          -            354
                                       -----------------------------------------------------------------------------------------

Balance at December 31, 1996.........        464     43,252    105,447      (232)      (646)      (286)   (16,677)       131,322

Comprehensive income:
 Net income for the year ended
  December 31, 1997 .................          -          -     14,970         -          -          -          -         14,970
 Other comprehensive income:
  Unrealized holding gains arising
  during the period (net of tax of
  $1,066)............................          -          -          -     1,895          -          -          -          1,895
 Reclassification adjustment for
  gains in net income (net of
  tax of ($207)).....................          -          -          -      (368)         -          -          -           (368)
                                                                                                                       ---------
Total comprehensive income                                                                                                16,497
                                                                                                                       =========
Issuance of 10% stock dividend.......          4     15,425    (15,429)        -          -          -          -              -
Cash in lieu of fractional shares....          -         (9)         -         -          -          -          -             (9)
Cash dividends.......................          -          -     (3,802)        -          -          -          -         (3,802)
Amortization of RRP..................          -          -          -         -          -        103          -            103
Principal payments on ESOP loan......          -          -          -         -        100          -          -            100
Exercise of stock options............          2        680          -         -          -          -          -            682
                                       -----------------------------------------------------------------------------------------

Balance at December 31, 1997.........        470     59,348    101,186     1,295       (546)      (183)   (16,677)       144,893


Comprehensive income:
 Net income for the year ended
  December 31, 1998 .................          -          -     19,493         -          -          -          -         19,493
 Other comprehensive income:
  Unrealized holding gains arising
   during the period (net of tax of
   $898).............................           -          -          -    1,595          -          -          -         1,595
 Reclassification adjustment for
  gains in net income (net of
  tax of ($221)).....................           -          -          -      (392)          -          -          -          (392)
                                                                                                                       ---------
Total comprehensive income                                                                                                20,696
                                                                                                                       =========
Cash dividends.....................           -          -     (7,250)         -         -          -          -          (7,250)
Equity adjustment for conforming
 of annual reporting periods.......           -          -       (828)         -         -          -          -            (828)
Net proceeds from stock offering
 and conversion ...................           -    162,232          -          -         -          -          -         162,232
Adjustment for reorganization
 of Mutual Holding Company.........           -      1,577          -          -         -          -          -           1,577
Exercise of stock options..........          11      1,581          -          -         -          -          -           1,592
Purchase of stock for ESOP.........           -          -          -          -   (13,240)         -          -         (13,240)
Purchases of treasury stock........           -          -          -          -         -          -    (10,728)        (10,728)
Retirement of treasury stock.......         (50)   (23,691)         -          -         -          -     23,741               -
Amortization of RRP................           -          -          -          -         -        104          -             104
Principal payments on ESOP loan....           -         58          -          -       713          -          -             771
                                       -----------------------------------------------------------------------------------------

Balance at December 31, 1998.......        $431   $201,105   $112,601     $2,498  ($13,073)      ($79)   ($3,664)       $299,819
                                       =========================================================================================

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                                                   Years ended December 31,
                                                                                        ------------------------------------------
                                                                                               1998          1997          1996
                                                                                             ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................................................  $   19,493    $   14,970    $    8,203
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation of premises and equipment.................................................       1,240         1,154           984
   Amortization of excess of cost over fair value of assets acquired......................         850         2,144         1,349
   Amortization of ESOP...................................................................         771           100           100
   Amortization of RRP....................................................................         104           103            24
   Provision for loan losses..............................................................       1,469         1,200           550
   Provision for losses on real estate owned..............................................         122           114           446
   Net gain on sales of loans and securities..............................................        (710)         (593)         (236)
   Loans originated for sale..............................................................     (14,386)       (4,708)       (6,798)
   Proceeds from sales of mortgage loans available for sale...............................      14,483         5,011         6,892
   Net gain on sales of real estate owned.................................................        (153)         (160)         (246)
   Investment securities purchased for trading............................................           -        (1,989)            -
   Proceeds from sales of investment securities held for trading..........................           -         1,971             -
   Net amortization of premiums and accretion of discounts and deferred fees..............       1,869          (693)          718
   Increase in interest and dividends receivable..........................................      (1,090)         (524)       (1,078)
   Increase (decrease) in other liabilities...............................................       5,353        (1,311)        3,313
   (Decrease) increase in other assets....................................................      (2,002)        1,812          (763)
                                                                                            ----------    ----------    ----------
     Net cash provided by operating activities............................................      27,413        18,601        13,458
                                                                                            ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available for sale........................     140,727        10,128        25,175
   Proceeds from sales of mortgage-backed securities available for sale...................      78,752       127,058        96,309
   Proceeds from sale of real estate owned................................................       3,443         3,765         5,265
   Purchases of investment securities available for sale..................................    (226,583)      (33,481)      (41,808)
   Purchases of mortgage-backed securities available for sale.............................    (393,292)     (187,986)     (152,016)
   Purchases of investment securities.....................................................     (85,501)      (28,062)      (96,869)
   Maturities of investment securities....................................................     135,010        44,996        74,000
   Purchases of mortgage-backed securities................................................      (5,541)      (54,117)      (95,017)
   Principal payments on mortgage-backed securities.......................................     229,144       123,968       120,909
   Origination of loans...................................................................    (333,166)     (170,021)     (143,060)
   Purchases of mortgage loans............................................................     (26,784)      (19,809)      (10,118)
   Principal repayments on loans..........................................................     216,549       116,113        97,843
   Purchase of FHLB-NY stock..............................................................      (2,032)         (849)       (1,155)
   Purchases of premises and equipment....................................................      (3,435)       (3,972)       (2,019)
   Proceeds from sale of fixed assets.....................................................         124             -             -
                                                                                            ----------    ----------    ----------
     Net cash used in investing activities................................................    (272,585)      (72,269)     (122,561)
                                                                                            ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from stock offering.......................................................     163,809             -             -
   Purchase of ESOP shares................................................................     (13,240)            -             -
   Cost of stock contributed to RRP.......................................................           -             -          (310)
   Equity adjustment for conforming of annual reporting periods...........................        (828)            -             -
   Stock options exercised................................................................       1,592           682           354
   Cash dividends paid....................................................................      (7,250)       (3,802)       (3,661)
   Net increase (decrease) in deposits....................................................      40,815        38,128        (8,200)
   Net increase in borrowed funds.........................................................      78,010        33,750       113,419
   Net increase in advances by borrowers for taxes and insurance..........................         720         1,021           957
   Purchase of treasury stock.............................................................     (10,728)            -       (14,975)
                                                                                            ----------    ----------    ----------
     Net cash provided by financing activities............................................     252,900        69,779        87,584
                                                                                            ----------    ----------    ----------
     Net increase (decrease) in cash and cash equivalents.................................       7,728        16,111       (21,519)
Cash and cash equivalents at beginning of year............................................      29,903        13,792        35,311
                                                                                            ----------    ----------    ----------
Cash and cash equivalents at end of year .................................................  $   37,631    $   29,903    $   13,792
                                                                                            ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
    Interest..............................................................................  $   64,906    $   63,018    $   55,802
    Income taxes..........................................................................       8,106         2,436         6,326
   Non cash investing and financing activities for the year:
    Transfer of loans to real estate owned................................................       3,349         1,419         3,333
    Transfer of investment and mortgage-backed securities from held
     to maturity to available for sale....................................................  $  361,191    $        -    $   58,765
                                                                                            ==========    ==========    ==========

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of First Sentinel Bancorp, Inc. and Subsidiaries (the "Company").

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of the Company and its wholly-owned subsidiary, First Savings Bank, SLA (the "Bank") and the Bank's wholly-owned subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. On December 18, 1998, the Company acquired Pulse Bancorp, Inc. ("Pulse"). Each share of Pulse was converted into
3.764 shares of the Company's common stock. A total of 12,066,631 shares were issued including 800,000 treasury stock shares, to complete the transaction. The acquisition has been accounted for under the pooling-of-interest method of accounting and accordingly, the Company's consolidated financial statements include the accounts and activity of Pulse for all periods presented. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

Comprehensive Income

Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Under SFAS No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale.

Comprehensive income is presented in the consolidated statements of stockholders' equity. SFAS No. 130 requires only additional disclosures and does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

Investment and Mortgage-backed Securities

Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or trading at the purchase date. Securities available for sale include debt, mortgage-backed, and marketable equity securities that are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method.

Trading account securities are adjusted to market value through earnings. Gains and losses from adjusting trading account securities to market value and from the sale of these securities are included in noninterest income.

Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. All securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

Federal Home Loan Bank of New York Stock

The Bank, as a member of the FHLB-NY, is required to hold shares of capital stock in the FHLB-NY in an amount equal to 1% of the Bank's outstanding balance of

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

residential mortgage loans or 5% of its outstanding advances from the FHLB-NY, whichever is greater.

Loans Receivable, Net

Loans receivable, other than loans available for sale, are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses.

Loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. However, if a loan meets the above criteria but a current appraisal of the property indicates that the total outstanding balance is less than 55% of the appraised value and in the process of collection, the loan is not classified as non-accrual. At the time a loan is place on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Discounts are accreted and premiums amortized to income using the level yield method over the estimated lives of the loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the individual loans, adjusted for actual prepayments.

The Company has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio. Income recognition policies for impaired loans are the same as non-accrual loans.

Loans available for sale are carried at the lower of cost or market using the aggregate method. Valuation adjustments, if applicable, are reflected in current operations. Gains and losses on sales are recorded using the specific identification method. Management determines the appropriate classification of loans as either held to maturity or available for sale at origination, in conjunction with the Company's overall asset/liability management strategy.

The majority of the Company's loans are secured by real estate in the State of New Jersey. Accordingly, as with most financial institutions in the market area, the collectibility of a substantial portion of the carrying value of the Company's loan portfolio and real estate owned is susceptible to changes in market conditions.

Allowance for Loan Losses

The allowance for loan losses is based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and consideration of current economic conditions.

Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Real Estate Owned, Net

Real estate owned is recorded at the fair value at the date of acquisition, with a charge to the allowance for loan losses for any excess of cost over fair value. Subsequently, real estate owned is carried at the lower of cost or fair value, as determined by current appraisals, less estimated selling costs. Certain costs incurred in preparing properties for sale are capitalized, and expenses of holding foreclosed properties are charged to operations as incurred.

Excess of Cost Over Fair Value of Net Assets Acquired

The excess of cost over fair value of net assets acquired from the acquisition of deposits is amortized to expense over the expected life of the acquired deposit base (7 to 15 years) using the straight-line method. Core deposit

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

studies regarding the retention of the deposits acquired are performed by the Company on an annual basis. After reviewing the results of the core deposit studies, a writedown of the core deposit premium may be recognized if the current balance of the core deposit premium is overstated. The Company recognized impairment writedowns of $1.3 million and $334,000 for the years ended December 31, 1997 and 1996, respectively. No impairment writedown was required in 1998.

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, less accumulated amortization and depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three years to forty years depending on the asset or lease. Repair and maintenance items are expensed and improvements are capitalized. Upon retirement or sale, any gain or loss is recorded in operations.

Income Taxes

The Company accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Employee Benefit Plans

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS No. 132 revises disclosures only and does not affect the Company's financial position or results of operations. Prior year financial statement disclosures have been revised to conform to the requirements of SFAS No. 132.

Pension plan costs based on actuarial computation of current and future benefits for employees are charged to expense and are funded based on the maximum amount that can be deducted for Federal income tax purposes.

The Company accrues the expected cost of providing health care and other benefits to employees subsequent to their retirement during the estimated service periods of the employees.

The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock based compensation. The Company has provided in the notes to the consolidated financial statements, the pro forma disclosures as if the Company had adopted the fair value method of accounting for the issuance of stock options. Stock awarded to employees under the Company's Recognition and Retention plans is expensed by the Company over the awards vesting period based upon the fair market value of the stock on the date of the grant. Stock committed to be released to employees under the Bank's ESOP plan is expensed at fair market value.

Earnings Per Share

Basic earnings per share is calculated by dividing net income by the daily average number of common shares outstanding during the period. Diluted earnings per share is computed similar to that of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued. Potential dilutive common stock are determined by applying the treasury stock method. Potential dilutive common stock, which consisted of stock options, totaled 710,511, 706,176 and 919,074 at December 31, 1998, 1997 and 1996,
respectively.

All share and per share amounts have been restated for subsequent stock dividends and splits, as well as the reorganization as described in Note 2 to the Consolidated Financial Statements.

Reclassifications

Certain reclassifications have been made to the 1997 and 1996 amounts to conform to the 1998 presentation.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

(2)  REORGANIZATION AND STOCK ISSUANCE

On April 8, 1998, the Company and First Savings Bancshares, MHC, completed a conversion and reorganization into the stock holding company structure and also completed the offering of the common stock of First Sentinel Bancorp, Inc., the new stock holding company of the Bank. Through a Subscription and Community Offering, the Company raised $165.6 million in gross proceeds. Shares of First Savings Bank, SLA were converted into shares of First Sentinel Bancorp, Inc. at an exchange ratio of 3.9133. A total of 16,550,374 shares were sold and 14,820,016 shares were converted into First Sentinel Bancorp stock. All per share and earnings per share data have been restated for the 3.9133 conversion ratio.



(3)  ACQUISITIONS

On December 18, 1998, the Company acquired Pulse Bancorp, Inc. ("Pulse"). Each share of Pulse was converted into 3.764 shares of the Company's common stock. A total of 12,066,631 shares were issued including 800,000 treasury stock shares, to complete the transaction. The acquisition has been accounted for under the pooling-of-interest method of accounting and accordingly, the Company's consolidated financial statements include the accounts and activity of Pulse for all periods presented. Prior to the combination, Pulse's fiscal year ended on September 30. In recording the transaction, Pulse's results of operations for fiscal years ended September 30, 1998, 1997 and 1996 and financial condition as of September 30, 1997 were combined with the Company's calendar years. Pulse's results of operations through December 31, 1998 were included as an adjustment in the consolidated statements of stockholders' equity. As part of the merger, Pulse adopted the Company's reporting period, and an $828,000 adjustment was made to stockholders' equity to include Pulse's results of operations for the three months ended December 31, 1998. The Company recorded a pre-tax merger charge related to the Pulse acquisition of approximately $5.0 million. Of this total, $2.1 million is included in general and administrative expense and $2.9 million was recorded by Pulse through December 31, 1998. The charge consisted primarily of severance payments and other compensation charges totaling $2.4 million and professional fees and services of $2.1 million. Approximately $4.0 million of the merger charges have been paid through December 31, 1998. It is anticipated that the remainder of the merger charges will be paid through the second quarter of 1999.

Separate results of the combined entities for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                                                           Year Ended December 31,
(In thousands)                                                                        1998            1997            1996
                                                                                    ---------        --------        ---------
Net interest income after provision for loan losses
   First Sentinel..............................................................     $  38,253        $ 30,839        $  30,225
   Pulse.......................................................................        14,065          13,644           13,600
                                                                                    ---------        --------        ---------
Total..........................................................................     $  52,318        $ 44,483        $  43,825
                                                                                    =========        ========        =========
Net Income
   First Sentinel..............................................................     $  13,832        $  9,295        $   3,493
   Pulse.......................................................................         5,661           5,675            4,710
                                                                                    ---------        --------        ---------
Total..........................................................................     $  19,493        $ 14,970        $   8,203
                                                                                    =========        ========        =========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Pulse's results of operations through December 18, 1998, are as follows:

(in thousands)
Net interest income after provision for loan losses.....                $ 3,092
Other operating income..................................                     47
Other operating expense.................................                  4,183
                                                                        -------
Loss before income tax benefit..........................                 (1,044)
Income tax benefit......................................                    216
                                                                        -------
Net loss................................................                $  (828)
                                                                        =======

(4)    INVESTMENT SECURITIES

A summary of investment securities at December 31, 1998 and 1997, is as follows (in thousands):

                                                                                     1998
                                                          ---------------------------------------------------------
                                                                            Gross            Gross        Estimated
                                                                         unrealized       unrealized       market
                                                             Cost           gains           losses          value
                                                          ----------   ---------------   ------------    ----------
Investments Available For Sale
U.S. Government and Agency obligations.................   $ 197,635   $         1,127   $       (231)   $   198,531
State and political obligations........................       6,900               109            (37)         6,972
Corporate obligations..................................      13,414                97           (236)        13,275
Equity securities......................................      24,071               114           (766)        23,419
                                                          ---------   ---------------   ------------    -----------
Total investment securities available for sale.........   $ 242,020   $         1,447   $     (1,270)   $   242,197
                                                          =========   ===============   ============    ===========

There were no investment securities classified as held to maturity at December 31, 1998.

                                                                                    1997
                                                          ------------------------------------------------------
                                                                          Gross           Gross        Estimated
                                                                        unrealized     Unrealized       market
                                                             Cost         gains          losses          value
                                                          ---------   ------------   ------------    -----------
Investments Held To Maturity
U.S. Government and Agency obligations.................   $ 124,920   $        442   $       (515)   $   124,847
State and political obligations........................       2,663             31             (4)         2,690
                                                          ---------   ------------   ------------    -----------
Total investment securities held to maturity...........   $ 127,583   $        473   $       (519)   $   127,537
                                                          =========   ============   ============    ===========
Investments Available For Sale
U.S. Government and Agency obligations.................   $  72,798   $        390   $       (254)   $    72,934
Equity Securities......................................         800             24              -            824
Corporate obligations..................................       4,698              -            (13)         4,685
                                                          ---------   ------------   ------------    -----------
Total investment securities available for sale.........   $  78,296   $        414   $       (267)   $    78,443
                                                          =========   ============   ============    ===========

The cost and estimated fair value of debt investment securities at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations at par value without prepayment penalties.

                                                          Estimated
                                            Amortized      market
                                              Cost          value
                                          -----------   -----------
Investments Available For Sale
Due in:
Less than one year...................     $     5,090   $     5,091
One to five years....................          73,053        73,218
Five to ten years....................         105,927       106,669
Greater than ten years...............          33,879        33,800
                                          -----------   -----------
                                          $   217,949   $   218,778
                                          ===========   ===========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

The realized gross gains and losses from  sales are as follows (in thousands):

                                       Year ended December 31,
                                    ---------------------------
                                      1998      1997      1996
                                    -------    ------    ------
Gross realized gains..............  $   348    $  184    $  147
Gross realized losses.............       (3)      (84)      (33)
                                    -------    ------    ------
                                    $   345    $  100    $  114
                                    =======    ======    ======

Investment securities with an amortized cost of $55.6 million at December 31, 1998, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see Note 10).

Investment securities held to maturity with an amortized cost of $10.0 million and a net unrealized gain of $169,000 were transferred to investment securities available for sale during the year. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk. As part of the Pulse acquisition, investment securities of $68.2 million with a net unrealized gain of $126,000 were transferred to investment securities available for sale at the date of the merger. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies.


(5)  MORTGAGE-BACKED SECURITIES

A summary of mortgage-backed securities at December 31, 1998 and 1997, is as follows (in thousands):

                                                                                          1998
                                                              -----------------------------------------------------------
                                                                                   Gross           Gross        Estimated
                                                                 Amortized       unrealized     unrealized       market
                                                                    cost           gains          losses          value
                                                              --------------   ------------   ------------    -----------
Mortgage-Backed Securities Available For Sale
FHLMC......................................................   $      237,571   $      2,198   $       (817)   $   238,952
GNMA.......................................................           71,537          1,386           (151)        72,772
FNMA.......................................................          139,477            947           (202)       140,173
Collateralized mortgage obligations........................          209,570            898           (533)       209,984
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities available for sale........   $      658,155   $      5,429   $     (1,703)   $   661,881
                                                              ==============   ============   ============    ===========


There were no mortgage-backed securities classified as held to maturity at December 31, 1998.

                                                                                          1997
                                                              -----------------------------------------------------------
                                                                                   Gross           Gross        Estimated
                                                                 Amortized       unrealized     unrealized       market
                                                                    cost           gains          losses          value
                                                              --------------   ------------   ------------    -----------
Mortgage-Backed Securities Held To Maturity
FHLMC......................................................   $      155,859   $      3,135   $       (288)   $   158,706
GNMA.......................................................           80,194          1,916              -         82,110
FNMA.......................................................           60,992            538           (170)        61,360
Collateralized mortgage obligations........................           72,875            111           (833)        72,153
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities held to maturity..........   $      369,920   $      5,700   $     (1,291)   $   374,329
                                                              ==============   ============   ============    ===========
Mortgage-Backed Securities Available For Sale
FHLMC......................................................   $       98,977   $        824   $       (174)   $    99,627
GNMA.......................................................           72,624            912              -         73,536
FNMA.......................................................            9,617            121              -          9,738
Collateralized mortgage obligations........................           17,436            233            (40)        17,629
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities available for sale........   $      198,654   $      2,090   $       (214)   $   200,530
                                                              ==============   ============   ============    ===========

Collateralized mortgage obligations ("CMOs") issued by FHLMC, FNMA, GNMA and private interests amounted to $103.7 million, $46.8 million, $3.1 million and $56.0 million, respectively, at December 31, 1998 and $47.5 million, $29.6 million, $406,000 and $12.8 million, respectively, at December 31, 1997. The privately issued CMOs have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are triple "A" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and has therefore, not provided an allowance for losses on its privately-issued CMOs.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

The realized gross gains and losses from  sales are as follows (in thousands):

                                        Years ended December 31,
                                     ----------------------------
                                       1998       1997      1996
                                     -------     ------    ------
Gross realized gains..............   $   338     $  528    $  324
Gross realized losses.............       (70)       (53)     (162)
                                     -------     ------    ------
                                     $   268     $  475    $  162
                                     =======     ======    ======

Mortgage-backed securities with an amortized cost of $238,000 at December 31, 1998, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $135.8 million at December 31, 1998, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see Note 10). Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

Mortgage-backed securities held to maturity with an amortized cost of $181.8 million and a net unrealized gain of $2.3 million were transferred to mortgage-backed securities available for sale during the year. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk. As part of the Pulse acquisition, mortgage-backed securities of $101.3 million with a net unrealized gain of $1.1 million were transferred to mortgage-backed securities available for sale at the date of the merger. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies.

(6)   LOANS RECEIVABLE, NET

A summary of loans receivable at December 31, 1998 and 1997, is as follows (in thousands):


                                                           1998         1997
                                                        ---------    ---------
Loans Receivable
 Real estate mortgages:
    One- to four-family...............................  $ 649,272    $ 559,172
    Multi-family and commercial.......................     82,658       76,218
    Home equity.......................................     57,084       56,533
    FHA-insured and VA-guaranteed.....................      8,012        7,453
                                                        ---------    ---------
                                                          797,026      699,376
 Real estate construction.............................     65,161       45,357
 Consumer.............................................     43,405        6,954
                                                        ---------    ---------
    Total Loans.......................................    905,592      751,687
                                                        ---------    ---------
 Loans in process..................................       (41,812)     (27,530)
 Net deferred expenses.............................           281           24
 Net unamortized premium...........................           141           83
 Allowance for loan losses.........................        (9,505)      (8,454)
                                                        ---------    ---------
                                                          (50,895)     (35,877)
                                                        ---------    ---------
    Loans receivable, net.............................  $ 854,697    $ 715,810
                                                        =========    =========

The Company serviced loans for others in the amount of $87.6 million, $93.7 million and $101.2 million at December 31, 1998, 1997 and 1996, respectively. Related servicing income earned on loans serviced for others totaled $237,000, $288,000, and $325,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Loans in the amount of $2.4 million, and $2.1 million were outstanding to directors and executive officers of the Company at December 31, 1998 and 1997, respectively. The loans consist primarily of loans secured by mortgages on residential properties.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

The Company has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see Note 10).

A summary of nonperforming assets at December 31, 1998 and 1997, is as follows (in thousands):

                                                                   1998               1997
                                                              -------------      -------------
Nonaccrual loans .........................................   $       2,740      $       4,457
Loans 90 days or more delinquent and still accruing ......           1,525              1,596
Restructured loans .......................................              --              2,103
                                                              -------------      -------------
     Total nonperforming loans ...........................           4,265              8,156
Real estate owned (included in other assets) .............           1,453              1,516
                                                              -------------      -------------
     Total nonperforming assets ..........................   $       5,718      $       9,672
                                                              =============      =============

At December 31, 1998 and 1997, the impaired loan portfolio was primarily collateral dependent and totaled $734,000 and $654,000, respectively, for which general and specific allocations to the allowance for loan losses of $175,000 and $262,000 were identified at December 31, 1998 and 1997. The average balance of impaired loans during 1998, 1997, and 1996 was $373,000, $654,000 and
$654,000, respectively.

If interest income on nonaccrual and impaired loans had been current in accordance with their original terms, approximately $311,000, $629,000 and $689,000 of interest income for the years ended December 31, 1998, 1997 and 1996, respectively, would have been recorded. Interest income recognized on nonaccrual and impaired loans totaled $145,000, $227,000 and $259,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996, is as follows (in thousands):

                                              1998       1997       1996
                                            -------    -------    -------
Balance at beginning of year............... $ 8,454    $ 7,781    $ 7,851
Provision charged to operations............   1,469      1,200        550
                                            -------    -------    -------
                                              9,923      8,981      8,401
Charge-offs................................    (596)      (527)      (730)
Recoveries.................................      28         --        110
Allowance activity of Pulse during
  conforming period, net.................     150         --         --
                                            -------    -------    -------
Balance at end of year..................... $ 9,505   $  8,454    $ 7,781
                                            =======    =======    =======


(7)   INTEREST AND DIVIDENDS RECEIVABLE, NET

A summary of interest and dividends receivable, net of allowance for uncollected interest of $240,000 and $344,000 at December 31, 1998 and 1997, respectively, is as follows (in thousands):

                                                 1998       1997
                                              --------   --------
Loans.......................................  $  4,585   $  4,169
Investment securities.......................     4,064      3,333
Mortgage-backed securities..................     4,907      4,964
                                              --------   --------
                                              $ 13,556   $ 12,466
                                              ========   ========


(8)  PREMISES AND EQUIPMENT, NET

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Premises and equipment at December 31, 1998 and 1997, are summarized as follows (in thousands):

                                                            1998        1997
                                                         --------    --------
Land .................................................   $  3,870    $  2,482
Buildings and improvements ...........................     12,969      12,365
Leasehold improvements ...............................      1,354       1,405
Furnishings, equipment and automobiles ...............      6,934       6,201
Construction in progress .............................        794         148
                                                         --------    --------
   Total..............................................     25,921      22,601
Accumulated depreciation and amortization.............     (9,440)     (8,191)
                                                         --------    --------
                                                         $ 16,481    $ 14,410
                                                         ========    ========

(9)   DEPOSITS

Deposits at December 31, 1998 and 1997, are summarized as follows (dollars in thousands):

                                                                    1998                                1997
                                                 --------------------------------------    --------------------------------------
                                                                 Interest      Weighted                    Interest      Weighted
                                                                   rate         average                      rate         average
                                                    Amount        ranges         rate         Amount        ranges         rate
                                                 --------------------------------------    --------------------------------------
Non-interest bearing demand ..................   $    41,012            --%          --%   $    31,195            --%          --%
NOW and money market .........................       340,423       0--3.20         2.92        288,585       0--5.43         2.97
Savings ......................................       172,910       0--2.25         2.50        178,209       0--2.50         2.58
Certificates of deposit.......................       713,774    2.00--9.34         5.48        729,315    3.69--9.34         5.53
                                                 -----------    ----------     --------    -----------    ----------      -------
                                                 $ 1,268,119       0--9.34%        4.21%   $ 1,227,304       0--9.34%        4.36%
                                                 ===========    ==========     ========    ===========    ==========      =======

The scheduled maturities of certificates of deposit at December 31, 1998 are as follows (in thousands):

One year or less..............................    $  579,710
After one to two years........................        65,639
After two to three years......................        19,528
After three to four years.....................        20,471
After four to five years......................        10,648
After five years..............................        17,778
                                                  ----------
                                                  $  713,774
                                                  ==========

Included in deposits at December 31, 1998 and 1997, are $117.4 million and $98.9 million of deposits of $100,000 and over, and $493,000 and $500,000, respectively, of accrued interest payable on deposits.


(10)  BORROWED FUNDS

Advances from the FHLB-NY at December 31, 1998 and 1997, are summarized as follows (dollars in thousands):

                          1998                              1997
               ------------------------          ------------------------
                              Weighted                           Weighted
                               Average                           Average
                              Interest                           Interest
Maturity          Amount        Rate                Amount         Rate
-----------    ----------   -----------          ----------   -----------

1998           $       --            --  %       $   10,000          6.71%
1999                6,000          5.87               6,000          5.87
2000                2,000          5.76               2,000          5.76
2002                5,000          5.69               5,000          6.10
2003               25,000          5.14                  --            --
               ----------   -----------          ----------   -----------
               $   38,000          5.36  %       $   23,000          6.28%
               ==========   ===========          ==========   ===========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

The Company has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY at predetermined dates. The total of such advances at December 31, 1998 and 1997, totaled $15.0 million and $5.0 million, respectively. The maximum amount of FHLB-NY advances outstanding at any month-end during the years ended December 31, 1998 and 1997 was $50.8 million and $40.0 million, respectively. The average amount of FHLB-NY advances outstanding during the years ended December 31, 1998 and 1997 was $24.1 million and $33.3 million, respectively. At December 31, 1998 and 1997, $5.0 million and $10.0 million of FHLB-NY advances had adjustable rates, respectively.

Advances from the FHLB-NY are secured by pledges of FHLB-NY stock of $12.9 million and $10.8 million at December 31, 1998 and 1997, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities.

The Company has an available overnight line of credit with the FHLB-NY for a maximum of $50.0 million at December 31, 1998.

Other Borrowings

The following is a summary of other borrowings at December 31, 1998 and 1997 (dollars in thousands):

                                                     1998                                    1997
                                         ---------------------------             --------------------------
                                                           Weighted                                Weighted
                                                            Average                                 Average
                                                           Interest                                Interest
Contractual Maturity                         Amount          Rate                    Amount          Rate
                                         ------------    -----------             ------------    ----------
1998.................................    $         --             --  %          $     77,319          5.95%
1999.................................          63,000           5.73                   30,800          5.89
2000.................................          28,675           5.93                   20,000          6.05
2001.................................          15,000           5.05                    5,000          5.55
2002.................................          20,000           5.70                   20,000          5.70
2003.................................          25,000           4.83                       --            --
2004.................................          20,000           5.36                   10,000          5.97
2005.................................              --             --                      546          7.00
2008.................................          55,000           5.09                       --            --
                                         ------------                            ------------
                                         $    226,675           5.42  %          $    163,665          5.89%
                                         ============    ===========             ============    ==========

The maximum amount of other borrowings outstanding at any month-end during the years ended December 31, 1998 and 1997 was $269.2 million and $174.7 million, respectively. The average amount of other borrowings outstanding during the years ended December 31, 1998 and 1997 was $192.7 million and $143.9 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $191.4 million and $181.9 million, and market values of $192.1 million and $181.2 million at December 31, 1998 and 1997, respectively. The securities underlying the other borrowing agreements are under the Company's control. At December 31, 1998 and 1997, $165.2 million and $76.5 million, respectively, of other borrowings are callable at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.


(11)  REGULATORY MATTERS

Capital distributions, in the form of any dividend paid or other distribution in cash or in kind, are limited by the Office of Thrift Supervision ("OTS"). A "Tier 1" association, which is defined as an association that has capital immediately prior to

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement, is authorized to make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. The Bank is a Tier 1 association.

OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1998 and 1997, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; a minimum ratio of Tier 1 (core) capital to risk-weighted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions and may take additional discretionary actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution:

                                                                                         OTS Requirements
                                                                -------------------------------------------------------------------
                                                                                                         For Classification as
                                   Bank Actual                     Minimum Capital Adequacy                 Well-Capitalized
                           -----------------------------        ------------------------------       ------------------------------
                             Amount         Ratio (%)              Amount         Ratio (%)             Amount         Ratio (%)
                           ------------  ---------------        -------------  ---------------       -------------  ---------------
                                                                   (Dollars in thousands)
December 31, 1998
---------------------------
Tangible capital ..........    $221,184          12.15                $27,298           1.50                 N/A             N/A
Tier 1 (core) capital......     221,184          12.15                 54,597           3.00               $90,995           5.00
Risk-based capital:
  Tier 1...................     221,184          31.75                 27,866           4.00                41,804           6.00
  Total....................    $229,901          33.00                $55,738           8.00               $69,673          10.00
                               ========          =====                =======           ====               =======          =====
December 31, 1997
---------------------------
Tangible capital...........    $132,022           8.42                $23,516           1.50                 N/A             N/A
Tier 1 (core) capital......     132,022           8.42                 47,031           3.00               $78,385           5.00
Risk-based capital:
  Tier 1...................     132,022          22.55                 23,419           4.00                35,136           6.00
  Total....................    $139,347          23.80                $46,847           8.00               $58,559          10.00
                               ========          =====                =======           ====               =======          =====

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


(12)    INCOME TAXES

Income tax expense applicable to income for the years ended December 31, 1998, 1997 and 1996, consists of the following (in thousands):

                                      December 31,
                  --------------------------------------------------
                        1998              1997               1996
                  -------------      -------------     -------------

Federal:
  Current.....  $        11,273    $         7,156   $         5,720
  Deferred....             (727)               813            (1,364)
                  -------------      -------------     -------------
                         10,546              7,969             4,356
                  -------------      -------------     -------------
State:
  Current.....              458                676               509
  Deferred....              (60)                41               (97)
                  -------------      -------------     -------------
                            398                717               412
                  -------------      -------------     -------------
                $        10,944    $         8,686   $         4,768
                  =============      =============     =============

The effective tax rates for years ended December 31, 1998, 1997 and 1996, the rates were 36.0%, 36.7% and 36.8%, respectively.

A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the years ended December 31, 1998, 1997 and 1996, is as follows (in thousands):

                                                                                     December 31,
                                                                ---------------------------------------------------
                                                                      1998               1997               1996
                                                                -------------      -------------      -------------
Income before income taxes.................................     $      30,437      $      23,656      $      12,971
Applicable statutory federal tax rate .....................                35%                35%                35%
                                                                -------------      -------------      -------------
Computed "expected" federal income tax expense.............            10,653              8,280              4,540
Increase in federal income tax expense resulting from:
  State income taxes, net of federal benefit ..............               259                468                268
  Other items, net.........................................                32                (62)               (40)
                                                                -------------      -------------      -------------
                                                                $      10,944      $       8,686      $       4,768
                                                                =============      =============      =============

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows (in thousands):

                                                                                        December 31,
                                                                              -------------------------------
                                                                                   1998              1997
                                                                              -------------     -------------
Deferred Tax Assets
Provision for loan losses-book...........................................   $          3,512  $          3,125
Postretirement benefits..................................................                413               376
Tax depreciation less than book depreciation.............................                132                --
Excess pension expense...................................................                432               304
Deferred directors' fees.................................................                129                98
Excess cost over fair value of net assets acquired.......................                450               482
Other....................................................................                114               115
                                                                               -------------     -------------
  Total deferred tax assets..............................................              5,182             4,500
                                                                               -------------     -------------
Deferred Tax Liabilities
Provision for loan losses-tax............................................              1,128             1,452
Unrealized gain on securities available for sale.........................              1,405               728
Tax depreciation greater than book depreciation..........................                 --               245
Excess sum-of-year discount over straight line...........................                 --                81
Net mortgage premium amortization........................................                 --                93
Deferred points..........................................................                361                26
Other....................................................................                167               161
                                                                               -------------     -------------
  Total deferred tax liabilities.........................................              3,061             2,786
                                                                               -------------     -------------
    Net deferred tax assets..............................................   $          2,121   $         1,714
                                                                               =============     =============

Retained earnings at December 31, 1998 and 1997, includes approximately
$18.1 million for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions, excess distributions to shareholders or a change in Federal tax law. At December 31, 1998 and 1997, the Company had an unrecognized tax liability of $6.5 million with respect to this reserve.

Included in other comprehensive income are income tax expense (benefits) attributable to net unrealized gains (losses) on securities available for sale in the amounts of $677,000, $859,000 and ($224,000) for the years ended December 31, 1998, 1997 and 1996, respectively.

Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income. Management has projected that the Company will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance that such levels of taxable income will be generated.


(13)   EMPLOYEE BENEFIT PLANS

The Company is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension expense was $214,000, $371,000 and $480,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Company cannot be ascertained.

The Company has Supplemental Executive Retirement Plans ("SERP"), which provide post-employment supplemental retirement benefits to certain officers of the Company. The SERP is non-qualified employee benefit plan.

The Company has a non pension postretirement benefit plan ("Other Benefits"), which provides certain healthcare benefits to eligible employees. The plan is non contributory. The plan is unfunded as of December 31, 1998, and the obligation is included in Other liabilities as an accrued postretirement benefit cost.

The following table shows the change in benefit obligation, the funded status for the SERP and other benefits, and (accrued cost) prepaid benefit at December 31 (in thousands):

                                                            SERP                       Other Benefits
                                                    --------------------------      ------------------------
                                                       1998           1997             1998          1997
                                                    ----------    ------------      ---------     ----------
Change in Benefit Obligation
Benefit obligation at beginning of year             $       865    $      2,084    $      1,106    $      1,002
Service cost                                                 80              75              59              61
Interest cost                                                60              95              87              72
Amendments                                                   --              --              69              --
Actuarial (gain) loss                                        35              (1)            345              --
Benefits paid                                                --          (1,388)            (20)            (29)
                                                    -----------    ------------     -----------     -----------
Benefit obligation at the end of the year           $     1,040    $        865           1,646     $     1,106
                                                    ===========    ============     ===========     ===========
Change in Plan Assets
Fair value of plan assets at beginning of year      $        --    $         --     $        --     $        --
Employer Contribution                                        --           1,388              20              29
Benefits paid                                                --          (1,388)            (20)            (29)
                                                    -----------    ------------     -----------     -----------
Fair value of plan assets at end of year            $        --    $         --     $        --     $        --
                                                    ===========    ============     ===========     ===========

Funded status                                       $    (1,040)   $       (865)    $    (1,646)    $    (1,106)
Unrecognized net transition obligation                      680             746              --              --
Unrecognized net actuarial (gain) loss                      225             202             348              --
                                                    -----------    ------------     -----------     -----------
Prepaid (accrued) benefit cost                      $      (135)   $         83     $    (1,298)    $    (1,106)
                                                    ===========    ============     ===========     ===========
Weighted average assumptions as of December 31,
Discount rate                                             6.75%           6.75%           6.75%           6.75%
Expected return on plan assets                            n/a             n/a             n/a             n/a
Rate of compensation increase                             5.00%           5.00%           5.00%           5.00%

Net periodic cost at December 31 includes the following components (in thousands):

                                                                SERP                              Other Benefits
                                              -------------------------------------    -------------------------------------
                                                  1998          1997        1996           1998         1997         1996
                                              -----------   -----------  ----------    ----------    ----------   ----------
Components of net periodic cost
Service cost                                  $       80    $       75   $       78      $     58    $       61   $       56
Interest cost                                         60            95          130            87            72           66
Amortization of net transition obligation             66            66           66             -             -            -
Amortization of net actuarial loss (gain)              9           (46)          23            85           (34)          49
Amortization of prior service cost                     -           347            -            70             -            -
                                              ----------    ----------   ----------    ----------    ----------   ----------
Net periodic cost                             $      215    $      537   $      297       $   301    $       99   $      171
                                              ==========    ==========   ==========    ==========    ==========   ==========

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998 and all future years.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects (in thousands):

                                                 1 Percentage Point
                                             -------------------------
                                              Increase       Decrease
                                             ----------     ----------
Effect on total of service and interest
   cost components                            $     27      $     (23)
Effect on Other benefits obligation                213           (183)

The Company also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 12% of their compensation. For the first 6% of the employee's contribution, the Company will contribute 50% of that amount to the employee's account. At the end of the plan year, the Company may make an additional contribution to the plan. The contributions under this plan were $141,000, $134,000 and $135,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


Bank Recognition and Retention Plan and Trust

In 1992, the Company adopted a Recognition and Retention Plan and Trust for the benefit of directors, officers and key employees of the Company. During 1996, the Board of Directors adopted an Omnibus Incentive Plan and awarded 21,780
RRP shares following approval by the OTS and stockholders. In 1998, the Board of Directors and stockholders approved the granting of 662,014 shares as RRP awards under the 1998 Stock-Based Incentive Plan ("1998 Plan"). As of
December 31, 1998, the Company had granted 641,799 RRP shares under the 1998
Plan.

RRP awards are granted in the form of shares of common stock held by the RRP. RRP awards granted in 1996 are payable over a three year period at a rate of 33.3% per year, commencing on the date of the award grant. RRP awards granted in 1998 are payable over a five year period at a rate of 20% per year, commencing on the date of the award grant.

The market value of shares issued and granted under the RRP in 1996 was $310,000. Amortization of the RRP was $104,000, $103,000 and $24,000 for the
years ended December 31, 1998, 1997 and 1996.


Employee Stock Ownership Plan

The Company established an ESOP for eligible employees who have completed a twelve-month period of employment with the Company. ESOP shares were purchased in each of the Company's public offerings. Funds for the purchase of additional shares were borrowed from the Bank's parent, First Sentinel Bancorp. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is paid. The Company, at its discretion, contributes funds, in cash to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal paid on the ESOP loan for the year. Dividends paid on unallocated ESOP shares are used to repay the loan. Unallocated ESOP shares are not considered outstanding for purposes of calculating earnings per share. At December 31, 1998, there were 1,438,107 unallocated ESOP shares with a market value of $11.7 million.

In 1998, the Company recognized compensation expense when debt payments are made in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6. Prior year expense is based upon the original cost of the shares allocated. Compensation expense recognized for 1998, 1997 and 1996 amounted to $771,000, $100,000 and $100,000, respectively. The Company allocated 84,796, 114,589, and 114,589, shares during 1998, 1997, and 1996, respectively.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Stock Option Plans

The Company maintains stock option plans ("the Plans") for the benefit of directors, officers, and other key employees of the Company. Options granted under the Plans are exercisable over a period not to exceed ten years from the date of grant. Under all Plans originated prior to 1998, the exercise price of each option equals the market price of the Company's stock on the date of grant. The exercise price for options granted under the Plan originated in 1998 is the greater of the market price of the Company's stock on the date of grant or $9.00. The following table summarizes the options granted and exercised under the Plans during the periods indicated and their respective weighted average exercise price:

                                                  1998                       1997                       1996
                                         ------------------------   ------------------------   ------------------------
                                                        Weighted                   Weighted                   Weighted
                                           Number       average       Number       average       Number       average
                                             of         exercise        Of         exercise        of         exercise
                                           shares        price        Shares        price        shares        price
                                         ---------     ----------   ---------     ----------   ---------     ----------

Outstanding at beginning of period.....  1,751,298       $  3.12    2,064,540      $   2.35    1,967,796      $   2.11
Granted................................  1,702,836          8.88      308,648          4.25      265,395          3.68
Expired................................    (43,090)         3.69            -             -            -             -
Exercised..............................   (570,760)         2.79     (621,890)         2.10     (168,651)         2.11
                                         ---------       -------    ---------      --------    ---------      --------
Outstanding at end of period ..........  2,840,284       $  6.55    1,751,298      $   3.12    2,064,540      $   2.35
                                         =========       =======    =========      ========    =========      ========
Options exercisable at year-end........  1,137,164                  1,592,410                  1,781,178
                                         =========                  =========                  =========

The following table summarizes information about the stock options outstanding at December 31, 1998, as adjusted for the effect of stock dividends:

                     Options Outstanding                              Options Exercisable
------------------------------------------------------------      --------------------------
                                     Weighted
                                     average       Weighted         Number of      Weighted
    Range of          Number        remaining       average          shares         average
    Exercise        of shares      contractual     exercise        exercisable     exercise
     Prices        outstanding    life in years      price        at period end      price
---------------   -------------   -------------   ----------      -------------   ----------

$ 0.872 - 2.341        281,354         4.0          $ 1.42            281,354       $ 1.42
  3.326 - 4.517        856,094         7.3            3.83            765,474         3.85
  6.642 - 6.908         90,336         9.5            6.77             90,336         6.77
      9.000          1,612,500        10.0            9.00                  -            -
---------------      ---------       -----          ------          ---------       ------
$ 0.872 - 9.000      2,840,284         8.6          $ 6.55          1,137,164       $ 3.48
===============      =========       =====          ======          =========       ======

The Company applies APB 25 in accounting for the Plans. Also consistent with SFAS 123, if compensation cost for the Plans was included, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                      1998       1997       1996
                                                                    ---------  ---------  --------
Net Income:
   As reported...................................................    $19,493    $14,970    $8,203
   Pro forma.....................................................     18,762     14,569     8,126

Earnings per share:
   Basic and diluted earnings per share..........................    $  0.46    $  0.35    $ 0.18
   Pro forma basic and diluted earnings per share................       0.45       0.34      0.18

Weighted average fair value of options granted during year.......    $  2.21    $  2.03    $ 1.59

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 1998, 1997 and 1996: dividend yield of 2.35%, 3.00% and 2.52%; an expected volatility of 20%, 50% and 29%; and a risk-free interest rate of 5.00%, 6.59% and 6.47%. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years.


(14)  COMMITMENTS AND CONTINGENCIES

Commitments

Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit

The Company, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments and letters of credit.

The following commitments and contingent liabilities existed at December 31, 1998 and 1997, which are not reflected in the accompanying consolidated financial statements (in thousands):

                                                                                1998       1997
                                                                              ---------  ---------
Origination of mortgage loans:
  Fixed rate...............................................................   $  21,718  $  12,158
  Variable rate............................................................      25,131     37,631
Purchase of mortgage loans - variable rate.................................       3,526         --
Undisbursed home equity credit lines.......................................      37,256     25,011
Purchase of investment and mortgage-backed securities .....................      13,000         --
Undisbursed construction credit lines......................................      41,812     27,530
Undisbursed consumer lines of credit.......................................      12,938      1,939
Participations in Thrift Institutions Community Investment Corp. of NJ.....       1,400        100
Unused credit card lines...................................................          --        907
Standby letters of credit..................................................       2,199      2,228
Sale of mortgage loans.....................................................       1,845         --
                                                                              =========  =========

These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

The Company grants one- to four-family first mortgage real estate loans, multi-family, and nonresidential first mortgage real estate loans to borrowers throughout New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is therefore subject to risk of loss. The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Lease Obligations

At December 31, 1998, the Company was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $507,000, $613,000 and $711,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

The projected minimum rental commitments as of December 31, 1998, are as follows (in thousands):

                    1999.....................  $  482
                    2000.....................     346
                    2001.....................     288
                    2002.....................     283
                    2003.....................     194
                    Thereafter...............     297
                                               ------
                                               $1,890
                                               ======

Contingencies

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

--------------------------------------------------------------------------------
(15)  SPECIAL SAIF ASSESSMENT

The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their Savings Association Insurance Fund ("SAIF")-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Company's financial statements for the year ended December 31, 1996 reflect a charge of $7.9 million for this special SAIF assessment. As a result of the Act, the Company's annual SAIF insurance premium has been reduced to 6.4 basis points. In addition to this special SAIF assessment, the Company paid federal deposit insurance premiums of $759,000, $756,000 and $2.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
(16)  RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 supersedes the disclosure requirements in Statements No. 80, 105 and 119. This statement is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or the results of the Company.

In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities," to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective January 1, 1999. The adoption of this statement is not expected to have a material impact on the financial position or results of operations of the Company.

--------------------------------------------------------------------------------
(17)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instrument for which it is practical to estimate that value.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Cash and Cash Equivalents

For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.


Federal Home Loan Bank-NY Stock

Federal Home Loan Bank-NY stock is valued at cost.


Investment and Mortgage-backed Securities

For investment and mortgage-backed securities, fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair values were estimated using quoted market prices for similar securities.


Loans Receivable, Net

Fair values were estimated for portfolios of performing and nonperforming loans with similar financial characteristics. For certain analogous categories of loans, such as residential mortgages, home equity loans, non-residential mortgages, and consumer loans, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other performing loan types was estimated by discounting the future cash flows using market discount rates that reflect the credit, collateral, and interest rate risk inherent in the loan.


Deposits

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 1998 and 1997. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.


Borrowings

For short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value. For long-term borrowings, the fair value was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.


Off-Balance Sheet Instruments

For commitments to extend credit and letters of credit, the fair value would approximate fees currently charged to enter into similar agreements.

The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997, were as follows (in thousands):

                                                                              1998                               1997
                                                                    ---------------------------        ---------------------------
                                                                        Book            Fair               Book            Fair
                                                                       Value           Value              Value           Value
                                                                    -----------     -----------        -----------     -----------
Financial Assets:
Cash and cash equivalents....................................        $   37,631      $   37,631         $   29,903      $   29,903
FHLB-NY stock................................................            12,852          12,852             10,820          10,820
Investment securities........................................                --              --            127,583         127,537
Investment securities available for sale.....................           242,197         242,197             78,443          78,443
Mortgage-backed securities...................................                --              --            369,920         374,329
Mortgage-backed securities available for sale ...............           661,881         661,881            200,530         200,530
Loans receivable, net........................................           854,697         862,231            715,810         722,579

Financial Liabilities:
Deposits.....................................................         1,268,119       1,272,466          1,227,304       1,227,083
Borrowings...................................................           264,675         264,663            186,665         185,704

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

                                                                              1998                               1997
                                                                    ---------------------------        ---------------------------
                                                                        Book            Fair               Book            Fair
                                                                       Value           Value              Value           Value
                                                                    -----------     -----------        -----------     -----------
Off-Balance Sheet Instruments:
Loan commitments.............................................         $      --       $     152          $      --       $     134
Standby letters of credit....................................                --              21                 --              22

Limitations

The foregoing fair value estimates were made at December 31, 1998 and 1997, based on pertinent market data and relevant information on the financial
instrument.   These estimates do not include any premium or discount that could result from an offer to sell, at one time, the Company's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Company's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at December 31, 1998 and 1997, no attempt was made to estimate the value of anticipated future business of the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Company's retail branch delivery system, its existing core deposit base, premises and equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

--------------------------------------------------------------------------------
(18) CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of First Sentinel Bancorp (parent company only) are presented below:

Condensed Statements of Financial Condition                  December 31,
(In thousands)                                           1998           1997
                                                      ----------     ----------
Assets
   Cash                                                $  29,098      $     359
   Loans from subsidiary                                   1,700          1,950
   ESOP loan receivable                                   13,073            546
   Investment in subsidiary                              229,911        141,078
   Investment securities available for sale               27,164          1,012
   Other assets                                              544            540
                                                      ----------     ----------
Total assets                                           $ 301,490      $ 145,485
                                                      ==========     ==========

Liabilities and stockholders' equity
   Dividends payable                                   $              $     539
   Other liabilities                                       1,671             53
   Stockholders' equity                                  299,819        144,893
                                                      ----------     ----------
Total liabilities and stockholders' equity             $ 301,490      $ 145,485
                                                      ==========     ==========

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Condensed Statements of Income                                        For the Years Ended December 31,
                                                                --------------------------------------------
(In thousands)                                                      1998             1997            1996
                                                                ------------    ------------    ------------
Income
   Dividends from subsidiary                                    $     13,848    $      2,146    $      2,423
   Interest and dividends on securities                                1,767             135             229
   Net gain on sales of securities                                       106               -               -
   Other income                                                            1              12               -
                                                                ------------    ------------    ------------
Total income                                                          15,722           2,293           2,652
                                                                ------------    ------------    ------------

Merger expense                                                         2,128               -               -
Other expense                                                            306             103             100
                                                                ------------    ------------    ------------
Total expense                                                          2,434             103             100
                                                                ------------    ------------    ------------
Income before taxes                                                   13,288           2,190           2,552
Income taxes                                                             208              11              39
                                                                ------------    ------------    ------------
Income before equity in undistributed income of subsidiary            13,080           2,179           2,513
Equity in undistributed income of subsidiary                           6,413          12,791           5,690
                                                                ------------    ------------    ------------
Net income                                                      $     19,493    $     14,970    $      8,203
                                                                ============    ============    ============


Condensed Statements of Cash Flows                                             For the Years Ended December 31,
(in thousands)                                                              1998            1997            1996
                                                                        -----------    -------------    ------------
Operating Activities
Net Income                                                              $     19,493    $     14,970    $      8,203
   Adjustments to reconcile net income to
     net cash provided by operating activities
     Increase in undistributed earnings of subsidiary                         (6,413)        (12,791)         (5,690)
     Net gains on sales of investment securities available for sale             (106)              -               -
     (Increase) decrease in other assets                                          (4)          1,524          (2,064)
     (Decrease) increase in dividends payable                                   (539)              5             534
     Increase in other liabilities                                             1,618           1,093           5,593
     Amortization of ESOP                                                        771             100             100
     Amortization of RRP                                                         104             103              24
                                                                        ------------    ------------    ------------
Net cash provided by operating activities                                     14,924           5,004           6,700
                                                                        ------------    ------------    ------------

Investing Activities
   Purchase of investment securities                                         (47,326)           (824)             (9)
   Proceeds from sales of investment securities available for sale            20,405               -               -
   Distribution from subsidiary                                                    -               -          12,734
   Capital contributed to subsidiary Bank                                    (92,869)              -               -
   Decrease (increase) in loans from subsidiary                                  250          (1,000)           (950)
                                                                        ------------    ------------    ------------
Net cash (used in) provided by investing activities                         (119,540)         (1,824)         11,775
                                                                        ------------    ------------    ------------

Financing Activities
   Cash dividends paid                                                        (7,250)         (3,802)         (3,661)
   Net proceeds from stock offering                                          163,809               -               -
   ESOP stock contribution                                                   (13,240)              -               -
   Equity adjustment for conforming of annual reporting periods                 (828)              -               -
   Stock options exercised                                                     1,592             682             354
   Purchase of treasury stock                                                (10,728)              -         (14,975)
                                                                        ------------    ------------    ------------
Net cash provided by (used in) financing activities                          133,355          (3,120)        (18,282)
                                                                        ------------    ------------    ------------
Net increase in cash                                                          28,739              60             193
Cash at beginning of the year                                                    359             299             106
                                                                        ------------    ------------    ------------
Cash at end of year                                                     $     29,098    $        359    $        299
                                                                        ============    ============    ============

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


(19)   QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 1998 and 1997 (dollars in thousands, except per share data):

Year Ended December 31, 1998                                         First      Second       Third      Fourth
                                                                    Quarter     Quarter     Quarter     Quarter
                                                                    -------     -------     -------     -------
Interest income                                                   $  27,905   $  29,808   $  30,159   $  31,301
Interest expense                                                     16,330      15,879      16,374      16,803
                                                                  ---------   ---------   ---------   ---------
Net interest income                                                  11,575      13,929      13,785      14,498
Provision for loan losses                                               375         365         352         377
                                                                  ---------   ---------   ---------   ---------
Net interest income after provision for loan losses                  11,200      13,564      13,433      14,121
Other operating income                                                1,902         739       1,083         972
Operating expenses                                                    5,708       6,022       6,165       8,682
                                                                  ---------   ---------   ---------   ---------
Income before income tax expense                                      7,394       8,281       8,351       6,411
Income tax expense                                                    2,693       3,039       2,720       2,492
                                                                  ---------   ---------   ---------   ---------
Net income                                                        $   4,701   $   5,242   $   5,631   $   3,919
                                                                  =========   =========   =========   =========
Basic and diluted earnings per share                              $     .11   $     .13   $     .13   $     .09
                                                                  =========   =========   =========   =========

Year Ended December 31, 1997                                         First      Second       Third      Fourth
                                                                    Quarter     Quarter     Quarter     Quarter
                                                                    -------     -------     -------     -------
Interest income                                                   $  26,634   $  27,278   $  27,668   $  27,661
Interest expense                                                     15,315      15,768      16,148      16,327
                                                                  ---------   ---------   ---------   ---------
Net interest income                                                  11,319      11,510      11,520      11,334
Provision for loan losses                                               300         300         300         300
                                                                  ---------   ---------   ---------   ---------
Net interest income after provision for loan losses                  11,019      11,210      11,220      11,034
Other operating income                                                  726         589       1,333         735
Operating expenses                                                    5,580       5,760       7,374       5,496
                                                                  ---------   ---------   ---------   ---------
Income before income tax expense                                      6,165       6,039       5,179       6,273
Income tax expense                                                    2,332       2,154       1,896       2,304
                                                                  ---------   ---------   ---------   ---------
Net income                                                        $   3,833   $   3,885   $   3,283   $   3,969
                                                                  =========   =========   =========   =========
Basic and diluted earnings per share                              $     .09   $     .09   $     .08   $     .09
                                                                  =========   =========   =========   =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Independent Auditors' Report

The Board of Directors and Stockholders
First Sentinel Bancorp Inc.:


We have audited the accompanying consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP
------------
KPMG LLP

Short Hills, New Jersey
January 25, 1999