Form 10-K, Exhibit 13
period 1999-12-31
FIRST SENTINEL BANCORP INC
filed 2000-03-30
CIK 1051092

CONSOLIDATED FINANCIAL HIGHLIGHTS

The following selected financial data and selected operating data should be read in conjunction with the consolidated financial statements of the Company and accompanying notes thereto, which are presented elsewhere herein.

On December 18, 1998, the Company acquired all of the outstanding shares of Pulse Bancorp, Inc. ("Pulse"). The acquisition was accounted for using the pooling-of-interests accounting method and, therefore, the financial statements for the periods prior to the merger have been restated to include the accounts and activity of Pulse.

(Dollars in thousands)                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA:
Total assets                                              $1,904,696      $1,855,058      $1,575,332      $1,489,615      $1,390,761
Loans receivable, net                                      1,016,116         854,697         715,810         644,175         592,033
Loans available for sale                                          --              --              --             287             424
Investment securities                                             --              --         127,583         144,504         153,384
Investment securities
  available for sale                                         213,590         242,197          78,443          53,886           2,058
Other interest-earning assets (1)                             37,175          27,652          28,795          12,321          30,616
Mortgage-backed securities, net                                   --              --         369,920         416,475         463,112
Mortgage-backed securities available for sale                575,159         661,881         200,530         161,052          89,339
Deposits                                                   1,213,724       1,268,119       1,227,304       1,189,176       1,197,376
Borrowed funds                                               422,000         264,675         186,665         152,915          39,496
Stockholders' equity                                         244,580         299,819         144,893         131,322         141,987

(Dollars in thousands, except per share data)                                         Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                           $  123,388      $  119,173      $  109,241      $  100,772      $   95,312
Interest expense                                              65,006          65,386          63,558          56,397          52,921
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                         58,382          53,787          45,683          44,375          42,391
Provision for loan losses                                      1,650           1,469           1,200             550             310
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses         56,732          52,318          44,483          43,825          42,081
Other operating income (2)                                     3,631           4,696           3,383           2,020           2,465
Operating expenses (3)                                        24,556          26,577          24,210          32,874          23,473
------------------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                            35,807          30,437          23,656          12,971          21,073
Income tax expense                                            12,155          10,944           8,686           4,768           7,506
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                              $   23,652      $   19,493      $   14,970      $    8,203      $   13,567
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings per share (4)                              $      .60      $      .46      $      .35      $      .18      $      .30
Diluted earnings per share (4)                            $      .59      $      .46      $      .35      $      .18      $      .30
Dividends per share, as adjusted (4)                      $      .37      $      .15      $      .11      $      .08      $      .08

                                                                                At or For the Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                               1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets (2) (3)                               1.25%           1.12%            .96%            .57%           1.01%
Return on average stockholders' equity (2) (3)                 7.99            7.41           10.88            5.79           10.20
Average stockholders' equity to average assets                15.69           15.07            8.86            9.86            9.88
Stockholders' equity to total assets                          12.84           16.16            9.20            8.82           10.21

(1)  Includes Federal funds sold and investment in the stock of the FHLB-NY.

(2) Includes the effect of the sale of the Eatontown branch that realized a $1.1 million gain, or $687,000, net of tax in 1998.

(3) Includes the effect of non-recurring items in 1998, 1997, and 1996. The non-recurring item in 1998 was a $2.1 million, or $1.7 million net of tax, merger-related charge for the acquisition of Pulse Bancorp. The non-recurring item in 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the SAIF assessment of $7.9 million, or $5.1 million net of tax, a writedown of $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of the Bank's long-time President.

(4) Per share data gives effect to all stock dividends and splits and the exchange of 3.9133 shares of Company Common Stock for each share of Bank Common Stock in connection with the 1998 conversion and reorganization of First Savings Bank.

MD&A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND COMPARISON OF OPERATING RESULTS


General

Statements contained in this report that are not historical fact are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may be characterized as management's intentions, hopes, beliefs, expectations or predictions of the future. It is important to note that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. Factors that could cause future results to vary materially from current expectations include, but are not limited to, changes in interest rates, competition by larger financial institutions, deposit and loan growth, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, legislative and regulatory changes, changes in the economy generally and changes in business conditions in the New Jersey market.

COMPARISON OF FINANCIAL CONDITION AT
DECEMBER 31, 1999 AND DECEMBER 31, 1998

ASSETS Total assets increased by $49.6 million, or 2.7%, to $1.9 billion at December 31, 1999. The change in assets consisted primarily of increases in loans receivable, other assets, and Federal Home Loan Bank of New York ("FHLB-NY") stock, partially offset by decreases in mortgage-backed securities ("MBS") available for sale, investment securities available for sale, and cash and cash equivalents.

Net loans receivable grew by $161.4 million, or 18.9%, to $1.0 billion at December 31, 1999, from $854.7 million at December 31, 1998. Loan originations totaled $351.5 million for the year ended December 31, 1999, as compared to $347.6 million for the same period in 1998. The loan origination mix continued to diversify the loan portfolio, with emphasis on commercial real estate, residential construction and multi-family loans. These categories of loans accounted for $99.2 million, or 28.2%, of 1999 originations, up from $65.5 million, or 19.2%, of 1998 originations. In addition to growth in originations, mortgage loans purchased totaled $57.5 million in 1999 compared with $26.8 million in 1998. Purchased loans are re-underwritten by the Bank and are extended under the same terms and conditions as the Bank's direct loan originations. Repayment of principal on loans totaled $237.9 million for the year ended December 31, 1999, as compared to $216.5 million for the same period in 1998. Management has emphasized the origination of loans in an effort to increase loans as a percentage of assets. While management intends to continue to actively seek to originate loans, the future levels of loan originations and repayments will be significantly influenced by external interest rates and other economic factors outside of the control of the Company.

FHLB-NY stock increased by $5.2 million to $18.1 million at December 31, 1999, from $12.9 million at December 31, 1998. Additional purchases of FHLB-NY stock were made during 1999 as required by the Company's borrowing agreements with the FHLB-NY.

LOANS RECEIVABLE NET

In thousands

[BAR CHART OMITTED]

1995      $  592
1996      $  644
1997      $  716
1998      $  855
1999      $1,016

LOAN PORTFOLIO COMPOSITION

[PIE CHART OMITTED]

10%       Home Equity
 3%       Construction
11%       Commercial (Real Estate/Multi-family)
76%       (Single family)

DEPOSIT COMPOSITION

[PIE CHART OMITTED]

 4%       Non-interest bearing
29%       NOW/MMDA
14%       Savings
53%       Certificates of Deposit

MBS, all of which are classified as available for sale, decreased $86.7 million, or 13.1%, to $575.2 million at December 31, 1999, from $661.9 million at December 31, 1998. The decrease was primarily due to sales and principal repayments of $240.1 million and $203.9 million, respectively, exceeding purchases of $372.9 million for the year ended December 31, 1999. Net proceeds were used to fund loan growth and repurchase the Company's stock. In addition, there was an unrealized market value decrease of $15.1 million as interest rates rose throughout 1999. Management expects the market value to recover and has the ability to carry these securities through various interest rate scenarios.

Investment securities available for sale decreased $28.6 million, or 11.8%, to $213.6 million as of December 31, 1999, from $242.2 million at December 31, 1998. The decrease was due to sales and calls of $144.1 million exceeding purchases of $131.4 million. These net proceeds were used to fund loan growth and repurchase the Company's stock. In addition, there was an unrealized market value decrease of $15.8 million as interest rates rose throughout the year. Management expects the market value to recover and has the ability to carry these securities through various interest rate scenarios.

Other assets increased $7.4 million, or 95.2%, to $15.2 million at December 31, 1999, compared with $7.8 million at December 31, 1998. The increase was primarily due to the increased deferred tax benefit caused by the decrease in the market value of the MBS and investment securities available for sale portfolios. Cash and cash equivalents decreased $7.0 million, or 18.7%, to $30.6 million as of December 31, 1999, from $37.6 million at December 31, 1998.

LIABILITIES Deposits decreased $54.4 million, or 4.3%, to $1.2 billion at December 31, 1999, from $1.3 billion at December 31, 1998. Deposit outflows were concentrated primarily in maturing certificates of deposit, as opposed to the balance of the core deposit base. This decrease was attributable to management's decision to offer lower rates on maturing certificates of deposit obtained through the Pulse acquisition. Borrowed funds increased $157.3 million, or 59.4%, to $422.0 million at December 31, 1999, from $264.7 million at December 31, 1998. The increased borrowed funds were used primarily to fund loan originations and repurchases of the Company's stock. Advances by borrowers for taxes and insurance increased $1.4 million, or 20.3%, to $8.4 million at December 31, 1999, from $7.0 million at December 31, 1998, primarily due to an increase in the residential loan portfolio.

STOCKHOLDERS' EQUITY The Company's stockholders' equity decreased $55.2 million for the year ended December 31, 1999. The Company repurchased $48.0 million of its common stock during 1999 as part of its ongoing capital management strategy. Accumulated other comprehensive loss increased $19.8 million to $17.3 million at December 31, 1999, compared with accumulated other comprehensive income of $2.5 million at December 31, 1998, as a result of the decline in market values of investment securities and MBS available for sale, net of related tax benefit. Cash dividends declared during 1999 totaled $14.4 million. These decreases were partially offset by net income of $23.7 million, proceeds from the exercise of stock options totaling $1.5 million and amortization of benefit plans totaling $2.1 million. Book value and tangible book value per share were $6.36 and $6.18 at December 31, 1999, as compared to $7.03 and $6.84 at December 31, 1998, respectively.

Comparison of Operating Results for
the Years Ended December 31, 1999 and
December 31, 1998

Efficiency Ratio

[LINE CHART OMITTED]

First Sentinel
1995      52.4%
1996      50.3%
1997      49.9%
1998      43.4%
1999      40.2%

Mid-Atlantic Peers
1995      58.1%
1996      57.8%
1997      59.9%
1998      59.2%
1999      57.9%

Source: SNL Securities,
Thrift Performance report as of
December 1999


RESULTS OF OPERATIONS Net income for the year ended December 31, 1999 was $23.7 million, or $0.60 basic and $0.59 diluted earnings per share. This represented an increase of $4.2 million, or 21.3%, over the net income of $19.5 million reported for 1998. Basic and diluted earnings per share in 1998 were $0.46. Earnings for the year ended December 31, 1998, excluding the one-time merger-related charge of $1.7 million (net of tax), were $21.2 million, with basic and diluted earnings per share of $0.51 and $0.50, respectively. In addition to the one-time merger-related charge, the 1998 year was also affected by two other non-recurring items. The Bank realized an after-tax gain of $687,000 on the sale of deposits and an after-tax charge of $149,000 in conjunction with a voluntary retirement incentive program. Net income for 1998, excluding these three items, was $20.7 million, with basic and diluted earnings per share of $0.49 and $0.48, respectively.

INTEREST INCOME Interest income increased $4.2 million, or 3.5%, to $123.4 million for the year ended December 31, 1999, compared to $119.2 million for 1998. Interest on loans increased $7.2 million, or 11.8%, to $68.7 million for 1999, as compared to $61.4 million for 1998. The increase was primarily due to loan originations exceeding principal repayments and sales. The average balance of the loan portfolio for the year ended December 31, 1999 increased to $935.0 million, from $792.2 million for 1998, while the average yield on the portfolio decreased to 7.34% for 1999, from 7.75% for 1998. Although interest rates increased in 1999, the yield on the portfolio declined during the year as the rates on principal repayments have exceeded the rates on new loan originations. In addition, a decrease in interest rates in the first quarter of 1999 as compared with the first quarter of 1998 negatively affected the yield on adjustable-rate mortgage loans repricing during that time period.

Interest on investment securities and MBS, including those classified as available for sale, decreased $3.0 million, or 5.2%, to $54.7 million for the year ended December 31, 1999, compared to $57.7 million for 1998. The average balance of the investment and MBS portfolios totaled $893.1 million, with an annualized yield of 6.13% for the year ended December 31, 1999, while the portfolios' average balance was $901.2 million with an annualized yield of 6.41% for the year ended December 31, 1998. Rates on investment securities were negatively affected as higher yielding investments were called and rates on replacement securities were lower than the rates on the securities that were called. The yield on the MBS portfolio was also negatively affected as higher rate underlying loans prepaid. Due to market interest rates, new purchases had a lower yield than the MBS in the portfolio in 1998.

INTEREST EXPENSE Interest expense decreased $380,000, or 0.5%, to $65.0 million for the year ended December 31, 1999, compared to $65.4 million for 1998. Interest expense on deposits decreased $5.6 million, or 10.7%, to $47.2 million for 1999, compared to $52.9 million for 1998. Management continued to concentrate its efforts on increasing the level of core accounts as a percentage of overall deposits. The increase in the average balance of NOW, money market and savings accounts, along with the increase in the average balance of non-interest bearing deposits, reflected this strategy. The average balance of these core accounts totaled $563.0 million for the year ended December 31, 1999, compared to $521.2 million for 1998. The outflow of certificate accounts contributed to a lower cost of funds in 1999. The average interest cost on all deposits for the year ended December 31, 1999 was 3.78%, compared to 4.26% for the same period in 1998. Non-interest bearing accounts averaged $44.8 million for the year ended December 31, 1999, up from $35.3 million for 1998. The average balance of certificates of deposit decreased to $686.8 million for the year ended December 31, 1999, from $719.6 million for 1998, due primarily to the sale of higher rate deposits in a branch sold in the first quarter of 1998 and to management's reduction in the interest rates offered to maturing certificate customers. The average cost of certificates for the year ended December 31, 1999, was 4.94%, as compared to 5.48% for the same period in 1998.

Interest on borrowed funds for the year ended December 31, 1999, increased $5.3 million, or 42.0%, to $17.8 million, compared to $12.5 million for 1998. The increase in the average balance of borrowed funds for 1999 to $325.5 million, from $217.1 million, was attributable to management's continuing strategy to fund earning-asset growth through the use of borrowed funds, where accretive to earnings, and to use borrowed funds to mitigate the outflow of certificate of deposit accounts. This strategy is expected to continue and borrowings can be expected to continue to increase as a percentage of total liabilities. Offsetting the increase in the average balance of borrowed funds was the reduced interest cost of 5.46% for the year ended December 31, 1999, down from 5.77% for 1998.

NET INTEREST INCOME Net interest income increased $4.6 million, or 8.5%, to $58.4 million for the year ended December 31, 1999, compared to $53.8 million for 1998. The increase was due to the changes in interest income and interest expense described above. Net interest spread, defined as the difference between the average yield on average total interest-earning assets and average total interest-bearing liabilities, increased six basis points to 2.50% in 1999, from 2.44% in 1998. This increase was due to a reduction in the cost of interest-bearing liabilities to 4.25% for the year ended December 31, 1999, from 4.60% in 1998, partially offset by a reduction in the yield on interest-earning assets to 6.75%, from 7.04% for the same respective periods. The net interest margin, defined as net interest income divided by the average total interest-earning assets, increased one basis point to 3.19% in 1999, compared to 3.18% in 1998, as a consequence of the increase in net interest income resulting from the increase in earning assets and a reduction in the average cost of funds.

PROVISION FOR LOAN LOSSES The provision for loan losses increased $181,000, or 12.3%, to $1.7 million for the year ended December 31, 1999, compared to $1.5 million for 1998. The increase in the provision was primarily due to the net growth and change in composition of the loan portfolio. Net loans increased $161.4 million for 1999. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. In management's opinion, the allowance for loan losses, totaling $11.0 million, is adequate to cover losses inherent in the portfolio at December 31, 1999.

OTHER OPERATING INCOME Other operating income, consisting primarily of deposit product fees, loan servicing fees and gains and losses on loans and securities sold, decreased $1.1 million, or 22.7%, to $3.6 million for the year ended December 31, 1999, compared to $4.7 million for 1998. The primary reason for the overall decrease in other


LOAN QUALITY
(In thousands)

[BAR/LINE CHART OMITTED]

Non-performing loans
1995      $ 9,321
1996      $ 8,156
1997      $ 7,947
1998      $ 4,265
1999      $ 2,882

Reserves/Non-performing loans
1995       84.23%
1996      117.06%
1997      139.68%
1998      222.86%
1999      410.29%
operating income was recognition of a non-recurring pre-tax gain on the sale of deposits of $1.1 million in 1998. Fees and service charges increased $182,000, or 7.9%, to $2.5 million for the year ended December 31, 1999, compared to $2.3 million for 1998. The increase was due primarily to fees generated on a higher number of demand deposit accounts. Net gain on loans and securities available for sale decreased $26,000, or 3.7%, to $684,000 for the year ended December 31, 1999, compared to $710,000 for 1998. The volume of future sales and gains and losses on such sales are subject to significant fluctuation, depending on liquidity needs and prevailing market conditions.

OPERATING EXPENSES Operating expenses decreased $2.0 million, or 7.6%, to $24.6 million for the year ended December 31, 1999, compared to $26.6 million for 1998. The decrease was mainly attributable to the merger-related charge of $2.1 million included in general and administrative expenses in 1998. This charge resulted from the Pulse acquisition and consisted primarily of professional fees and services. The increase in operating expenses, excluding the Pulse charge, was $79,000, or 0.3%. The Company's successful efforts at controlling operating costs while increasing revenue are reflected in the improvements in the operating expense to average assets and efficiency ratios. Excluding the 1998 merger-related charge, operating expense (excluding goodwill amortization) divided by average assets fell to 1.26% for the year ended December 31, 1999, from 1.35% for the prior year. Excluding the 1998 merger-related charge, the efficiency ratio improved to 40.16% for 1999, from 43.35% in 1998. Operating expenses are expected to increase in the future, however, as the Company undertakes a planned upgrade of branch operations in 2000. The Company is currently interviewing vendors and evaluating hardware and software solutions to facilitate teller platform automation, including document preparation and online signature verification. These upgrades are intended to enhance customer service, streamline the account opening process, reduce printing costs and provide improved security and research capabilities. The Company anticipates the cost of such upgrades will approximate $2.0 million, to be amortized over their estimated useful lives.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
DECEMBER 31, 1998 AND 1997

RESULTS OF OPERATIONS Net income for the year ended December 31, 1998 was $19.5 million, or $0.46 basic and diluted earnings per share. This represented an increase of $4.5 million, or 30.2%, over the net income of $15.0 million reported for 1997. Basic and diluted earnings per share in 1997 were $0.35. Earnings for the year ended December 31, 1998, excluding the one-time merger-related charges of $1.7 million (net of tax), were $21.2 million, with basic and diluted earnings per share of $0.51 and $0.50, respectively. In addition to the one-time merger-related charges, the 1998 year was also affected by two other non-recurring items. The Bank realized an after-tax gain of $687,000 on the sale of deposits and an after-tax charge of $149,000 in conjunction with a voluntary retirement incentive program. Net income for the year ended December 31, 1998, excluding these three items, was $20.7 million, with basic and diluted earnings per share of $0.49 and $0.48, respectively. The earnings for 1997 were affected by an after-tax charge of $867,000 due to an impairment writedown of the core deposit intangible. Net income for the year ended December 31, 1997, excluding this charge, was $15.8 million.

INTEREST INCOME Interest income increased $9.9 million, or 9.1%, to $119.2 million for the year ended December 31, 1998, compared to $109.2 million for 1997. The average balance of loans increased to $792.2 million for 1998, from $679.7 million for 1997, primarily due to loan originations of $347.6 million exceeding principal repayments and sales of $231.0 million. The decrease in interest rates in 1998, particularly long-term rates, resulted in a decline in the yield on the portfolio of 29 basis points to 7.75% for 1998, from 8.04% for 1997. The lower interest rate environment allowed borrowers to refinance their existing loans at lower rates. This situation partially contributed to the increased originations in 1998. In addition, the decrease in interest rates negatively affected the repricing of ARM loans as these loans reprice based on external indices.

The decrease in the average balance of the MBS portfolio to $206.0 million for the year ended December 31, 1998, compared to $408.0 million for 1997, was due to the transfer of $181.8 million from MBS held to maturity to MBS available for sale on April 30, 1998. Yields on investment securities declined 48 basis points to 6.41% for 1998, compared to 6.89% for 1997, due primarily to higher yielding investments being called and rates on replacement securities having lower rates than those that were called. In addition, the average balance of investment securities had a higher proportion of Federal funds sold in 1998. These Federal fund investments primarily consisted of net proceeds from the stock offering. The increase in the average balance of investments available for sale to $554.2 million for the year ended December 31, 1998, compared to $236.2 million for 1997, was due to the transfer of $181.8 million of MBS previously discussed and the classification of all 1998 MBS purchases and virtually all 1998 investment security purchases as available for sale. The level of such purchases was high as the funds from the 1998 conversion stock offering were deployed, in addition to an increase in purchases funded through borrowings. The yield on this portfolio decreased 8 basis points to 6.30% for 1998, compared to 6.38% for 1997, as higher yielding instruments prepaid or were called.

INTEREST EXPENSE Interest expense increased $1.8 million, or 2.9%, to $65.4 million for the year ended December 31, 1998, compared to $63.6 million for 1997. The average balance of total deposits of $1.2 billion for the year ended December 31, 1998 included the sale of the Eatontown branch office in February, 1998, and the withdrawal of funds by customers to purchase stock in the conversion stock offering in April, 1998. Management concentrated on increasing the level of core accounts and decreasing certificate accounts as a percentage of overall deposits. The increase in the average balance of NOW and money market accounts to $308.6 million for the year ended December 31, 1998, from $281.0 million for the same period in 1997, reflected this strategy. The decrease in the average balance of savings of $7.1 million to $177.3 million for the year ended December 31, 1998, from $184.4 million for 1997 was primarily due to customers transferring their accounts to higher-yielding money market accounts. The average balance of certificates decreased $2.9 million to $719.6 million for the year ended December 31, 1998, from $722.5 million for 1997, with a slight decrease in the cost to 5.48% for 1998, compared to 5.49% for 1997. Although external rates decreased over the period, competition from other financial institutions kept rates on certificates of deposit comparably high. The Company elected to offer certificate rates that were competitive but lower than certain area competition. This decision caused a mild outflow of funds and prevented a further increase in the overall cost of certificates. The average balance of non-interest bearing deposits increased $9.1 million to $35.3 million for the year ended December 31, 1998, from $26.2 million for the same period in 1997 as management concentrated on attracting business checking accounts. The increase in the average balance of this category, along with an overall shift to less costly deposits, combined to reduce the overall cost of deposits by 9 basis points to 4.26% for 1998, compared to 4.35% for 1997.

The increase in the average balance of borrowed funds to $217.1 million for the year ended December 31, 1998, from $177.8 million for 1997 was attributable to management's continuing strategy to fund the purchase of investment and MBS available for sale through the use of borrowed funds, where accretive to earnings. The decrease in cost of borrowings to 5.77% for 1998, from 6.04% for 1997, was due to decreased interest rates.

NET INTEREST INCOME Net interest income increased $8.1 million, or 17.7%, to $53.8 million for the year ended December 31, 1998, compared to $45.7 million for 1997. The increase was due primarily to an increase in the average balance of interest earning assets to $1.7 billion for the year ended December 31, 1998, from $1.5 billion in 1997, partially offset by a decrease in the yield of 26 basis points to 7.04% for 1998, from 7.30% for 1997. In addition, the cost of interest-bearing liabilities decreased by nine basis points to 4.48% for 1998, from 4.57% for 1997. Net interest spread decreased 20 basis points to 2.44% in 1998, from 2.64% in 1997. This was offset by an increase in the net interest margin of 13 basis points to 3.18% in 1998, compared to 3.05% in 1997.

PROVISION FOR LOAN LOSSES The provision for loan losses increased $269,000, or 22.4%, to $1.5 million for the year ended December 31, 1998, compared to $1.2 million for 1997. The increase in the provision was primarily due to the net growth of the loan portfolio. Net loans increased $138.9 million for 1998. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions and asset classification review.

OTHER OPERATING INCOME Other operating income, consisting primarily of deposit product fees, loan servicing fees and gains and losses on loans and securities sold, increased $1.3 million, or 38.8%, to $4.7 million for the year ended December 31, 1998, compared to $3.4 million for 1997. Fees and service charges increased $171,000, or 8.0%, to $2.3 million for the year ended December 31, 1998, compared to $2.1 million for 1997. The increase was due primarily to fees generated on a higher number of demand deposit accounts. Net gain on loans and securities available for sale increased $117,000, or 19.7%, to $710,000 for the year ended December 31, 1998, as compared to $593,000 for 1997. Securities sold in 1998 primarily consisted of MBS available for sale which, management believed, contained exceptionally high prepayment risk. The primary reason for the overall increase in other operating income was the pre-tax gain on the sale of deposits of $1.1 million.

OPERATING EXPENSES Operating expenses increased $2.4 million, or 9.8%, to $26.6 million for the year ended December 31, 1998, compared to $24.2 million for 1997. The increase was mainly attributable to the merger-related charges of $2.1 million included in general and administrative expenses. Compensation and employee benefits increased $1.4 million, or 11.3%, to $13.6 million for the year ended December 31, 1998, compared to $12.2 million for 1997. The increase in compensation and benefits was primarily due to the increased expenses associated with the cost of the Employee Stock Ownership Plan, the compensation cost associated with three new branch offices and a cost-of-living salary increase. Occupancy expense decreased $120,000, or 5.4%, to $2.1 million in 1998, compared to $2.2 million in 1997, primarily due to the decreased cost of operations of the new corporate headquarters for First Savings Bank, versus the three separate administration centers in operation in 1997. The 1997 period was also slightly inflated as it included costs of the move to the new corporate center. Amortization of intangibles decreased $1.3 million, or 60.4%, to $850,000 for the year ended December 31, 1998, from $2.1 million for 1997. An impairment writedown of the core deposit intangible totaling $1.3 million was recognized in 1997 with respect to deposits acquired from the RTC. Similar writedowns were not required in 1998. General and administrative expenses increased $2.4 million, or 62.8%, to $6.3 million for the year ended December 31, 1998, compared to $3.9 million for 1997. The increase was due primarily to the merger-related charge of $2.1 million. This charge resulted from the Pulse acquisition and consisted primarily of professional fees and services. The increase in this caption, excluding this item, was $309,000, or 8.0%.

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

The primary investing activity of the Company is the origination of loans. During the years ended December 31, 1999, 1998 and 1997, the Company originated loans in the amounts of $351.5 million, $347.6 million and $174.7 million, respectively. The Company also purchased loans and mortgage-backed and investment securities to reduce excess liquidity not otherwise utilized for lending activities. Purchases of mortgage loans totaled $57.5 million, $26.8 million and $19.8 million in 1999, 1998 and 1997, respectively. Purchases of MBS, including those available for sale, totaled $372.9 million, $398.8 million and $242.1 million in 1999, 1998 and 1997, respectively. Purchases of investment securities, including those available for sale, totaled $131.4 million, $312.1 million and $61.5 million for the years ended December 31, 1999, 1998 and 1997, respectively. Other investing activities included investment in FHLB-NY stock. The investing activities were funded primarily by principal repayments on loans and MBS of $441.9 million, $445.7 million and $240.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, proceeds from sales and/or calls of mortgage-backed and investment securities totaling $384.9 million, $219.5 million and $137.2 million for 1999, 1998 and 1997, and maturing investment securities totaling $135.0 million and $45.0 million for the years ended December 31, 1998 and 1997, respectively, provided additional liquidity. Liquidity was also provided through the sale of loans totaling $7.2 million, $14.5 million and $5.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company has several other sources of liquidity, including FHLB-NY advances, which, at December 31, 1999, totaled $107.0 million, of which $72.0 million are due in 2000. If necessary, the Company has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $50.0 million. The Company also had other borrowings that provided additional liquidity, totaling $315.0 million at December 31, 1999, $130.0 million of which are due in 2000. Other sources of liquidity are unpledged investment and mortgage-backed securities available for sale, totaling $359.6 million at December 31, 1999.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement is based upon a percentage of deposits and short-term borrowings. The OTS amended the regulation in 1998 to increase the type of assets that qualify as "liquid assets" and to reduce the required percentage. The required minimum ratio was 4.00% at December 31, 1999 and 1998. The Bank's liquidity ratios were 36.49% and 40.23% at December 31, 1999 and 1998, respectively. The Bank's liquid assets at December 31, 1999, consisted of cash and cash equivalents, and most investment and mortgage-backed securities (excluding securities that have been pledged for other borrowings). The level of these assets depends upon the Bank's operating, financing and investing activities during any given period. At December 31, 1999, 1998 and 1997, cash, cash equivalents, and investments qualifying for liquidity purposes totaled $488.3 million, $369.3 million and $319.4 million, respectively.

The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1999, the Company had commitments to originate and purchase mortgage loans of $116.1 million and commitments to purchase mortgage-backed and investment securities of $22.0 million. The Company is obligated to pay $1.6 million under its lease agreements for branch and administrative facilities, of which $364,000 is due in 2000. Certificates of deposit which are scheduled to mature in one year or less totaled $513.8 million at December 31, 1999. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

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

YEAR 2000

Issues surrounding the Year 2000 arose out of the fact that many computer programs used only two digits to identify a year in the date field. Computer hardware and software that had not been made Year 2000 ready would likely interpret "00" as year 1900, rather than year 2000. The Company adopted a Year 2000 Compliance Plan and established a Year 2000 Compliance Committee with members of senior management from all operating areas to identify and address all issues related to the century date change. As recommended by the Federal Financial Institutions Examination Council, the Year 2000 Compliance Plan encompassed the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases entailed the identification of risks, the development of an action plan, the performance of adequate testing and the completion of certification that the Company's processing systems were Year 2000 compliant. As of December 31, 1999, all phases of the plan were completed. The Company's operations continued to function through and after the century date change, and the Company has experienced no Year 2000-related customer service disruptions to date.

The direct costs specifically attributable to Year 2000 compliance included the engagement of consultants and the hiring of temporary help to address the additional workload created by the Year 2000 compliance process. In addition, the Company conducted a Customer Awareness Campaign to educate consumers on Year 2000 issues, which incurred certain expenses. The Company expensed $92,000 in 1998 and $175,000 in 1999 as a result of Year 2000 readiness preparations. The Company projects additional Year 2000-related expense of approximately $75,000 to be incurred in the first quarter of 2000.

All disclosures concerning the Year 2000 date change should be considered "Year 2000 Readiness Disclosure" pursuant to the Year 2000 Information and Readiness Disclosure Act. The Year 2000 information provided herein should be read in conjunction with the Year 2000 Information and Readiness Disclosure Act which, among other things, mandates that certain Year 2000 readiness disclosures may not be used in litigation.

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

The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and its exposure limits. In addition, the Company has established an Asset/Liability Strategy Committee, a subcommittee of the Asset/Liability Committee, which is charged with establishing and maintaining a monitoring system for all marketing initiatives, providing management reports, and formulating and recommending strategies to the Asset/Liability Committee.

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 22 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; (3) investing primarily in adjustable-rate MBS, which may generally bear lower yields as compared to longer term investments, but which better position the Company for increases in market interest rates, and holding the majority of these securities as available for sale; and (4) also investing in U.S. government and agency securities that have call features which, historically, have significantly decreased the duration of such securities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

NET PORTFOLIO VALUE ("NPV") The NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items and is a measurement of the Company's exposure to interest rate risk ("IRR"). The Company's interest rate sensitivity is monitored by management through the use of an IRR model which measures IRR by modeling the change in NPV over a range of interest rate scenarios. The OTS also produces a similar analysis using its own model, based on data submitted on the Bank's quarterly Thrift Financial Reports, the results of which will likely vary from the results provided by the Company's model. The reasons for these variances are primarily due to utilization of consolidated versus Bank-only data and differences in assumptions utilized, including loan prepayment rates and deposit decay rates.

The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist within the institution.

The following tables list the Company's percentage change in NPV assuming an immediate change of plus or minus of up to 300 basis points from the level of interest rates at December 31, 1999 and 1998, as calculated by the Company. All market risk instruments presented in these tables are available for sale. The Company has no trading or held to maturity securities.

(Dollars in thousands)

--------------------------------------------------------------------------------
                                      1999
--------------------------------------------------------------------------------
      Changes In                                        NPV as a % of Portfolio
    Interest Rates           Net Portfolio Value             Value of Assets
       In Basis    -------------------------------------------------------------
        Points                                            NPV
     (Rate Shock)    Amount       Change    % Change      Ratio      Change (1)
--------------------------------------------------------------------------------
         +300      $ 78,589    $(101,580)       (56)%       4.70%        (515)
         +200       118,406      (61,763)       (34)        6.84         (300)
         +100       152,266      (27,903)       (15)        8.54         (130)
         Static     180,169           --         --         9.85           --
         -100       209,898       29,729         17        11.16          132
         -200       218,513       38,344         21        11.43          158
         -300       218,275       38,106         21        11.28          143
--------------------------------------------------------------------------------
                                      1998
--------------------------------------------------------------------------------
      Changes In                                        NPV as a % of Portfolio
    Interest Rates           Net Portfolio Value             Value of Assets
       In Basis    -------------------------------------------------------------
        Points                                            NPV
     (Rate Shock)    Amount       Change    % Change      Ratio      Change (1)
--------------------------------------------------------------------------------
        +300       $ 232,371    $(89,614)      (28)%      11.97%       (462)
        +200         270,095     (51,890)      (16)       13.92        (267)
        +100         304,631     (17,354)       (5)       15.70         (89)
        Static       321,985          --        --        16.59          --
        -100         346,584      24,599         8        17.86         127
        -200         336,826      14,841         5        17.36          76
        -300         319,458      (2,527)       (1)       16.46         (13)

(1)  Expressed in basis points.

Some of the interest rate risk measurements detailed above represent a significant change from the results obtained at December 31, 1998. Stockholders' equity has decreased at December 31, 1999, compared with 1998 as a result of the Company's ongoing capital management initiatives and the increase in unrealized holding losses on investment and mortgage-backed securities available for sale. This reduction in equity has resulted in corresponding decreases in the Company's NPV in each range of the analysis. In addition, changes in discount rates based on current market conditions have also affected the Company's NPV in each range of the analysis. Rising interest rates and competitive pressures have caused a narrowing of the interest rate spread at December 31, 1999, and this compression is reflected in the valuation of loan, deposit and borrowing cash flows.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities and also does not consider the Company's strategic plans. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share amounts)

                                                             December 31,
                                                     --------------------------
ASSETS                                                     1999         1998
                                                     --------------------------
Cash and due from banks                                 $   11,532   $   22,831
-----------------------------------------------------
Federal funds sold                                          19,075       14,800
-------------------------------------------------------------------------------
  Total cash and cash equivalents                           30,607       37,631
-----------------------------------------------------
Federal Home Loan Bank of New York (FHLB-NY)
  stock, at cost                                            18,100       12,852
-----------------------------------------------------
Investment securities available for sale                   213,590      242,197
-----------------------------------------------------
Mortgage-backed securities available for sale              575,159      661,881
-----------------------------------------------------
Loans receivable, net                                    1,016,116      854,697
-----------------------------------------------------
Interest and dividends receivable                           12,278       13,556
-----------------------------------------------------
Premises and equipment, net                                 16,503       16,481
-----------------------------------------------------
Excess of cost over fair value of net
  assets acquired                                            7,106        7,956
-----------------------------------------------------
Other assets                                                15,237        7,807
-------------------------------------------------------------------------------
  Total assets                                          $1,904,696   $1,855,058
-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Deposits                                                $1,213,724   $1,268,119
-----------------------------------------------------
Borrowed funds                                             422,000      264,675
-----------------------------------------------------
Advances by borrowers for taxes and insurance                8,385        6,969
-----------------------------------------------------
Other liabilities                                           16,007       15,476
-------------------------------------------------------------------------------
  Total liabilities                                      1,660,116    1,555,239
-------------------------------------------------------------------------------
Commitments and contingencies (note 13)

STOCKHOLDERS' EQUITY

Preferred stock; authorized 10,000,000 shares;
  issued and outstanding-none                                   --           --
-----------------------------------------------------
Common stock, $.01 par value,
  85,000,000 shares authorized;
  43,106,742 and 38,443,350 shares
  issued and outstanding in 1999 and
  43,105,497 and 42,675,397 shares
  issued and outstanding in 1998                               431          431
-----------------------------------------------------
Paid-in capital                                            200,781      201,105
-----------------------------------------------------
Retained earnings                                          117,922      112,601
-----------------------------------------------------
Accumulated other comprehensive (loss) income              (17,302)       2,498
-----------------------------------------------------
Common stock acquired by the Employee Stock
  Ownership Plan (ESOP)                                    (12,156)     (13,073)
-----------------------------------------------------
Common stock acquired by the Recognition
  and Retention Plan (RRP)                                  (3,867)         (79)
-----------------------------------------------------
Treasury stock (4,628,604 and 430,100 common
  shares in 1999 and 1998, respectively)                   (41,229)      (3,664)
-------------------------------------------------------------------------------
     Total stockholders' equity                            244,580      299,819
-------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                             $1,904,696   $1,855,058
-------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

                                                    Year Ended December 31,
                                         ---------------------------------------
Interest Income                               1999          1998          1997
                                         ---------------------------------------
  Loans                                  $    68,656   $    61,431   $    54,635
---------------------------------------
  Mortgage-backed securities                      --        13,774        27,607
---------------------------------------
  Investment securities                           --         9,032        11,942
---------------------------------------
  Investment and mortgage-backed
    securities available for sale             54,732        34,936        15,057
--------------------------------------------------------------------------------
    Total interest income                    123,388       119,173       109,241
--------------------------------------------------------------------------------
Interest expense

Deposits:
  NOW and money market demand                  9,395         9,008         8,315
---------------------------------------
  Savings                                      3,931         4,431         4,819
---------------------------------------
  Certificates of deposit                     33,900        39,429        39,685
--------------------------------------------------------------------------------
    Total interest expense-deposits           47,226        52,868        52,819
---------------------------------------
  Borrowed funds                              17,780        12,518        10,739
--------------------------------------------------------------------------------
    Total interest expense                    65,006        65,386        63,558
--------------------------------------------------------------------------------
    Net interest income                       58,382        53,787        45,683
---------------------------------------
Provision for loan losses                      1,650         1,469         1,200
--------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                         56,732        52,318        44,483
--------------------------------------------------------------------------------

Other operating income
  Fees and service charges                     2,498         2,316         2,145
---------------------------------------
  Net gain on sales of loans
    and securities                               684           710           593
---------------------------------------
  Other, net                                     449         1,670           645
--------------------------------------------------------------------------------
    Total other operating income               3,631         4,696         3,383
--------------------------------------------------------------------------------

Operating expenses
  Compensation and benefits                   13,698        13,604        12,228
---------------------------------------
  Occupancy                                    2,225         2,119         2,239
---------------------------------------
  Equipment                                    1,672         1,946         1,979
---------------------------------------
  Advertising                                  1,086           978           982
---------------------------------------
  Federal deposit insurance premium              765           759           756
---------------------------------------
  Amortization / writedowns
    of intangibles                               850           850         2,144
---------------------------------------
  General and administrative                   4,260         6,321         3,882
--------------------------------------------------------------------------------
    Total operating expenses                  24,556        26,577        24,210
--------------------------------------------------------------------------------
    Income before income tax expense          35,807        30,437        23,656
---------------------------------------
Income tax expense                            12,155        10,944         8,686
--------------------------------------------------------------------------------
    Net income                           $    23,652   $    19,493   $    14,970
--------------------------------------------------------------------------------
Basic earnings per share                 $      0.60   $      0.46   $      0.35
--------------------------------------------------------------------------------
Diluted earnings per share               $      0.59   $      0.46   $      0.35
--------------------------------------------------------------------------------
Weighted average shares
  outstanding - Basic                     39,464,227    41,983,776    42,510,823
--------------------------------------------------------------------------------
Weighted average shares
  outstanding - Diluted                   40,207,600    42,694,287    43,216,999
--------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)

                                                                        Accumulated
                                                                            Other      Common     Common
                                                                        Comprehensive  Stock       Stock                   Total
                                      Common      Paid In      Retained     Income    Acquired    Acquired   Treasury  Stockholders'
                                       Stock      Capital      Earnings     (Loss)     by ESOP     by RRP      Stock       Equity
                                      ---------------------------------------------------------------------------------------------
Balance at December 31, 1996          $   464    $  43,252    $ 105,447    $   (232)   $   (646)   $  (286)   $(16,677)   $ 131,322
------------------------------------
Comprehensive income:
  Net income for the year ended
    December 31, 1997                      --           --       14,970          --          --         --          --       14,970
------------------------------------
  Other comprehensive income:
    Unrealized holding gains arising
      during the period
      (net of tax of $1,066)               --           --           --       1,895          --         --          --        1,895
------------------------------------
    Reclassification adjustment
      for gains in net income
      (net of tax of $(207))               --           --           --        (368)         --         --          --         (368)
------------------------------------                                                                                       --------
Total comprehensive income                                                                                                   16,497
------------------------------------                                                                                       --------
Issuance of 10% stock dividend              4       15,425      (15,429)         --          --         --          --           --
------------------------------------
Cash in lieu of fractional shares          --           (9)          --          --          --         --          --           (9)
------------------------------------
Cash dividends ($0.11 per share)           --           --       (3,802)         --          --         --          --       (3,802)
------------------------------------
Amortization of RRP                        --           --           --          --          --        103          --          103
------------------------------------
Amortization of ESOP                       --           --           --          --         100         --          --          100
------------------------------------
Exercise of stock options                   2          680           --          --          --         --          --          682
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997              470       59,348      101,186       1,295        (546)      (183)    (16,677)     144,893
------------------------------------
Comprehensive income:
  Net income for the year ended
    December 31, 1998                      --           --       19,493          --          --         --          --       19,493
------------------------------------
  Other comprehensive income:
    Unrealized holding gains
      arising during the period
      (net of tax of $898)                 --           --           --       1,595          --         --          --        1,595
------------------------------------
    Reclassification adjustment
      for gains in net income
      (net of tax of $(221))               --           --           --        (392)         --         --          --         (392)
------------------------------------                                                                                       --------
Total comprehensive income                                                                                                   20,696
------------------------------------                                                                                       --------
Cash dividends ($0.15 per share)           --           --       (7,250)         --          --         --          --       (7,250)
------------------------------------
Equity adjustment for conforming
  of annual reporting periods              --           --         (828)         --          --         --          --         (828)
------------------------------------
Net proceeds from stock offering
  and conversion                           --      162,232           --          --          --         --          --      162,232
------------------------------------
Adjustment for reorganization
  of Mutual Holding Company                --        1,577           --          --          --         --          --        1,577
------------------------------------
Exercise of stock options                  11        1,581           --          --          --         --          --        1,592
------------------------------------
Purchase of stock for ESOP                 --           --           --          --     (13,240)        --          --      (13,240)
------------------------------------
Purchases of treasury stock                --           --           --          --          --         --     (10,728)     (10,728)
------------------------------------
Retirement of treasury stock              (50)     (23,691)          --          --          --         --      23,741           --
------------------------------------
Amortization of RRP                        --           --           --          --          --        104          --          104
------------------------------------
Amortization of ESOP                       --           58           --          --         713         --          --          771
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998              431      201,105      112,601       2,498     (13,073)       (79)     (3,664)     299,819
------------------------------------
Comprehensive income:
  Net income for the year ended
    December 31, 1999                      --           --       23,652          --          --         --          --       23,652
------------------------------------
  Other comprehensive loss:
    Unrealized holding losses
      arising during the period
      (net of tax of $(10,882))            --           --           --     (19,346)         --         --          --      (19,346)
------------------------------------
    Reclassification adjustment
      for gains in net income
      (net of tax of $(255))               --           --           --        (454)         --         --          --         (454)
------------------------------------                                                                                       --------
Total comprehensive income                                                                                                    3,852
------------------------------------                                                                                       --------
Cash dividends declared
  ($0.37 per share)                        --           --      (14,392)         --          --         --          --      (14,392)
------------------------------------
Exercise of stock options                  --            6       (3,283)         --          --         --       4,766        1,489
------------------------------------
Purchase and retirement of
  common stock                             --         (299)          --          --          --         --          --         (299)
------------------------------------
Purchases of treasury stock                --           --           --          --          --         --     (48,035)     (48,035)
------------------------------------
Transfer of treasury stock to RRP          --           --         (656)         --          --     (5,048)      5,704           --
------------------------------------
Amortization of RRP                        --           66           --          --          --      1,260          --        1,326
------------------------------------
Amortization of ESOP                       --          (97)          --          --         917         --          --          820
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999          $   431    $ 200,781    $ 117,922    $(17,302)   $(12,156)   $(3,867)   $(41,229)   $ 244,580
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)                               Year Ended December 31,
                                               --------------------------------
                                                 1999        1998        1997
                                               --------------------------------
Cash flows from operating activities
  Net income                                   $ 23,652    $ 19,493    $ 14,970
---------------------------------------------
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation of premises and
      equipment                                   1,406       1,240       1,154
---------------------------------------------
    Amortization of excess of cost
      over fair value of assets acquired            850         850       2,144
---------------------------------------------
    Amortization of ESOP                            820         771         100
---------------------------------------------
    Amortization of RRP                           1,260         104         103
---------------------------------------------
    Provision for loan losses                     1,650       1,469       1,200
---------------------------------------------
    Provision for losses on real
      estate owned                                   28         122         114
---------------------------------------------
    Net gain on sales of loans
      and securities                               (684)       (710)       (593)
---------------------------------------------
    Loans originated for sale                    (7,259)    (14,386)     (4,708)
---------------------------------------------
    Proceeds from sales of mortgage
      loans available for sale                    7,234      14,483       5,011
---------------------------------------------
    Net gain on sales of real estate owned           (1)       (153)       (160)
---------------------------------------------
    Investment securities purchased
      for trading                                    --          --      (1,989)
---------------------------------------------
    Proceeds from sales of investment
      securities held for trading                    --          --       1,971
---------------------------------------------
    Net amortization of premiums and
      accretion of discounts and
      deferred fees                                (168)      1,869        (693)
---------------------------------------------
    Decrease (increase) in interest
      and dividends receivable                    1,278      (1,090)       (524)
---------------------------------------------
    (Decrease) increase in other
      liabilities                                (5,173)      5,353      (1,311)
---------------------------------------------
    Decrease (increase) in other assets           2,720      (2,002)      1,812
--------------------------------------------------------------------------------
      Net cash provided by operating
      activities                                 27,613      27,413      18,601
--------------------------------------------------------------------------------

Cash flows from investing activities
  Proceeds from sales and calls of
    investment securities available for sale    144,123     140,727      10,128
---------------------------------------------
  Proceeds from sales of mortgage-backed
    securities available for sale               240,788      78,752     127,058
---------------------------------------------
  Proceeds from sales of real estate owned        2,375       3,443       3,765
---------------------------------------------
  Purchases of investment securities
    available for sale                         (131,356)   (226,583)    (33,481)
---------------------------------------------
  Purchases of mortgage-backed securities
    available for sale                         (372,883)   (393,292)   (187,986)
---------------------------------------------
  Purchases of investment securities                 --     (85,501)    (28,062)
---------------------------------------------
  Maturities of investment securities                --     135,010      44,996
---------------------------------------------
  Purchases of mortgage-backed securities            --      (5,541)    (54,117)
---------------------------------------------
  Principal payments on mortgage-backed
    securities                                  203,929     229,144     123,968
---------------------------------------------
  Origination of loans                         (344,286)   (333,166)   (170,021)
---------------------------------------------
  Purchases of mortgage loans                   (57,459)    (26,784)    (19,809)
---------------------------------------------
  Principal repayments on loans                 237,927     216,549     116,113
---------------------------------------------
  Purchase of FHLB-NY stock                      (5,248)     (2,032)       (849)
---------------------------------------------
  Purchases of premises and equipment            (1,428)     (3,435)     (3,972)
---------------------------------------------
  Proceeds from sale of fixed assets                 --         124          --
--------------------------------------------------------------------------------
    Net cash used in investing activities       (83,518)   (272,585)    (72,269)
--------------------------------------------------------------------------------

Cash flows from financing activities
  Net proceeds from stock offering                   --     163,809          --
---------------------------------------------
  Purchase of ESOP shares                            --     (13,240)         --
---------------------------------------------
  Equity adjustment for conforming
    of annual reporting periods                      --        (828)         --
---------------------------------------------
  Stock options exercised                         1,489       1,592         682
---------------------------------------------
  Cash dividends paid                            (8,620)     (7,250)     (3,802)
---------------------------------------------
  Net (decrease) increase in deposits           (54,395)     40,815      38,128
---------------------------------------------
  Net increase in borrowed funds                157,325      78,010      33,750
---------------------------------------------
  Net increase in advances by borrowers
    for taxes and insurance                       1,416         720       1,021
---------------------------------------------
  Purchase of treasury stock                    (48,035)    (10,728)         --
---------------------------------------------
  Purchase and retirement of
    common stock                                   (299)         --          --
--------------------------------------------------------------------------------
    Net cash provided by financing
      activities                                 48,881     252,900      69,779
--------------------------------------------------------------------------------
    Net (decrease) increase in cash
      and cash equivalents                       (7,024)      7,728      16,111
---------------------------------------------
Cash and cash equivalents at beginning
  of year                                        37,631      29,903      13,792
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year       $ 30,607    $ 37,631    $ 29,903
--------------------------------------------------------------------------------

Supplemental disclosures of cash
  flow information
  Cash paid during the year for:
    Interest                                   $ 63,251    $ 64,906    $ 63,018
---------------------------------------------
    Income taxes                                 15,332       8,106       2,436
---------------------------------------------
  Non cash investing and financing
    activities for the year:
    Transfer of loans to real estate owned        1,415       3,349       1,419
---------------------------------------------
    Transfer of investment and
      mortgage-backed securities from held
      to maturity to available for sale              --     361,191          --
--------------------------------------------------------------------------------

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

On December 18, 1998, the Company acquired Pulse Bancorp, Inc. ("Pulse"). Each share of Pulse was converted into 3.764 shares of the Company's common stock. A total of 12,066,631 shares were issued, including 800,000 treasury stock shares, to complete the transaction. The acquisition has been accounted for under the pooling-of-interests method of accounting and accordingly, the Company's consolidated financial statements include the accounts and activity of Pulse for all periods presented. Prior to the combination, Pulse's fiscal year ended on September 30. In recording the transaction, Pulse's results of operations for fiscal years ended September 30, 1998 and 1997 and financial condition as of September 30, 1997 were combined with the Company's calendar years. Pulse's results of operations through December 31, 1998 were included as an adjustment in the consolidated statements of stockholders' equity. As part of the merger, Pulse adopted the Company's reporting period, and an $828,000 reduction was made to stockholders' equity to include Pulse's operations for the three months ended December 31, 1998.

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

COMPREHENSIVE INCOME Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale. Comprehensive income is presented in the consolidated statements of stockholders' equity.

CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand, amounts due from depository institutions and Federal funds sold. Generally, Federal funds sold are sold for a one-day period.

INVESTMENT AND MORTGAGE-BACKED SECURITIES Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or trading at the purchase date. Securities available for sale include debt, mortgage-backed and marketable equity securities that are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method.

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

FEDERAL HOME LOAN BANK OF NEW YORK STOCK The Bank, as a member of the FHLB-NY, is required to hold shares of capital stock in the FHLB-NY in an amount equal to 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB-NY, whichever is greater.

LOANS RECEIVABLE, NET Loans receivable, other than loans available for sale, are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses.

Loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. If, however, a loan meets the above criteria, but a current appraisal of the property indicates that the total outstanding balance is less than 55% of the appraised value and in the process of collection, the loan is not classified as non-accrual. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Discounts are accreted and premiums amortized to income using the level yield method over the estimated lives of the loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level yield method over the contractual life of the individual loans, adjusted for actual prepayments.

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

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and consideration of current economic conditions. Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs.

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

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED The excess of cost over fair value of net assets acquired from the acquisition of deposits is amortized to expense over the expected life of the acquired deposit base (7 to 15 years) using the straight-line method. Core deposit studies regarding the retention of the deposits acquired are performed by the Company on an annual basis. After reviewing the results of the core deposit studies, a writedown of the core deposit premium may be recognized if the current balance of the core deposit premium is overstated. The Company recognized an impairment writedown of $1.3 million for the year ended December 31, 1997. No impairment writedowns were required in 1999 or 1998.

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

EMPLOYEE BENEFIT PLANS Pension plan costs, based on actuarial computation of current and future benefits for employees, are charged to expense and are funded based on the maximum amount that can be deducted for Federal income tax purposes.

The Company accrues the expected cost of providing health care and other benefits to employees subsequent to their retirement during the estimated service periods of the employees.

The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. The Company has provided in the notes to the consolidated financial statements, the pro forma disclosures as if the Company had adopted the fair value method of accounting for the issuance of stock options. Stock awarded to employees under the Company's Recognition and Retention plans is expensed by the Company over the awards' vesting period based upon the fair market value of the stock on the date of the grant. Stock committed to be released to employees under the Bank's ESOP is expensed at fair market value.

EARNINGS PER SHARE Basic earnings per share is calculated by dividing net income by the daily average number of common shares outstanding during the period.
Diluted earnings per share is computed similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued utilizing the treasury stock method. All share and per share amounts have been restated for stock dividends and splits, as well as the Reorganization described in note 2 to the Consolidated Financial Statements.

(Dollars in thousands,                    -------------------------------------
  except per share data):                       1999        1998        1997
                                          -------------------------------------
Net income                                $    23,652  $    19,493  $    14,970
--------------------------------------------------------------------------------
Basic weighted average
  common shares outstanding                39,464,227   41,983,776   42,510,823
---------------------------------------
Plus:
Dilutive stock options                        384,069      658,941      685,738
---------------------------------------
Dilutive awards                               359,304       51,570       20,438
--------------------------------------------------------------------------------
Diluted weighted average
  common shares outstanding                40,207,600   42,694,287   43,216,999
--------------------------------------------------------------------------------
Net income per common share:
Basic                                        $   0.60     $   0.46     $   0.35
---------------------------------------
Diluted                                          0.59         0.46         0.35
---------------------------------------

RECLASSIFICATIONS Certain reclassifications have been made to the 1998 and 1997 amounts to conform to the 1999 presentation.

(2)  REORGANIZATION AND STOCK ISSUANCE

On April 8, 1998, the Company and First Savings Bancshares, MHC, completed a conversion and reorganization into the stock holding company structure and also completed the offering of the common stock of First Sentinel Bancorp, Inc., the new stock holding company of the Bank. Through a Subscription and Community Offering, the Company raised $165.6 million in gross proceeds. Shares of First Savings Bank, SLA were converted into shares of First Sentinel Bancorp, Inc. at an exchange ratio of 3.9133. A total of 16,550,374 shares were sold, and 14,820,016 shares were converted into First Sentinel Bancorp stock. All per share data has been restated for the 3.9133 conversion ratio.

(3)  INVESTMENT SECURITIES

A summary of  investment  securities at December 31 is as follows (in thousands):
                                     ------------------------------------------
                                                        1999
                                     ------------------------------------------
                                                  Gross       Gross    Estimated
                                     Amortized  unrealized  unrealized   market
                                        cost      gains       losses     value
                                     ------------------------------------------
Investment Securities Available
  For Sale
U.S. Government and Agency
  obligations                          $155,173   $   --     $(8,363)   $146,810
-----------------------------------
State and political obligations          16,976       --      (1,270)     15,706
-----------------------------------
Corporate obligations                    45,917       --      (5,493)     40,424
-----------------------------------
Equity securities                        11,149       --        (499)     10,650
--------------------------------------------------------------------------------
Total investment securities
  available for sale                   $229,215   $   --    $(15,625)   $213,590
--------------------------------------------------------------------------------
                                     ------------------------------------------
                                                        1998
                                     ------------------------------------------
                                                  Gross       Gross    Estimated
                                     Amortized  unrealized  unrealized   market
                                        cost      gains       losses     value
                                     ------------------------------------------
Investment Securities Available
  For Sale
U.S. Government and Agency
  obligations                          $197,635   $1,127     $  (231)   $198,531
-----------------------------------
State and political obligations           6,900      109         (37)      6,972
-----------------------------------
Corporate obligations                    13,414       97        (236)     13,275
-----------------------------------
Equity securities                        24,071      114        (766)     23,419
--------------------------------------------------------------------------------
Total investment securities
  available for sale                   $242,020   $1,447     $(1,270)   $242,197
--------------------------------------------------------------------------------

The cost and estimated fair value of debt investment securities at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations at par value without prepayment penalties.

                                                                       Estimated
                                                      Amortized          market
                                                         cost            value
Investment Securities Available For Sale             ---------------------------
Due in:
    Less than one year                                 $ 10,462         $ 10,439
---------------------------------------------------
    One to five years                                    44,591           43,141
---------------------------------------------------
    Five to ten years                                    89,982           85,350
---------------------------------------------------
    Greater than ten years                               73,031           64,010
--------------------------------------------------------------------------------
                                                       $218,066         $202,940
                                                     ---------------------------

The realized gross gains and losses from sales are as follows (in thousands):

                                                   Year Ended December 31,
                                            ------------------------------------
                                             1999           1998           1997
                                            ------------------------------------
Gross realized gains                        $ 247          $ 348          $ 184
----------------------------------------
Gross realized losses                        (209)            (3)           (84)
--------------------------------------------------------------------------------
                                            $  38          $ 345          $ 100
                                            ------------------------------------

Investment securities with an amortized cost of $93.4 million at December 31, 1999, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see note 9).

Investment securities held to maturity with an amortized cost of $10.0 million and a net unrealized gain of $169,000 were transferred to investment securities available for sale during 1998. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk. As part of the Pulse acquisition in December, 1998, investment securities of $68.2 million with a net unrealized gain of $126,000 were transferred to investment securities available for sale at the date of the merger. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies. The Company expects to classify all securities purchases as available for sale in the foreseeable future.

(4)  MORTGAGE-BACKED SECURITIES

A summary of mortgage-backed securities at December 31 is as follows (in thousands):

                                    --------------------------------------------
                                                        1999
                                    --------------------------------------------
                                                   Gross      Gross    Estimated
                                    Amortized   unrealized  unrealized   market
                                       cost        gains      losses     value
                                    --------------------------------------------
Mortgage-backed Securities
  Available For Sale
FHLMC                               $ 168,557    $    226   $ (1,746)   $167,037
----------------------------------
GNMA                                   58,018         477       (276)     58,219
----------------------------------
FNMA                                   86,540          47     (1,571)     85,016
----------------------------------
Collateralized mortgage
  obligations                         273,453         276     (8,842)    264,887
--------------------------------------------------------------------------------
Total mortgage-backed
  securities available for sale     $ 586,568    $  1,026   $(12,435)   $575,159
--------------------------------------------------------------------------------

                                    --------------------------------------------
                                                        1998
                                    --------------------------------------------
                                                   Gross      Gross    Estimated
                                    Amortized   unrealized  unrealized   market
                                       cost        gains      losses     value
                                    --------------------------------------------
Mortgage-backed Securities
  Available For Sale
FHLMC                               $ 237,571    $  2,198   $   (817)   $238,952
----------------------------------
GNMA                                   71,537       1,386       (151)     72,772
----------------------------------
FNMA                                  139,477         947       (202)    140,222
----------------------------------
Collateralized mortgage
  obligations                         209,570         898       (533)    209,935
--------------------------------------------------------------------------------
Total mortgage-backed
  securities available for sale     $ 658,155    $  5,429   $ (1,703)   $661,881
--------------------------------------------------------------------------------


Collateralized mortgage obligations ("CMOs") issued by FHLMC, FNMA, GNMA and private interests amounted to $158.3 million, $27.2 million, $7.0 million and $72.4 million, respectively, at December 31, 1999, and $103.7 million, $46.8 million, $3.1 million and $56.0 million, respectively, at December 31, 1998. The privately issued CMOs have generally been underwritten by large investment banking firms, with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are "AAA" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and has, therefore, not provided an allowance for losses on its privately-issued CMOs.

The realized gross gains and losses from sales are as follows (in thousands):

                                                   Year Ended December 31,
                                            -----------------------------------
                                               1999          1998          1997
                                            -----------------------------------
Gross realized gains                        $ 1,387         $ 338         $ 528
------------------------------------------
Gross realized losses                          (716)          (70)          (53)
--------------------------------------------------------------------------------
                                            $   671         $ 268         $ 475
                                            -----------------------------------

Mortgage-backed securities with an amortized cost of $371,000 at December 31, 1999, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $251.4 million at December 31, 1999, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see note 9). The contractual maturities of mortgage-backed securities generally exceed ten years, however the effective lives are expected to be shorter due to prepayments of the underlying mortgages.

Mortgage-backed securities held to maturity with an amortized cost of $181.8 million and a net unrealized gain of $2.3 million were transferred to mortgage-backed securities available for sale during 1998. These securities were transferred to increase the overall level of liquidity and improve the ability to manage interest rate risk. As part of the Pulse acquisition in December, 1998, mortgage-backed securities of $101.3 million with a net unrealized gain of $1.1 million were transferred to mortgage-backed securities available for sale at the date of the merger. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies. The Company expects to classify all mortgage-backed securities purchases as available for sale in the foreseeable future.

(5)  LOANS RECEIVABLE, NET

A summary of loans receivable at December 31 is as follows (in thousands):

                                                      -------------------------
                                                           1999          1998
                                                      -------------------------
Real estate mortgages:
  One- to four-family                                 $   768,747     $ 649,272
----------------------------------------------------
  Multi-family and commercial                             109,320        82,658
----------------------------------------------------
  Home equity                                              98,324        82,671
----------------------------------------------------
  FHA-insured and VA-guaranteed                             6,111         8,012
--------------------------------------------------------------------------------
                                                          982,502       822,613

Real estate construction                                   54,889        65,161
----------------------------------------------------
Consumer                                                   16,638        17,818
--------------------------------------------------------------------------------
    Total loans receivable                              1,054,029       905,592
----------------------------------------------------
Loans in process                                          (27,999)      (41,812)
----------------------------------------------------
Net unamortized premium and deferred expenses               1,090           422
----------------------------------------------------
Allowance for loan losses                                 (11,004)       (9,505)
--------------------------------------------------------------------------------
    Loans receivable, net                             $ 1,016,116     $ 854,697
--------------------------------------------------------------------------------

The Company serviced loans for others in the amount of $81.9 million, $87.6 million and $93.7 million at December 31, 1999, 1998 and 1997, respectively. Related servicing income earned on loans serviced for others totaled $202,000, $237,000 and $288,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Loans in the amount of $1.2 million and $2.4 million were outstanding to directors and executive officers of the Company at December 31, 1999 and 1998, respectively. During 1999, new extensions of credit to directors and executive officers of the Company totaled $419,000 and repayments by such persons totaled $1.6 million. The loans consist primarily of loans secured by mortgages on residential properties.

The Company has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see note 9).

A summary of non-performing  assets at December 31 is as follows (in thousands):


                                                           ---------------------
                                                             1999           1998
                                                           ---------------------
Non-accrual loans                                          $2,356         $2,740
--------------------------------------------------------
Loans 90 days or more delinquent
  and still accruing                                          326          1,525
--------------------------------------------------------------------------------
Total non-performing loans                                  2,682          4,265
--------------------------------------------------------
Real estate owned
  (included in Other assets)                                  466          1,453
--------------------------------------------------------------------------------
Total non-performing assets                                $3,148         $5,718
--------------------------------------------------------------------------------

At December 31, 1999 and 1998, the impaired loan portfolio totaled $42,000 and $734,000, respectively, for which general and specific allocations to the allowance for loan losses of $33,000 and $175,000 were identified at December 31, 1999 and 1998, respectively.

The average balance of impaired loans during 1999, 1998 and 1997 was $222,000, $373,000 and $654,000, respectively. If interest income on non-accrual and impaired loans had been current in accordance with their original terms, approximately $197,000, $311,000 and $629,000 of interest income for the years ended December 31, 1999, 1998 and 1997, respectively, would have been recorded. Interest income recognized on non-accrual and impaired loans totaled $108,000, $145,000 and $227,000 for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, there were no commitments to lend additional funds to borrowers whose loans are classified as non-performing.

An analysis of the allowance for loan
losses for the years ended December 31 is as follows (in  thousands):

                                             ----------------------------------
                                                 1999         1998         1997
                                             ----------------------------------
Balance at beginning of year                 $  9,505      $ 8,454      $ 7,781
--------------------------------------------
Provision charged to operations                 1,650        1,469        1,200
--------------------------------------------------------------------------------
                                               11,155        9,923        8,981

Charge-offs                                      (151)        (596)        (527)
--------------------------------------------
Recoveries                                         --           28           --
--------------------------------------------
Allowance activity of Pulse
  during conforming  period,  net                  --          150           --
--------------------------------------------------------------------------------
Balance at end of year                       $ 11,004      $ 9,505      $ 8,454
--------------------------------------------------------------------------------

(6)  INTEREST AND DIVIDENDS RECEIVABLE

A summary of interest and dividends receivable at December 31 is as follows (in thousands):

                                                           ---------------------
                                                              1999          1998
                                                           ---------------------
Loans                                                      $ 5,055       $ 4,585
----------------------------------------------------------
Investment securities                                        3,260         4,064
----------------------------------------------------------
Mortgage-backed securities                                   3,963         4,907
--------------------------------------------------------------------------------
  Interest and dividends  receivable                       $12,278       $13,556
--------------------------------------------------------------------------------

(7)  PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31 are summarized as follows (in thousands):

                                                        ------------------------
                                                            1999           1998
                                                        ------------------------
Land                                                    $  3,870       $  3,870
-------------------------------------------------------
Buildings and improvements                                14,227         12,969
-------------------------------------------------------
Leasehold improvements                                     1,361          1,354
-------------------------------------------------------
Furnishings, equipment and automobiles                     7,788          6,934
-------------------------------------------------------
Construction in progress                                      67            794
--------------------------------------------------------------------------------
  Total                                                   27,313         25,921
-------------------------------------------------------
Accumulated depreciation and amortization                (10,810)        (9,440)
--------------------------------------------------------------------------------
  Premises and equipment, net                           $ 16,503       $ 16,481
--------------------------------------------------------------------------------
(8)  DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):

                             ---------------------------------------      ------------------------------------
                                              1999                                         1998
                             ---------------------------------------      ------------------------------------
                                             Interest      Weighted                      Interest     Weighted
                                               rate         average                        rate       average
                                Amount        ranges          rate          Amount        ranges        rate
                             ---------------------------------------      ------------------------------------
Non-interest bearing demand  $    43,744            --%         --%       $   41,012            --%       --%
----------------------------
NOW and money market             354,908      0 - 3.22        2.63           340,423      0 - 3.20      2.92
----------------------------
Savings                          165,593      0 - 5.16        2.27           172,910      0 - 2.25      2.50
----------------------------
Certificates of deposit          649,479   2.57 - 7.72        4.96           713,774   2.00 - 9.34      5.48
--------------------------------------------------------------------------------------------------------------
                             $ 1,213,724      0 - 7.72%       3.73%       $1,268,119      0 - 9.34%     4.21%
                             ---------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit at December 31, 1999 are as follows (in thousands):

One year or less                                                        $513,839
----------------------------------------------------------------------
After one to two  years                                                   70,398
----------------------------------------------------------------------
After two to three years                                                  24,346
----------------------------------------------------------------------
After three to four years                                                 12,605
----------------------------------------------------------------------
After four to five years                                                  15,599
----------------------------------------------------------------------
After five years                                                          12,692
--------------------------------------------------------------------------------
                                                                        $649,479
                                                                        --------

Included in deposits at December 31, 1999 and 1998 are $92.6 million and $117.4 million, respectively, of deposits of $100,000 and over, and $414,000 and $493,000, respectively, of accrued interest payable on deposits.

(9)  BORROWED FUNDS

FEDERAL HOME LOAN BANK-NEW YORK ADVANCES Advances from the FHLB-NY at December 31 are summarized as follows (dollars in thousands):

                             --------------------------------------------------
                                     1999                         1998
                             --------------------------------------------------
                                            Weighted                    Weighted
                                            average                     average
                                            interest                    interest
Contractual maturity          Amount          rate          Amount        rate
--------------------------------------------------------------------------------
1999                         $     --           --%        $ 6,000         5.87%
---------------------------
2000                           72,000         6.12           2,000         5.76
---------------------------
2002                            5,000         6.58           5,000         5.69
---------------------------
2003                           25,000         5.14          25,000         5.14
---------------------------
2009                            5,000         5.52              --           --
--------------------------------------------------------------------------------
                             $107,000         5.88%        $38,000         5.36%
                             --------------------------------------------------

The Company has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY at predetermined dates. Such advances totaled $15.0 million at December 31, 1999 and 1998. The maximum amount of FHLB-NY advances outstanding at any month-end during the years ended December 31, 1999 and 1998 was $139.3 million and $50.8 million, respectively. The average amount of FHLB-NY advances outstanding during the years ended December 31, 1999 and 1998 was $70.9 million and $24.1 million, respectively. At December 31, 1999 and 1998, $65.0 million and $5.0 million of FHLB-NY advances had adjustable rates, respectively.

Advances from the FHLB-NY are secured by pledges of FHLB-NY stock of $18.1 million and $12.9 million at December 31, 1999 and 1998, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Company.

The Company has an available overnight line of credit with the FHLB-NY for a maximum of $50.0 million at December 31, 1999.

OTHER BORROWINGS The following is a summary of other borrowings at December 31 (dollars in thousands):

                            ---------------------------------------------------
                                     1999                         1998
                            ---------------------------------------------------
                                            Weighted                    Weighted
                                            average                     average
                                            interest                    interest
Contractual maturity          Amount          rate          Amount        rate
--------------------------------------------------------------------------------
1999                        $     --           --%        $ 63,000         5.73%
---------------------------
2000                         130,000         5.75           28,675         5.93
---------------------------
2001                              --           --           15,000         5.05
---------------------------
2002                          30,000         5.49           20,000         5.70
---------------------------
2003                          10,000         4.70           25,000         4.83
---------------------------
2004                          60,000         5.82           20,000         5.36
---------------------------
2008                          55,000         5.12           55,000         5.09
---------------------------
2009                          30,000         5.64               --           --
--------------------------------------------------------------------------------
                            $315,000         5.58%        $226,675         5.42%
                            ---------------------------------------------------

The maximum amount of other borrowings outstanding at any month-end during the years ended December 31, 1999 and 1998 was $315.0 million and $269.2 million, respectively. The average amount of other borrowings outstanding during the years ended December 31, 1999 and 1998 was $254.6 million and $192.7 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $344.8 million and $191.4 million, and market values of $335.7 million and $192.1 million at December 31, 1999 and 1998, respectively. The securities underlying the other borrowing agreements are under the Company's control. At December 31, 1999 and 1998, $180.5 million and $165.2 million, respectively, of other borrowings are callable at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.

(10) REGULATORY MATTERS

Capital distributions, in the form of any dividend paid or other distribution in cash or in kind, are limited by the Office of Thrift Supervision ("OTS"). A "Tier 1" association, which is defined as an association that has capital immediately prior to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement, is authorized to make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. The Bank is a Tier 1 association.

OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1999 and 1998, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; a minimum ratio of Tier 1 (core) capital to risk-weighted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

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

Management believes that, as of December 31, 1999, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution (dollars in thousands):

                                                        OTS Requirements
                                                --------------------------------
                                                                       For
                                                                  Classification
                                                Minimum Capital      as  Well
                              Bank Actual          Adequacy        Capitalized
                            ---------------     ---------------   --------------
                             Amount   Ratio     Amount   Ratio    Amount   Ratio
                            ---------------     ---------------   --------------
December 31, 1999:
Tangible capital           $194,702   10.25%   $28,501    1.50%  $    --     --%
--------------------------
Tier 1 (core) capital       194,702   10.25     57,003    3.00    95,005    5.00
--------------------------
Risk-based capital:
     Tier 1                 194,702   24.14     32,265    4.00    48,398    6.00
--------------------------
     Total                  204,796   25.39     64,531    8.00    80,663   10.00
--------------------------------------------------------------------------------

December 31, 1998:
Tangible capital           $221,184   12.15%   $27,298    1.50%  $    --     --%
--------------------------
Tier 1 (core) capital       221,184   12.15     54,597    3.00    90,995    5.00
--------------------------
Risk-based capital:
     Tier 1                 221,184   31.75     27,866    4.00    41,804    6.00
--------------------------
     Total                  229,901   33.00     55,738    8.00    69,673   10.00
--------------------------------------------------------------------------------

(11) INCOME TAXES

Income tax expense applicable to income for the years ended December 31 consists of the following (in thousands):

                                      ------------------------------------------
                                          1999              1998            1997
                                      ------------------------------------------
Federal:
Current                               $ 13,043          $ 11,273          $7,156
------------------------------------
Deferred                                  (974)             (727)            813
--------------------------------------------------------------------------------
                                        12,069            10,546           7,969
                                      ------------------------------------------

State:
Current                                     17               458             676
------------------------------------
Deferred                                    69               (60)             41
--------------------------------------------------------------------------------
                                            86               398             717
                                      ------------------------------------------
                                      $ 12,155          $ 10,944          $8,686
                                      ------------------------------------------

The effective tax rates for years ended December 31, 1999, 1998 and 1997 were 34.0%, 36.0% and 36.7%, respectively.

A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the years ended December 31 is as follows (in thousands):

                                            ----------------------------------
                                                1999         1998         1997
                                            ----------------------------------
Income before income taxes                  $ 35,807      $30,437     $ 23,656
--------------------------------------------
Applicable statutory federal tax rate             35%          35%          35%
--------------------------------------------------------------------------------
Computed "expected" federal income
  tax expense                                 12,532       10,653        8,280
--------------------------------------------
Increase in federal income tax
  expense resulting from:
  State income taxes, net of federal benefit      56          259          468
--------------------------------------------
  Other items, net                              (433)          32          (62)
--------------------------------------------------------------------------------
                                            $ 12,155      $10,944     $  8,686
                                            ----------------------------------

The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31 are as follows (in thousands):

                                                          ----------------------
                                                             1999           1998
                                                          ----------------------
Deferred Tax Assets
Provision for loan losses-book                            $ 3,851         $3,512
--------------------------------------------------------
Unrealized loss on securities
  available for sale                                        9,732             --
--------------------------------------------------------
Postretirement benefits                                       468            413
--------------------------------------------------------
Tax depreciation less than
  book depreciation                                           132            132
--------------------------------------------------------
Excess pension expense                                        480            432
--------------------------------------------------------
Stock awards                                                  162             --
--------------------------------------------------------
Deferred directors' fees                                       14            129
--------------------------------------------------------
Excess cost over fair value
  of net assets acquired                                      465            450
--------------------------------------------------------
Other                                                          76            114
--------------------------------------------------------------------------------
    Total deferred tax assets                              15,380          5,182
--------------------------------------------------------------------------------

Deferred Tax Liabilities
Provision for loan losses-tax                                 872          1,128
--------------------------------------------------------
Unrealized gain on securities
  available for sale                                           --          1,405
--------------------------------------------------------
Deferred points                                               175            361
--------------------------------------------------------
Other                                                         170            167
--------------------------------------------------------------------------------
    Total deferred tax liabilities                          1,217          3,061
--------------------------------------------------------------------------------
        Net deferred tax asset                            $14,163         $2,121
--------------------------------------------------------------------------------

Retained earnings at December 31, 1999 and 1998, includes approximately $18.1 million for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions, excess distributions to shareholders or a change in Federal tax law. At December 31, 1999 and 1998, the Company had an unrecognized tax liability of $6.5 million with respect to this reserve.

Included in other comprehensive income is income tax (benefit) expense attributable to net unrealized (losses) gains on securities available for sale in the amounts of $(11,137,000), $677,000 and $859,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

(12) EMPLOYEE BENEFIT PLANS

The Company is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension (benefit) expense was $(118,000), $214,000 and $371,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Company cannot be ascertained.

The Company has Supplemental Executive Retirement Plans ("SERP"), which provide post-employment supplemental retirement benefits to certain officers of the Company. The SERPs are non-qualified employee benefit plans.

The Company has a non-pension postretirement benefit plan ("Other Benefits"), which provides certain healthcare benefits to eligible employees. The plan is unfunded as of December 31, 1999, and the obligation is included in Other liabilities as an accrued postretirement benefit cost.

The following table shows the change in benefit obligation, the funded status for the SERPs and other benefits, and (accrued cost) prepaid benefit at December 31 (in thousands):

                                               SERP            Other Benefits
                                       ------------------    ------------------
                                          1999       1998       1999       1998
                                       ------------------    ------------------
Benefit obligation at
  beginning of year                    $ 1,040    $   865    $ 1,646    $ 1,106
-------------------------------------
Service cost                                92         80         81         59
-------------------------------------
Interest cost                               73         60        115         87
-------------------------------------
Amendments                                  --         --         --         69
-------------------------------------
Actuarial (gain) loss                     (144)        35        (39)       345
-------------------------------------
Benefits paid                               --         --        (60)       (20)
---------------------------------------------------------    ------------------
Benefit obligation at the
  end of the year                      $ 1,061    $ 1,040    $ 1,743    $ 1,646
---------------------------------------------------------    ------------------

Change in plan assets:
Fair value of plan assets
  at beginning of year                 $    --    $    --    $    --    $    --
-------------------------------------
Employer contribution                       --         --         60         20
-------------------------------------
Benefits paid                               --         --        (60)       (20)
---------------------------------------------------------    ------------------
Fair value of plan assets
  at end of year                       $    --    $    --    $    --    $    --
---------------------------------------------------------    ------------------

Funded status                          $(1,061)   $(1,040)   $(1,743)   $(1,646)
-------------------------------------
Unrecognized net transition
  obligation                               614        680         --         --
-------------------------------------
Unrecognized net actuarial loss             69        225        283        348
---------------------------------------------------------    ------------------
Accrued benefit cost                   $  (378)   $  (135)   $(1,460)   $(1,298)
---------------------------------------------------------    ------------------

                                               SERP            Other Benefits
                                       ------------------    ------------------
                                          1999       1998       1999       1998
                                       ------------------    ------------------
Weighted average assumptions
  as of December 31:
Discount rate                             8.00%     6.75%       8.00%     6.75%
-------------------------------------
Rate of compensation increase             5.00%     5.00%       5.00%     5.00%
-------------------------------------

Net periodic cost at December 31 includes the following components (in thousands):

                                              SERP             Other Benefits
                                      -------------------    ------------------
                                      1999   1998    1997    1999   1998   1997
                                      -------------------    ------------------
Service cost                          $ 92   $ 80   $  75    $ 81   $ 59   $ 61
-------------------------------------
Interest cost                           73     60      95     115     87     72
-------------------------------------
Amortization of net
  transition obligation                 66     66      66      --     --     --
-------------------------------------
Amortization of net
  actuarial loss (gain)                 12      9     (46)     26     85    (34)
-------------------------------------
Amortization of prior service cost      --     --     347      --     70     --
---------------------------------------------------------    ------------------
Net periodic cost                     $243   $215   $ 537    $222   $301   $ 99
---------------------------------------------------------    ------------------

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 and all future years. Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects (in thousands):

                                                             Increase  Decrease
                                                             -------------------
Effect on total of service and interest cost components        $ 43     $ (36)
-----------------------------------------------------------
Effect on other benefits obligation                             282      (269)
-----------------------------------------------------------

The Company also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 12% of their compensation. For the first 6% of the employee's contribution, the Company will contribute 25% of that amount to the employee's account. At the end of the plan year, the Company may make an additional contribution to the plan. The contributions under this plan were $88,000, $141,000 and $134,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

RECOGNITION AND RETENTION PLANS The Company maintains Recognition and Retention Plans ("RRP") for the benefit of directors, officers and key employees of the Company. During 1996, the Board of Directors adopted an Omnibus Incentive Plan and awarded 21,780 RRP shares following approval by the OTS and stockholders. In 1998, the Board of Directors and stockholders approved the granting of 662,014 shares as RRP awards under the 1998 Stock-Based Incentive Plan ("1998 Plan"). As of December 31, 1999, the Company had granted 641,799 RRP shares under the 1998 Plan. RRP awards are granted in the form of shares of common stock held by the RRP. All RRP awards granted in 1996 have been paid out at December 31, 1999. RRP awards granted in 1998 are payable over a five-year period at a rate of 20% per year, commencing one year from the date of the award grant. Amortization of the RRP was $1,260,000, $104,000 and $103,000 for the years ended December 31, 1999,
1998 and 1997. 1999 amortization included $202,000 in accelerated expense due to the death of one of the Company's directors.

EMPLOYEE STOCK OWNERSHIP PLAN The Company maintains an ESOP for eligible employees who have completed a twelve-month period of employment with the Company. ESOP shares were purchased in each of the Company's public offerings. Funds for the purchase of additional shares were borrowed from the Bank's parent, First Sentinel Bancorp. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is paid. The Company, at its discretion, contributes funds in cash to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal paid on the ESOP loan for the year. Dividends paid on unallocated ESOP shares are used to repay the loan. Unallocated ESOP shares are not considered outstanding for purposes of calculating earnings per share. At December 31, 1999, there were 1,337,187 unallocated ESOP shares with a market value of $10.4 million. In 1999 and 1998, the Company recognized compensation expense based on the fair value of shares committed to be released. In 1997, expense was recognized based on the original cost of shares allocated. Compensation expense recognized for 1999, 1998 and 1997 amounted to $820,000, $771,000 and $100,000, respectively. The Company allocated 100,920, 84,796 and 114,589 shares during 1999, 1998 and 1997, respectively.

STOCK OPTION PLANS The Company maintains stock option plans (the "Plans") for the benefit of directors, officers, and other key employees of the Company. Options granted under the Plans are exercisable over a period not to exceed ten years from the date of grant. Under all Plans originated prior to 1998, the exercise price of each option equals the market price of the Company's stock on the date of grant. The exercise price for options granted under the 1998 Plan is the greater of the market price of the Company's stock on the date of grant or $9.00. The following table summarizes the options granted and exercised under the Plans during the periods indicated and their respective weighted average exercise price:

                     -----------------------------------------------------------
                            1999                 1998                1997
                     -----------------------------------------------------------
                                Weighted            Weighted            Weighted
                       Number   average    Number    average    Number   average
                         of     exercise     of     exercise      of    exercise
                       shares    price     shares     price     shares    price
                     -----------------------------------------------------------
Outstanding at
  beginning
  of period          2,840,284   $6.55   1,751,298    $3.12   2,064,540   $2.35
--------------------
Granted                     --      --   1,702,836     8.88     308,648    4.25
--------------------
Expired                     --      --     (43,090)    3.69          --      --
--------------------
Exercised             (542,288)   2.70    (570,760)    2.79    (621,890)   2.10
--------------------------------------------------------------------------------
Outstanding at
  end of period      2,297,996   $7.55   2,840,284    $6.55   1,751,298   $3.12
--------------------------------------------------------------------------------
Options exercisable
  at year-end        1,074,196           1,137,164            1,592,410
--------------------------------------------------------------------------------

The following table summarizes information about the stock options outstanding at December 31, 1999, as adjusted for the effect of stock dividends:

                  Options Outstanding                     Options Exercisable
------------------------------------------------------  -----------------------
                                  Weighted
                                   average   Weighted     Number of    Weighted
   Range of          Number       remaining   average       shares      average
   exercise        of shares     contractual  exercise   exercisable    exercise
    prices        outstanding   life in years   price   at period end     price
------------------------------------------------------  -----------------------
$2.291 - 2.341        27,640         3.0        $2.33         27,640      $2.33
 3.326 - 4.517       567,520         6.5         3.81        567,520       3.81
 6.642 - 6.908        90,336         8.5         6.77         90,336       6.77
         9.000     1,612,500         9.0         9.00        388,700       9.00
------------------------------------------------------  -----------------------
$2.291 - 9.000     2,297,996         8.3        $7.55      1,074,196      $5.90
------------------------------------------------------  -----------------------

The Company applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was accounted for under the fair value method, the Company's net income and earnings per share for the years ended December 31 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                            ------------------------------------
                                                1999         1998         1997
                                            ------------------------------------
Net Income:
As reported                                 $   23,652   $   19,493   $   14,970
------------------------------------------
Pro forma                                       22,920       18,762       14,569
------------------------------------------

Earnings per share:
Basic earnings per share                    $     0.60   $     0.46   $     0.35
------------------------------------------
Diluted earnings per share                        0.59         0.46         0.35
------------------------------------------
Pro forma basic earnings per share                0.58         0.45         0.34
------------------------------------------
Pro forma diluted earnings per share              0.57         0.45         0.34
------------------------------------------
Weighted average fair value
  of options granted during year                    --         2.21         2.03
--------------------------------------------------------------------------------

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 1998 and 1997: dividend yield of 2.35% and 3.00%; an expected volatility of 20% and 50%; and a risk-free interest rate of 5.00% and 6.59%.

(13) COMMITMENTS AND CONTINGENCIES

COMMITMENTS

ACQUISITIONS In connection with the Pulse acquisition, the Company recorded a pre-tax merger charge of approximately $5.0 million in 1998. The charge consisted primarily of severance payments and other compensation charges totaling $2.4 million and professional fees and services of $2.1 million. Approximately $4.0 million of the merger charges were paid in 1998 and the remaining $1.0 million were paid in 1999.

FINANCIAL TRANSACTIONS WITH OFF-BALANCE-SHEET RISK AND
CONCENTRATIONS OF CREDIT The Company, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments and letters of credit.

The following commitments and contingent liabilities existed at December 31 which are not reflected in the accompanying consolidated financial statements (in thousands):

                                                           ---------------------
                                                             1999          1998
                                                           ---------------------
Origination of mortgage loans:
  Fixed rate                                               $ 8,904       $21,718
--------------------------------------------------------
  Variable rate                                             95,434        25,131
--------------------------------------------------------
Purchase of mortgage loans - variable rate                  10,770         3,526
--------------------------------------------------------
Undisbursed home equity credit lines                        45,430        37,256
--------------------------------------------------------
Purchase of investment and
  mortgage-backed securities                                22,046        13,000
--------------------------------------------------------
Undisbursed construction credit lines                       27,999        41,812
--------------------------------------------------------
Undisbursed commercial lines of credit                      11,667        12,938
--------------------------------------------------------
Participations in Thrift Institutions
  Community Investment Corp. of NJ                           1,000         1,400
--------------------------------------------------------
Standby letters of credit                                    2,856         2,199
--------------------------------------------------------
Sale of mortgage loans                                          --         1,845
--------------------------------------------------------------------------------

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

The Company grants one- to four-family first mortgage real estate loans, multi-family, construction loans, and nonresidential first mortgage real estate loans to borrowers throughout New Jersey. Borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is therefore subject to risk of loss. The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

LEASE OBLIGATIONS At December 31, 1999, the Company was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $525,000, $507,000 and $613,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The projected minimum rental commitments as of December 31, 1999, are as follows (in thousands):

2000                                                                     $  364
----------------------------------------------------------------------
2001                                                                        292
----------------------------------------------------------------------
2002                                                                        286
----------------------------------------------------------------------
2003                                                                        198
----------------------------------------------------------------------
2004                                                                        165
----------------------------------------------------------------------
Thereafter                                                                  269
-------------------------------------------------------------------------------
                                                                         $1,574
                                                                         ------

CONTINGENCIES The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

(14) RECENT ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." This statement amends SFAS No. 133 by delaying the effective date one year. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This statement is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000, on a prospective basis. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or the results of operations of the Company.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

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

DEPOSITS The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 1999 and 1998. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.

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

The estimated fair values of the Company's financial instruments at December 31 were as follows (in thousands):

                                  ----------------------------------------------
                                           1999                    1998
                                  ----------------------------------------------
                                    Book         Fair        Book        Fair
                                    value        value       value       value
                                  ----------------------------------------------
FINANCIAL ASSETS:
Cash and cash equivalents         $   30,607  $   30,607  $   37,631  $   37,631
---------------------------------
FHLB-NY stock                         18,100      18,100      12,852      12,852
---------------------------------
Investment securities
  available for sale                 213,590     213,590     242,197     242,197
---------------------------------
Mortgage-backed securities
  available for sale                 575,159     575,159     661,881     661,881
---------------------------------
Loans receivable, net              1,016,116     990,633     854,697     862,231
---------------------------------

FINANCIAL LIABILITIES:
Deposits                           1,213,724   1,213,316   1,268,119   1,272,466
---------------------------------
Borrowings                           422,000     415,932     264,675     264,663
---------------------------------

Off-Balance Sheet Instruments:
Loan commitments                          --         661          --         152
---------------------------------
Standby letters of credit                 --          29          --          21
---------------------------------

LIMITATIONS The foregoing fair value estimates were made at December 31, 1999 and 1998, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell, at one time, the Company's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Company's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at December 31, 1999 and 1998, no attempt was made to estimate the value of anticipated future business of the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Company's retail branch delivery system, its existing core deposit base, premises and equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

(16) CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of First Sentinel Bancorp (parent company only) are presented below:

CONDENSED STATEMENTS OF FINANCIAL CONDITION                     December 31,
                                                          ----------------------
(In thousands)                                                1999          1998
                                                          ----------------------
ASSETS
Cash                                                      $ 26,229      $ 29,098
-------------------------------------------------------
Due from subsidiary                                          2,300         1,700
-------------------------------------------------------
ESOP loan receivable                                        12,156        13,073
-------------------------------------------------------
Investment in subsidiaries                                 186,933       229,911
-------------------------------------------------------
Investment securities available for sale                    21,659        27,164
-------------------------------------------------------
Other assets                                                 2,011           544
--------------------------------------------------------------------------------
  Total assets                                            $251,288      $301,490
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                         $  5,772      $     --
-------------------------------------------------------
Other liabilities                                              936         1,671
-------------------------------------------------------
Stockholders' equity                                       244,580       299,819
--------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity                                    $251,288      $301,490
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME                       Year Ended December 31,
                                                 -------------------------------
(In thousands)                                       1999        1998       1997
                                                 -------------------------------
INCOME
Dividends from subsidiary                        $ 49,400     $13,848    $ 2,146
---------------------------------------------
Interest and dividends on securities                1,555       1,767        135
---------------------------------------------
Net gain on sales of securities                       179         106         --
---------------------------------------------
Other income                                           --           1         12
--------------------------------------------------------------------------------
  Total income                                     51,134      15,722      2,293
--------------------------------------------------------------------------------

EXPENSES
Merger expense                                         --       2,128         --
---------------------------------------------
Other expense                                       1,343         306        103
--------------------------------------------------------------------------------
  Total expense                                     1,343       2,434        103
--------------------------------------------------------------------------------
  Income before taxes                              49,791      13,288      2,190
---------------------------------------------
Income taxes                                          543         208         11
--------------------------------------------------------------------------------
  Income before equity in
  undistributed income
  of subsidiary                                    49,248      13,080      2,179
---------------------------------------------
(Dividends in excess of earnings)
  increase in undistributed
  earnings of subsidiary                          (25,596)      6,413     12,791
--------------------------------------------------------------------------------
  Net income                                     $ 23,652     $19,493    $14,970
--------------------------------------------------------------------------------

Condensed Statements of Cash Flows                    Year Ended December 31,
                                                -------------------------------
(In thousands)                                      1999        1998       1997
                                                -------------------------------
OPERATING ACTIVITIES
Net income                                      $ 23,652   $  19,493   $ 14,970
----------------------------------------------
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Dividends in excess of earnings
    (increase in undistributed
    earnings of subsidiary)                       25,596      (6,413)   (12,791)
----------------------------------------------
  Net gains on sales of investment
    securities available for sale                   (179)       (106)        --
----------------------------------------------
  Decrease (increase) in other assets                852        (543)     1,529
----------------------------------------------
  (Decrease) increase in
     other liabilities                              (678)      1,618      1,093
----------------------------------------------
  Amortization of ESOP                               820         771        100
----------------------------------------------
  Amortization of RRP                              1,260         104        103
--------------------------------------------------------------------------------
    Net cash provided by
      operating activities                        51,323      14,924      5,004
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Purchase of investment securities              (20,407)    (47,326)      (824)
----------------------------------------------
  Proceeds from sales and maturities
    of investment securities
    available for sale                            22,280      20,405         --
----------------------------------------------
  (Increase) decrease in due from subsidiary        (600)        250     (1,000)
----------------------------------------------
  Capital contributed to subsidiary Bank              --     (92,869)        --
--------------------------------------------------------------------------------
    Net cash provided by (used in)
      investing activities                         1,273    (119,540)    (1,824)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Cash dividends paid                             (8,620)     (7,250)    (3,802)
----------------------------------------------
  Net proceeds from stock offering                    --     163,809         --
----------------------------------------------
  ESOP stock contribution                             --     (13,240)        --
----------------------------------------------
  Equity adjustment for conforming
    of annual reporting periods                       --        (828)        --
----------------------------------------------
  Stock options exercised                          1,489       1,592        682
----------------------------------------------
  Purchase of treasury stock                     (48,035)    (10,728)        --
----------------------------------------------
  Purchase and retirement of
    common stock                                    (299)         --         --
--------------------------------------------------------------------------------
    Net cash (used in) provided
      by financing activities                    (55,465)    133,355     (3,120)
--------------------------------------------------------------------------------
    Net (decrease) increase in cash               (2,869)     28,739         60
----------------------------------------------
Cash at beginning of year                         29,098         359        299
--------------------------------------------------------------------------------
Cash at end of year                             $ 26,229   $  29,098   $    359
--------------------------------------------------------------------------------

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data (dollars in thousands, except per share data):

Year Ended December 31, 1999             First     Second      Third     Fourth
                                        Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                         $29,944    $30,482    $31,087    $31,875
---------------------------------------
Interest expense                         15,912     15,910     16,132     17,052
--------------------------------------------------------------------------------
  Net interest income                    14,032     14,572     14,955     14,823
---------------------------------------
Provision for loan losses                   450        450        300        450
--------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses            13,582     14,122     14,655     14,373
---------------------------------------
Other operating income                    1,047      1,003        846        735
---------------------------------------
Operating expenses                        6,059      6,306      6,185      6,006
--------------------------------------------------------------------------------
  Income before income
    tax expense                           8,570      8,819      9,316      9,102
---------------------------------------
Income tax expense                        2,959      2,939      3,164      3,093
--------------------------------------------------------------------------------
  Net income                            $ 5,611    $ 5,880    $ 6,152    $ 6,009
--------------------------------------------------------------------------------
Basic earnings per share                $   .14    $   .15    $   .15    $   .16
--------------------------------------------------------------------------------
Diluted earnings per share              $   .13    $   .15    $   .15    $   .16
--------------------------------------------------------------------------------

Year Ended December 31, 1998             First     Second      Third     Fourth
                                        Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                         $27,905    $29,808    $30,159    $31,301
---------------------------------------
Interest expense                         16,330     15,879     16,374     16,803
--------------------------------------------------------------------------------
  Net interest income                    11,575     13,929     13,785     14,498
---------------------------------------
Provision for loan losses                   375        365        352        377
--------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses            11,200     13,564     13,433     14,121
---------------------------------------
Other operating income                    1,902        739      1,083        972
---------------------------------------
Operating expenses                        5,708      6,022      6,165      8,682
--------------------------------------------------------------------------------
  Income before income
    tax expense                           7,394      8,281      8,351      6,411
---------------------------------------
Income tax expense                        2,693      3,039      2,720      2,492
--------------------------------------------------------------------------------
  Net income                            $ 4,701    $ 5,242    $ 5,631    $ 3,919
--------------------------------------------------------------------------------
Basic and diluted earnings
  per share                             $   .11    $   .13    $   .13    $   .09
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
First Sentinel Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


KPMG LLP


Short Hills, New Jersey
January 21, 2000

MARKET INFORMATION FOR COMMON STOCK First Sentinel Bancorp, Inc. Common Stock trades on the Nasdaq Stock Market under the symbol "FSLA." Newspaper financial sections list the stock as FSLA or FSentBc. At December 31, 1999, there were 5,395 holders of record of First Sentinel's Common Stock. The following table sets forth the high and low sales prices per share of the Company's Common Stock, as reported on the Nasdaq National Market. Information regarding the Company's Common Stock has been restated to reflect the exchange of 3.9133 shares of the Company's Common Stock for each outstanding share of the common stock of First Savings Bank in connection with the conversion and reorganization of First Savings Bank into the stock holding company structure in April 1998. The information has also been restated to reflect the payment of all stock dividends and splits.

                         -----------------------------------------------------
                                   1999                       1998
                         -----------------------------------------------------
                                          Dividends                   Dividends
                          High      Low     Paid     High      Low       Paid
                         -----------------------------------------------------
Fourth Quarter           $ 9.00   $ 7.75   $ .060   $ 8.19    $ 7.88    $ .045
------------------------
Third Quarter              9.50     7.69     .055    10.00      7.00      .045
------------------------
Second Quarter             8.88     7.00     .055    10.94      9.25      .030
------------------------
First Quarter              8.75     7.69     .050    13.93     10.48      .030
------------------------