Form 10-K, Exhibit 13
period 2001-12-31
FIRST SENTINEL BANCORP INC
filed 2002-04-01
CIK 1051092

Exhibit 13

CONSOLIDATED FINANCIAL HIGHLIGHTS

        The following selected financial data and selected operating data should be read in conjunction with the consolidated financial statements of the Company and accompanying notes thereto, which are presented elsewhere herein.

December 31,                                              2001           2000           1999            1998          1997
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

SELECTED FINANCIAL DATA:
Total assets                                        $2,138,919     $1,968,709     $1,904,696      $1,855,058    $1,575,332
Loans receivable, net                                1,242,779      1,184,802      1,016,116         854,697       715,810
Investment securities                                       --             --             --              --       127,583
Investment securities available for sale               107,988        234,970        213,590         242,197        78,443
Other interest-earning assets (1)                       40,541         40,693         37,175          27,652        28,795
Mortgage-backed securities, net                             --             --             --              --       369,920
Mortgage-backed securities available for sale          642,716        447,022        575,159         661,881       200,530
Deposits                                             1,315,264      1,219,336      1,213,724       1,268,119     1,227,304
Borrowed funds                                         545,814        505,955        422,000         264,675       186,665
Preferred capital securities                            25,000             --             --              --            --
Stockholders' equity                                   230,127        222,163        244,580         299,819       144,893
==========================================================================================================================

Year Ended December 31,                                   2001           2000           1999            1998          1997
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

SELECTED OPERATING DATA:
Interest income                                    $   133,585     $  136,789     $  123,388      $  119,173    $  109,241
Interest expense                                        74,684         78,872         65,006          65,386        63,558
--------------------------------------------------------------------------------------------------------------------------
   Net interest income                                  58,901         57,917         58,382          53,787        45,683
Provision for loan losses                                  650          1,441          1,650           1,469         1,200
--------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                          58,251         56,476         56,732          52,318        44,483
Non-interest income (2)                                  4,455          2,269          3,631           4,696         3,383
Non-interest expense (3)                                25,934         24,678         24,556          26,577        24,210
--------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                     36,772         34,067         35,807          30,437        23,656
Income tax expense                                      11,461         11,099         12,155          10,944         8,686
--------------------------------------------------------------------------------------------------------------------------
   Net income                                     $     25,311    $    22,968    $    23,652     $    19,493   $    14,970
==========================================================================================================================
Basic earnings per share (4)                             $0.84          $0.69          $0.60           $0.46         $0.35
==========================================================================================================================
Diluted earnings per share (4)                           $0.82          $0.68          $0.59           $0.46         $0.35
==========================================================================================================================
Dividends per share, as adjusted (4)                     $0.30          $0.24          $0.37           $0.15         $0.11
==========================================================================================================================

At or For the Year Ended December 31,                     2001           2000           1999            1998          1997
--------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets (2) (3)                          1.25%          1.17%          1.25%           1.12%         0.96%
Return on average stockholders' equity (2) (3)           11.09          10.17           7.99            7.41         10.88
Average stockholders' equity to average assets           11.31          11.52          15.69           15.07          8.86
Stockholders' equity to total assets                     10.76          11.29          12.84           16.16          9.20
==========================================================================================================================

(1) Includes federal funds sold and investment in the stock of the Federal Home Loan Bank of New York ("FHLB-NY").
(2) Includes the effect of the sale of the Eatontown branch that realized a $1.1 million gain, or $687,000 net of tax, in 1998.
(3) Includes the effect of non-recurring items in 1998 and 1997. The non-recurring item in 1998 was the $2.1 million, or $1.7 million net of tax, merger-related charge for the acquisition of Pulse Bancorp. The non-recurring item in 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax.
(4) Per share data gives effect to all stock dividends and splits and the exchange of 3.9133 shares of Company Common Stock for each share of Bank Common Stock in connection with the 1998 conversion and reorganization of First Savings Bancshares, MHC.


                               First Sentinel Bancorp, Inc. and Subsidiaries  9

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
COMPARISON OF OPERATING RESULTS

GENERAL

        Statements contained in this report that are not historical fact are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may be characterized as management's intentions, hopes, beliefs, expectations or predictions of the future. It is important to note that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. Factors that could cause future results to vary materially from current expectations include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention, changes in accounting principles, policies or guidelines and legislative and regulatory changes.

COMPARISON OF FINANCIAL CONDITION AT
DECEMBER 31, 2001 AND DECEMBER 31, 2000

        ASSETS. Total assets increased by $170.2 million, or 8.7%, to $2.1 billion at December 31, 2001. The change in assets consisted primarily of increases in loans receivable, mortgage-backed securities ("MBS") available for sale, other assets, and cash and cash equivalents; partially offset by decreases in investment securities available for sale and interest and dividends receivable.

        Loans receivable, net totaled $1.2 billion at December 31, 2001, representing an increase of $58.0 million, or 4.9%, from December 31, 2000. Loan originations totaled $486.6 million for 2001, compared to $329.2 million for 2000. The Company experienced an increase in loan applications and originations in 2001 compared with 2000, primarily in one-to-four family and multi-family residential loans, as a result of the lower interest rate environment. Fixed-rate, one-to-four family first mortgage loan originations totaled $113.1 million, or 23.2% of total production, while adjustable-rate, one-to-four family mortgage loans accounted for $113.7 million, or 23.4% of total originations for 2001. Consumer loan originations, including home equity loans and credit lines, totaled $113.5 million, or 23.3% of total originations, while construction lending totaled $86.4 million, or 17.8% of total originations. Commercial real estate, commercial and multi-family loan originations totaled $59.9 million, or 12.3% of total originations. Mortgage loans purchased totaled $19.1 million in 2001, compared with $87.8 million in 2000. Loans purchased were primarily adjustable-rate, one-to-four family mortgages, underwritten internally, with higher rates than those currently offered by the Company.

        Repayment of principal on loans totaled $398.7 million for 2001, compared to $237.6 million for 2000. Included in the repayment of principal on loans, mortgage loan refinancing totaled $72.0 million for 2001, compared with $8.0 million for 2000. The Company also sold $46.6 million of primarily fixed-rate, one-to-four family mortgage loans during 2001 as part of its ongoing interest rate risk management process. At December 31, 2001, one-to-four family mortgage loans comprised 68.4% of total loans receivable, net of loans in process, while commercial real estate, multi-family and construction loans comprised 20.9% and home equity loans accounted for 9.0% of the loan portfolio. In comparison, at December 31, 2000, one-to-four family mortgage loans comprised 73.7% of total loans receivable, net of loans in process, while commercial real estate, multi-family and construction loans comprised 15.4% and home equity loans accounted for 9.5% of the loan portfolio. The Company intends to continue to prudently expand its non-residential mortgage lending activities while maintaining its underwriting standards and commitment to community-based lending. Loans receivable, net as a percentage of total assets declined slightly to 58.1% at December 31, 2001, compared to 60.2% at December 31, 2000, despite the growth in the loan portfolio, as a result of the leveraged growth in the MBS portfolio and the purchase of $25.0 million of bank owned life insurance ("BOLI").

        While management intends to continue emphasizing the origination of loans, the future levels of loan originations and repayments will be significantly influenced by external interest rates and other economic factors outside of the control of the Company. The Company expects that origination and prepayment activity will slow somewhat in 2002 as interest rates stabilize, loan refinancing diminishes and competition increases.

        MBS available for sale increased $195.7 million, or 43.8%, to $642.7 million at December 31, 2001, from $447.0 million at December 31, 2000. The increase was primarily due to purchases of $549.1 million exceeding sales and principal repayments of $214.3 million and $146.9 million, respectively, for 2001. The Company executed several leveraged securities purchases during 2001, acquiring approximately $138.5 million in MBS which were funded by longer-term borrowings. Leveraged growth has a positive impact on the Company's net interest income, earnings and return on equity, while causing some compression of its net interest margin. The Company will continue to evaluate leverage strategies in the future, giving appropriate consideration to current market and economic conditions along with balance sheet composition.


10 First Sentinel Bancorp, Inc. and Subsidiaries

        Other assets increased $26.2 million, to $37.6 million at December 31, 2001, compared with $11.3 million at December 31, 2000. The increase was primarily attributable to the purchase of $25.0 million of BOLI during the second quarter of 2001. BOLI provides an attractive tax-exempt return to the Company and is used to fund various employee benefit costs.

        Cash and cash equivalents increased $18.8 million, or 53.4%, to $53.9 million as of December 31, 2001, from $35.1 million at December 31, 2000.

        Investment securities available for sale decreased $127.0 million, or 54.0%, to $108.0 million as of December 31, 2001, from $235.0 million at December 31, 2000. For the year 2001, purchases totaled $59.3 million, while sales, calls and maturities totaled $192.8 million. Purchases during 2001 consisted primarily of debt securities issued by U.S. corporations and government-sponsored agencies. Lower market interest rates resulted in a significant increase in the exercise of call provisions on U.S. government agency debt securities during 2001. Proceeds from sales, calls and maturities were used to fund loan growth, purchase BOLI, purchase MBS and repurchase the Company's common stock.

        LIABILITIES. Deposits increased $95.9 million, or 7.9%, to $1.3 billion at December 31, 2001, with $90.4 million of the increase attributable to core deposits, consisting of checking, savings and money market accounts. At December 31, 2001, core deposits accounted for 50.3% of total deposits, up from 46.8% at December 31, 2000. While deposit growth was undoubtedly aided by uncertainty in the equity markets in 2001, the Company intends to continue its emphasis on core deposit relationships, differentiating itself through exemplary service and comprehensive product offerings. Borrowed funds increased $39.9 million, or 7.9%, to $545.8 million at December 31, 2001. The increased borrowed funds were used primarily to fund loan originations and leverage securities purchases.

        PREFERRED CAPITAL SECURITIES. In November 2001, the Company issued $25.0 million of Company-obligated mandatorily redeemable preferred capital securities through special purpose business trusts. Of the $25.0 million of preferred capital securities sold, $12.5 million have a floating rate of interest, which resets semi-annually, equal to 6-month LIBOR plus 3.75%. The floating rate, however, may not exceed 11.0% in the first five years. The remaining $12.5 million of preferred capital securities have a fixed interest rate of 9.95%. Preferred capital securities provide a cost efficient means of accessing the capital markets while providing additional Tier 1 regulatory capital. Proceeds from the issuance of the securities are being used for general corporate purposes, including the payment of dividends on and repurchases of the Company's common stock.

        STOCKHOLDERS' EQUITY. Stockholders' equity increased $8.0 million for 2001. The Company repurchased $22.2 million of its common stock during 2001 as part of its ongoing capital management strategy. This represented 1.9 million shares at an average cost of $11.50 per share. Stockholders' equity was further reduced by cash dividends declared totaling $9.1 million in 2001. These decreases were offset by net income of $25.3 million, an increase in accumulated other comprehensive income of $10.7 million as a result of the increase in market values of investment securities and MBS available for sale, net of related tax benefit, and amortization of benefit plans totaling $2.1 million. Book value and tangible book value per share were $7.44 and $7.26, respectively, at December 31, 2001, compared to $6.78 and $6.59, respectively, at December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

        RESULTS OF OPERATIONS. For the year ended December 31, 2001, basic and diluted earnings per share totaled $0.84 and $0.82, respectively, representing increases of 21.7% and 20.1%, respectively, over basic and diluted earnings per share of $0.69 and $0.68, respectively, for the year ended December 31, 2000. Net income for 2001 totaled $25.3 million, an increase of $2.3 million, or 10.2%, compared with net income of $23.0 million for 2000. Return on average equity improved to 11.09% for 2001, from 10.17% for 2000. Return on average assets improved to 1.25% for 2001, from 1.17% for 2000.

        INTEREST INCOME. Interest income decreased $3.2 million, or 2.3%, to $133.6 million for 2001, compared to $136.8 million for 2000. Interest on loans increased $5.5 million, or 6.5%, to $89.7 million for 2001, compared to $84.2 million for 2000. The average balance of the loan portfolio for 2001 increased to $1.2 billion, from $1.1 billion for 2000, while the average yield on the portfolio decreased to 7.35% for 2001, from 7.51% for 2000.

        Interest on investment securities and MBS available for sale decreased $8.7 million, or 16.6%, to $43.9 million for 2001, compared to $52.6 million for 2000. The average balance of investment securities and MBS available for sale totaled $735.6 million, with an average yield of 5.97% for 2001, compared with an average balance of $818.0 million, with an average yield of 6.43% for 2000. The decline in yield was attributable to the reinvestment of cash flows from the repayment and prepayment of MBS and callable agency securities at lower market interest rates throughout 2001, as well as the downward repricing of variable rate investments.


                               First Sentinel Bancorp, Inc. and Subsidiaries  11

        INTEREST EXPENSE. Interest expense decreased $4.2 million, or 5.3%, to $74.7 million for 2001, compared to $78.9 million for 2000. Interest expense on deposits decreased $771,000, or 1.6%, to $47.2 million for 2001, compared to $48.0 million for 2000. The decreased interest expense on deposits was primarily attributable to a reduction in interest paid on certificates of deposit of $1.0 million, partially offset by increased interest paid on NOW, money market and savings accounts resulting from increased deposit levels. The average cost of certificates of deposit for 2001 was 5.11%, compared to 5.38% for 2000. The average balance of certificates of deposit was $660.1 million for 2001, compared with $646.8 million for 2000. The average balance of core deposits was $603.5 million for 2001, compared to $568.8 million for 2000. The average interest cost on interest-bearing core deposits for 2001 was 2.44%, compared to 2.54% for 2000. Non-interest-bearing accounts averaged $53.4 million for 2001, up from $48.6 million for 2000. Average core deposits to total average deposits improved to 47.8% for 2001 from 46.8% for 2000.

        Interest on borrowed funds for 2001 decreased $3.4 million, or 11.1%, to $27.5 million, compared to $30.9 million for 2000. The average interest cost of borrowed funds declined to 5.54% for 2001, from 6.14% for 2000. Average borrowings for 2001 totaled $495.7 million, compared with $503.4 million for 2000.

        NET INTEREST INCOME. Net interest income increased $984,000, or 1.7%, to $58.9 million for 2001, compared to $57.9 million for 2000. The increase was due to the changes in interest income and interest expense described previously. Changes in earning asset yields and interest-bearing liability costs reflect downward interest rate movements throughout 2001, as the Federal Reserve moved to reduce the federal funds rate eleven times, from 6.5% at January 1, 2001 to 1.75% at December 31, 2001. Net interest spread, defined as the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, increased 12 basis points to 2.45% in 2001, from 2.33% in 2000. This increase was due to a decrease in the cost of interest-bearing liabilities to 4.38% for 2001, from 4.72% in 2000, partially offset by a decrease in the yield on interest-earning assets to 6.83%, from 7.05% for the same respective periods. The net interest margin, defined as net interest income divided by average total interest-earning assets, increased two basis points to 3.01% in 2001, compared to 2.99% in 2000. Net interest margin growth was constrained in 2001 by $138.5 million in leveraged securities purchases, which enhanced earnings and return on equity, but reduced net interest margin. In addition, the purchase of $25.0 million of BOLI also contributed to earnings and return on equity growth but reduced earning assets and related net interest income. BOLI is classified as other assets on the statement of financial condition and related income is classified as non-interest income. $22.2 million in common stock repurchases during 2001 further reduced earning assets and impacted net interest margin. The Company anticipates some net interest margin expansion in 2002 as a result of the favorable liability repricing which occurred throughout 2001, as well as projected continued downward repricing of time deposits in 2002.

        PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $791,000, or 54.9%, to $650,000 for 2001, compared to $1.4 million for 2000. The provision was based upon management's review and evaluation of the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, general market and economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the existence and net realizable value of the collateral and guarantees securing the loans. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Company's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Company's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the Central New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions beyond the Company's control. The allowance for loan losses represented 1.03% of total loans, or 6.99 times non-performing loans at December 31, 2001, compared with 1.03% of total loans, or 5.17 times non-performing loans at December 31, 2000. In management's opinion, the allowance for loan losses, totaling $12.9 million is adequate to cover losses inherent in the portfolio at December 31, 2001.

        NON-INTEREST INCOME. Non-interest income, consisting primarily of deposit product fees and service charges, gains and losses on loans and securities sold, income on BOLI and loan servicing fees, increased $2.2 million, or 96.3%, to $4.5 million for 2001, compared to $2.3 million for 2000. Net gains on sales of loans and securities totaled $587,000 for 2001, compared to net losses totaling $876,000 for 2000. Proceeds from the sales of loans and securities in 2001 were used to purchase BOLI, repurchase the Company's common stock and fund current operations. Sales of loans and securities and related gains and losses are dependent on market conditions, as well as the Company's liquidity and risk management needs. Income attributable to the increase in cash surrender value of BOLI, purchased in June 2001, amounted to $791,000 for the year.

        NON-INTEREST EXPENSE. Non-interest expense increased $1.2 million, or 5.1%, to $25.9 million for 2001, compared to $24.7 million for 2000. The increase was primarily


12 First Sentinel Bancorp, Inc. and Subsidiaries attributable to increased healthcare and other benefit costs, including non-cash compensation expense related to the Company's Employee Stock Ownership Plan ("ESOP") totaling $1.2 million in 2001 compared to $932,000 in 2000. The increase in the ESOP expense was a result of the Company's stock price appreciation during 2001, as ESOP expense is determined based upon the market value of the shares when they are committed to be released. In addition, accrual of distributions on preferred capital securities issued in November 2001, amounted to $194,000 for 2001.

        Non-interest expense (excluding goodwill amortization and distributions on preferred capital securities) divided by average assets was 1.23% for 2001, compared with 1.22% for the prior year. The efficiency ratio (non-interest expense, excluding distributions on preferred capital securities, divided by the sum of net interest income plus non-interest income, excluding gains and losses on the sale of loans and securities) was 41.01% for 2001, compared with 40.41% in 2000. Non-interest expense is expected to increase moderately in 2002 as a result of distributions on the preferred capital securities offering completed in November 2001, as well as the opening of a new branch location in Somerset, New Jersey in the first quarter of 2002.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

        RESULTS OF OPERATIONS. For the year ended December 31, 2000, basic and diluted earnings per share totaled $0.69 and $0.68, respectively, representing increases of 14.6% and 15.7%, respectively, over basic and diluted earnings per share of $0.60 and $0.59, respectively, for the year ended December 31, 1999. Net income for 2000 totaled $23.0 million, a decrease of $684,000, or 2.9%, compared with net income of $23.7 million for 1999. Earnings per share increased despite the reduction in net income, as the Company repurchased 5.7 million shares of its common stock at an average cost of $8.53 per share during 2000. Return on average equity improved to 10.17% for 2000 from 7.99% for 1999 as the Company continued to leverage its capital through internal loan growth, share repurchases and cash dividends.

        INTEREST INCOME. Interest income increased $13.4 million, or 10.9%, to $136.8 million for 2000, compared to $123.4 million for 1999. Interest on loans increased $15.5 million, or 22.6%, to $84.2 million for 2000, compared to $68.7 million for 1999. The average balance of the loan portfolio for 2000 increased to $1.1 billion, from $935.0 million for 1999, while the average yield on the portfolio increased to 7.51% for 2000, from 7.34% for 1999.

        Interest on investment securities and MBS available for sale decreased $2.1 million, or 3.9%, to $52.6 million for 2000, compared to $54.7 million for 1999. The average balance of the investment and MBS portfolios totaled $818.0 million, with an average yield of 6.43% for 2000, while the portfolios' average balance was $904.7 million, with an average yield of 6.05% for 1999.

        INTEREST EXPENSE. Interest expense increased $13.9 million, or 21.3%, to $78.9 million for 2000, compared to $65.0 million for 1999. Interest expense on deposits increased $753,000, or 1.6%, to $48.0 million for 2000, compared to $47.2 million for 1999. The increased interest expense on deposits was primarily attributable to higher rates paid on certificates of deposits. The average cost of certificates for 2000 was 5.38%, compared to 4.94% for 1999. The average balance of certificates of deposit, however, decreased to $646.8 million for 2000, from $686.8 million for 1999. The average balance of core accounts totaled $568.8 million for 2000, compared to $563.0 million for 1999. Average core deposits to total average deposits improved to 46.8% for 2000 from 45.0% for 1999. The average interest cost on all deposits for 2000 was 3.95%, compared to 3.78% for 1999. Non-interest-bearing accounts averaged $48.6 million for 2000, up from $44.8 million for 1999.

        Interest on borrowed funds for 2000 increased $13.1 million, or 73.8%, to $30.9 million, compared to $17.8 million for 1999. The increase in the average balance of borrowed funds for 2000 to $503.4 million, from $325.5 million, was attributable to management's strategy of funding earning asset growth through the use of borrowed funds, where accretive to earnings. The average interest cost of borrowed funds was 6.14% for 2000, compared with 5.46% for 1999.

        NET INTEREST INCOME. Net interest income decreased $465,000, or 0.8%, to $57.9 million for 2000, compared to $58.4 million for 1999. The decrease was due to the changes in interest income and interest expense described previously. Net interest spread decreased 13 basis points to 2.33% in 2000, from 2.46% in 1999. This decrease was due to an increase in the cost of interest-bearing liabilities to 4.72% for 2000, from 4.25% in 1999, partially offset by an increase in the yield on interest-earning assets to 7.05%, from 6.71% for the same respective periods. The net interest margin decreased 18 basis points to 2.99% in 2000, compared to 3.17% in 1999.

        PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $209,000, or 12.7%, to $1.4 million for 2000, compared to $1.7 million for 1999. The allowance for loan losses represented 1.03% of total loans, or 5.17 times non-performing loans at December 31, 2000, compared with 1.07% of total loans, or 4.10 times non-performing loans at December 31, 1999.

        NON-INTEREST INCOME. Non-interest income decreased $1.4 million, or 37.5%, to $2.3 million for 2000, compared to $3.6 million for 1999. Net losses on loans and securities available for sale totaled $876,000 for 2000, compared to net gains totaling $684,000 for 1999. The losses were taken in response to the increase in short-term interest rates during 2000, making certain fixed-rate loans and securities less profitable while the cost of funds increased.


                               First Sentinel Bancorp, Inc. and Subsidiaries  13

        Other income, net increased by $296,000, or 65.9%, to $745,000 for 2000, compared with $449,000 for 1999, primarily as a result of reduced REO expenses totaling $74,000 in 2000, compared with $381,000 for 1999. Foreclosed assets totaled $257,000 at December 31, 2000, and consisted of two residential properties.

        NON-INTEREST EXPENSE. Non-interest expense increased $122,000, or 0.5%, to $24.7 million for 2000, compared to $24.6 million for 1999. Compensation and benefits expense increased $987,000, or 7.2%, primarily as a result of increased healthcare and other benefits expenses. This increase was partially offset by a $507,000, or 66.3% reduction in deposit insurance costs resulting from a change in the FDIC assessment rate, as well as reduced supervisory costs resulting from the Bank's conversion to a state-chartered savings bank in January 2000, and non-recurring acquisition integration costs recorded in 1999.

        Non-interest  expense  (excluding  goodwill   amortization)  divided  by
average assets fell to 1.22% for 2000, from 1.26% for the prior year. The efficiency ratio increased slightly to 40.41% for 2000 from 40.04% in 1999.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's liquidity is a measure of its ability to generate sufficient cash flows to meet all of its current and future financial obligations and commitments. The Company's primary sources of funds are deposits; proceeds from principal and interest payments on loans and MBS; sales of loans, MBS and investments available for sale; maturities or calls of investment securities and advances from the Federal Home Loan Bank of New York ("FHLB-NY") and other borrowed funds. Further, the Company may access additional liquidity through the capital markets, as in the trust preferred securities offering completed in November 2001. While maturities and scheduled amortization of loans and MBS are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions, and competition.

        The primary investing activity of the Company is the origination of loans. During 2001, 2000 and 1999, the Company originated loans in the amounts of $486.6 million, $329.2 million and $351.5 million, respectively. The Company also purchases loans and mortgage-backed and investment securities. Purchases of mortgage loans totaled $19.1 million, $87.8 million and $57.5 million in 2001, 2000 and 1999, respectively. Purchases of MBS totaled $549.1 million, $153.9 million and $372.9 million in 2001, 2000 and 1999, respectively. Purchases of investment securities totaled $59.3 million, $66.7 million and $131.4 million for 2001, 2000 and 1999, respectively. Other investing activities included investment in FHLB-NY stock and the purchase of $25.0 million in BOLI in 2001. The investing activities were funded primarily by principal repayments on loans and MBS of $545.7 million, $329.4 million and $441.9 million for 2001, 2000 and 1999, respectively. Additionally, proceeds from sales, calls and maturities of mortgage-backed and investment securities totaling $407.8 million, $247.3 million and $384.9 million for 2001, 2000 and 1999, respectively, provided additional liquidity. Liquidity was also provided by proceeds from sales of loans totaling $46.6 million, $9.7 million and $7.2 million for 2001, 2000 and 1999, respectively.

        The Company has several other sources of liquidity, including FHLB-NY advances. At December 31, 2001, such advances totaled $165.8 million, of which $25.0 million are due in 2002. If necessary, the Company has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $50.0 million. The Company also had other borrowings that provided additional liquidity, totaling $380.0 million at December 31, 2001, $30.0 million of which are due in 2002. Other sources of liquidity include unpledged investment and mortgage-backed securities available for sale, with an amortized cost totaling $344.7 million at December 31, 2001. In addition, the Company issued $25.0 million in preferred capital securities during 2001.

        The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 2001, the Company had commitments to originate and purchase mortgage loans of $103.7 million. The Company is obligated to pay $1.2 million under its lease agreements for branch and administrative facilities, of which $439,000 is due in 2002. Certificates of deposit which are scheduled to mature in one year or less totaled $527.3 million at December 31, 2001. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

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

MARKET RISK

        Market risk is the risk of loss from adverse changes in market rates and prices. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not


14 First Sentinel Bancorp, Inc. and Subsidiaries change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

        The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest income, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and its exposure limits. In addition, the Company has established an Asset/Liability Strategy Committee, a subcommittee of the Asset/Liability Committee, which is charged with establishing and maintaining a monitoring system for all marketing initiatives, providing management reports, and formulating and recommending strategies to the Asset/Liability Committee.

        The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 22 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit;
(2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; (3) investing primarily in adjustable-rate and short average-life MBS, which may generally bear lower yields as compared to longer-term investments, but which better position the Company for increases in market interest rates, and holding these securities as available for sale and (4) also investing in U.S. government and agency securities that have call features which, historically, have significantly decreased the duration of such securities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

        The Company's interest rate sensitivity is monitored by management through the use of an interest rate risk ("IRR") model which measures IRR by projecting the change in net interest income ("NII") and the economic value of equity ("EVE") over a range of interest rate scenarios. The EVE is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items.

        The greater the potential change, positive or negative, in NII or EVE, the more interest rate risk is assumed to exist within the institution. The following table lists the Company's percentage change in NII and EVE assuming an immediate change of plus or minus up to 200 basis points from the level of interest rates at December 31, 2001 and 2000, as calculated by the Company.

                              Percentage                Percentage
       Change in                Change                    Change
    Interest Rates              in NII                    in EVE
    in Basis Points          -----------------------------------------
     (Rate Shock)            2001     2000             2001     2000
----------------------------------------------------------------------
         +200                  10       -4                4      -18
         +100                   6       -2                4       -8
        Static                 --       --               --       --
         -100                 -10       -3              -12       -2
         -200                 -20       -9              -24      -10

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NII and EVE requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities and also does not consider the Company's strategic plans.
Accordingly, although the EVE and NII models provide an indication of the Company's IRR exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

        The results of the IRR analysis described above depict the Company's asset sensitive position at December 31, 2001. This is in contrast to the liability sensitive position existing at December 31, 2000, and reflects growth in construction loans and other short-term and variable-rate earning assets, as well as growth in core deposits which are considered to be largely non-rate sensitive. This asset sensitivity is expected to decline somewhat in the coming months, as near-term cash flows from loan and MBS refinancing and prepayments diminish. The Company has managed its IRR position with a rising rate bias at December 31, 2001, as management believes we are at or near the trough in the interest rate cycle. Accordingly, IRR model results at December 31, 2001 under rising rate scenarios have improved while results under declining rate scenarios have worsened when compared with December 31, 2000. All results are within Board-approved risk management limits.


                               First Sentinel Bancorp, Inc. and Subsidiaries  15

CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION

December 31,                                                                                        2001              2000
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)

ASSETS
Cash and due from banks                                                                     $     33,875       $    14,069
Federal funds sold                                                                                20,000            21,050
--------------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                              53,875            35,119
Federal Home Loan Bank of New York (FHLB-NY) stock, at cost                                       20,541            19,643
Investment securities available for sale                                                         107,988           234,970
Mortgage-backed securities available for sale                                                    642,716           447,022
Loans receivable, net                                                                          1,242,779         1,184,802
Interest and dividends receivable                                                                 12,039            13,481
Premises and equipment, net                                                                       16,014            16,092
Excess of cost over fair value of net assets acquired                                              5,411             6,259
Other assets                                                                                      37,556            11,321
--------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                             $2,138,919        $1,968,709
==========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                                                                      $1,315,264        $1,219,336
Borrowed funds                                                                                   545,814           505,955
Advances by borrowers for taxes and insurance                                                      9,735             9,154
Other liabilities                                                                                 12,979            12,101
--------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                         1,883,792         1,746,546
--------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 13)

Company-obligated mandatorily redeemable preferred capital securities of a
   subsidiary trust holding solely junior subordinated debentures of the Company                  25,000                --
--------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock; authorized 10,000,000 shares; issued and outstanding--none                           --                --
Common stock, $.01 par value, 85,000,000 shares authorized;
   43,106,742 and 30,940,117 shares issued and outstanding in 2001 and
   43,106,742 and 32,749,994 shares issued and outstanding in 2000                                   430               430
Paid-in capital                                                                                  201,858           201,264
Retained earnings                                                                                148,463           132,537
Accumulated other comprehensive income (loss)                                                      2,178            (8,534)
Common stock acquired by the Employee Stock Ownership Plan (ESOP)                                (10,321)          (11,238)
Common stock acquired by the Recognition and Retention Plan (RRP)                                 (1,910)           (2,788)
Treasury stock (12,088,836 and 10,288,827 common shares
   in 2001 and 2000, respectively)                                                              (110,571)          (89,508)
--------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                  230,127           222,163
--------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                               $2,138,919        $1,968,709
==========================================================================================================================

See accompanying notes to the consolidated financial statements.

16 First Sentinel Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,                                                            2001             2000              1999
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
INTEREST INCOME:
   Loans                                                                      $  89,678        $  84,174         $  68,656
   Investment and mortgage-backed securities available for sale                  43,907           52,615            54,732
--------------------------------------------------------------------------------------------------------------------------
     Total interest income                                                      133,585          136,789           123,388
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits:
   NOW and money market demand                                                    9,654            9,452             9,395
   Savings                                                                        3,790            3,744             3,931
   Certificates of deposit                                                       33,764           34,783            33,900
--------------------------------------------------------------------------------------------------------------------------
     Total interest expense--deposits                                            47,208           47,979            47,226
   Borrowed funds                                                                27,476           30,893            17,780
--------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                      74,684           78,872            65,006
--------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                         58,901           57,917            58,382
Provision for loan losses                                                           650            1,441             1,650
--------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                         58,251           56,476            56,732
--------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:
   Fees and service charges                                                       2,416            2,400             2,498
   Net gain (loss) on sales of loans and securities                                 587             (876)              684
   Income on Bank Owned Life Insurance (BOLI)                                       791               --                --
   Other, net                                                                       661              745               449
--------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                                    4,455            2,269             3,631
--------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
   Compensation and benefits                                                     15,377           14,685            13,698
   Occupancy                                                                      2,255            2,312             2,225
   Equipment                                                                      1,698            1,692             1,672
   Advertising                                                                    1,062            1,102             1,086
   Federal deposit insurance premium                                                235              258               765
   Amortization of intangibles                                                      848              847               850
   Distributions on preferred capital securities                                    194               --                --
   General and administrative                                                     4,265            3,782             4,260
--------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                                  25,934           24,678            24,556
--------------------------------------------------------------------------------------------------------------------------
     Income before income tax expense                                            36,772           34,067            35,807
Income tax expense                                                               11,461           11,099            12,155
--------------------------------------------------------------------------------------------------------------------------
     Net income                                                               $  25,311        $  22,968         $  23,652
==========================================================================================================================
Basic earnings per share                                                          $0.84            $0.69             $0.60
==========================================================================================================================
Diluted earnings per share                                                        $0.82            $0.68             $0.59
==========================================================================================================================
Weighted average shares outstanding--Basic                                   30,291,022       33,436,961        39,464,227
==========================================================================================================================
Weighted average shares outstanding--Diluted                                 30,975,799       33,755,431        40,207,600
==========================================================================================================================

See accompanying notes to the consolidated financial statements.


                               First Sentinel Bancorp, Inc. and Subsidiaries  17

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

                                                                            Accumu-
                                                                             lated
                                                                             Other
                                                                            Compre-   Common    Common                Total
                                                                            hensive    Stock     Stock                Stock-
                                               Common  Paid-In    Retained   Income   Acquired  Acquired  Treasury    holders'
                                               Stock   Capital    Earnings   (Loss)    by ESOP   by RRP     Stock     Equity
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Balance at December 31, 1998                    $431   $201,105   $112,601  $ 2,498   $(13,073)  $   (79) $  (3,664)  $299,819
Comprehensive income:
   Net income for the year ended
     December 31, 1999                            --         --     23,652       --         --        --         --     23,652
   Other comprehensive loss:
     Unrealized holding losses arising during
       the period (net of tax of $(10,882))       --         --         --  (19,346)        --        --         --    (19,346)
     Reclassification adjustment for gains in
       net income (net of tax of $(255))          --         --         --     (454)        --        --         --       (454)
                                                                                                                      --------
Total comprehensive income                                                                                               3,852
                                                                                                                      --------
Cash dividends declared ($0.37 per share)         --         --    (14,392)      --         --        --         --    (14,392)
Exercise of stock options                         --         --     (3,283)      --         --        --      4,766      1,483
Tax benefit on stock options and awards           --         72         --       --         --        --         --         72
Purchase and retirement of common stock           --       (299)        --       --         --        --         --       (299)
Purchases of treasury stock                       --         --         --       --         --        --    (48,035)   (48,035)
Transfer of treasury stock to RRP                 --         --       (656)      --         --    (5,048)     5,704         --
Amortization of RRP                               --         --         --       --         --     1,260         --      1,260
ESOP expense                                      --        (97)        --       --        917        --         --        820
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                     431    200,781    117,922  (17,302)   (12,156)   (3,867)   (41,229)   244,580
Comprehensive income:
   Net income for the year ended
     December 31, 2000                            --         --     22,968       --         --        --         --     22,968
   Other comprehensive income:
     Unrealized holding gains arising during
       the period (net of tax of $4,749)          --         --         --    8,184         --        --         --      8,184
     Reclassification adjustment for losses in
       net income (net of tax of $314)            --         --         --      584         --        --         --        584
                                                                                                                      --------
Total comprehensive income                                                                                              31,736
                                                                                                                      --------
Cash dividends declared ($0.24 per share)         --         --     (8,072)      --         --        --         --     (8,072)
Exercise of stock options                         --         --       (224)      --         --        --        367        143
Tax benefit on stock options and awards           --        690         --       --         --        --         --        690
Purchase and retirement of common stock           (1)      (278)        --       --         --        --         --       (279)
Purchases of treasury stock                       --         --         --       --         --        --    (48,646)   (48,646)
Amortization of RRP                               --         --         --       --         --     1,079         --      1,079
ESOP expense                                      --         71        (57)      --        918        --         --        932
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                     430    201,264    132,537   (8,534)   (11,238)   (2,788)   (89,508)   222,163
Comprehensive income:
   Net income for the year ended
     December 31, 2001                            --         --     25,311       --         --        --         --     25,311
   Other comprehensive income:
     Unrealized holding gains arising during
       the period (net of tax of $6,014)          --         --         --   11,115         --        --         --     11,115
     Reclassification adjustment for gains in
       net income (net of tax of $(218))          --         --         --     (403)        --        --         --       (403)
                                                                                                                      --------
Total comprehensive income                                                                                              36,023
                                                                                                                      --------
Cash dividends declared ($0.30 per share)         --         --     (9,147)      --         --        --         --     (9,147)
Exercise of stock options                         --         --       (238)      --         --        --      1,164        926
Tax benefit on stock options and awards           --        394         --       --         --        --         --        394
Purchase and retirement of common stock           --       (110)        --       --         --        --         --       (110)
Purchases of treasury stock                       --         --         --       --         --        --    (22,227)   (22,227)
Amortization of RRP                               --         --         --       --         --       878         --        878
ESOP expense                                      --        310         --       --        917        --         --      1,227
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                    $430   $201,858   $148,463  $ 2,178   $(10,321)  $(1,910) $(110,571)  $230,127
==============================================================================================================================

See accompanying notes to the consolidated financial statements.


18 First Sentinel Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                                            2001             2000              1999
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $   25,311       $   22,968       $    23,652
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation of premises and equipment                                       1,353            1,339             1,406
     Amortization of excess of cost over fair value of assets acquired              848              847               850
     ESOP expense                                                                 1,227              932               820
     Amortization of RRP                                                            878            1,079             1,260
     Income on BOLI                                                                (791)              --                --
     Provision for loan losses                                                      650            1,441             1,650
     Provision for losses on real estate owned                                        3               --                28
     Net (gain) loss on sales of loans and securities                              (587)             876              (684)
     Loans originated for sale                                                  (51,968)         (10,041)           (7,259)
     Proceeds from sales of mortgage loans available for sale                    46,625            9,786             7,234
     Net gain on sales of real estate owned                                        (188)             (14)               (1)
     Net loss on sales of premises and equipment                                    102               --                --
     Net amortization of premiums and accretion
       of discounts and deferred fees                                             3,194              387              (168)
     Decrease (increase) in interest and dividends receivable                     1,442           (1,203)            1,278
     Tax benefit on stock options and awards                                        394              690                72
     Increase (decrease) in other liabilities                                       878            1,901            (5,173)
     (Increase) decrease in other assets                                         (5,506)          (1,391)            2,654
--------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                               23,865           29,597            27,619
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales, calls and maturities of investment securities
     available for sale                                                         193,199           52,979           144,123
   Proceeds from sales of mortgage-backed securities available for sale         214,637          194,330           240,788
   Proceeds from sales of real estate owned                                         785              523             2,375
   Purchases of investment securities available for sale                        (59,254)         (66,684)         (131,356)
   Purchases of mortgage-backed securities available for sale                  (549,076)        (153,921)         (372,883)
   Principal payments on mortgage-backed securities                             146,924           91,839           203,929
   Origination of loans                                                        (434,666)        (319,149)         (344,286)
   Purchases of mortgage loans                                                  (19,099)         (87,829)          (57,459)
   Principal repayments on loans                                                398,735          237,588           237,927
   Purchase of FHLB-NY stock                                                       (898)          (1,543)           (5,248)
   Purchase of BOLI                                                             (25,000)              --                --
   Purchases of premises and equipment                                           (1,563)            (928)           (1,428)
   Proceeds from sales of premises and equipment                                    186               --                --
--------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                 (135,090)         (52,795)          (83,518)
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Stock options exercised                                                          926              143             1,483
   Cash dividends paid                                                           (9,147)         (13,844)           (8,620)
   Net proceeds from issuance of preferred capital securities                    24,171               --                --
   Net increase (decrease) in deposits                                           95,928            5,612           (54,395)
   Net (decrease) increase in short-term borrowed funds                         (25,000)         (10,000)           25,000
   Proceeds from borrowed funds                                                 325,000          521,000           310,000
   Repayment of borrowed funds                                                 (260,141)        (427,045)         (177,675)
   Net increase in advances by borrowers for taxes and insurance                    581              769             1,416
   Purchases of treasury stock                                                  (22,227)         (48,646)          (48,035)
   Purchase and retirement of common stock                                         (110)            (279)             (299)
--------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                              129,981           27,710            48,875
--------------------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in cash and cash equivalents                    18,756            4,512            (7,024)
Cash and cash equivalents at beginning of year                                   35,119           30,607            37,631
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $   53,875       $   35,119        $   30,607
==========================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest                                                                $   75,543       $   78,096        $   63,251
     Income taxes                                                                16,377           11,360            15,332
   Non cash investing and financing activities for the year:
     Transfer of loans to real estate owned                                         385              300             1,415
==========================================================================================================================

See accompanying notes to the consolidated financial statements.


                              First Sentinel Bancorp, Inc. and Subsidiaries  19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

        The following is a description of the significant accounting policies used in preparation of the accompanying consolidated financial statements of First Sentinel Bancorp, Inc. and Subsidiaries (the "Company").

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements are comprised of the accounts of the Company and its wholly-owned subsidiaries, First Sentinel Capital Trust I, First Sentinel Capital Trust II, First Savings Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

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

COMPREHENSIVE INCOME

        Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items recorded directly to equity, such as unrealized gains and losses on securities available for sale.

        Comprehensive income is presented in the consolidated statements of stockholders' equity.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash on hand, amounts due from depository institutions and federal funds sold. Generally, federal funds sold are sold for a one-day period.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

        Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or trading at the purchase date. Securities available for sale include debt, mortgage-backed and marketable equity securities that are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Upon realization, such gains and losses are included in earnings using the specific identification method.

        Trading account securities are adjusted to market value through earnings. Gains and losses from adjusting trading account securities to market value and from the sale of these securities are included in non-interest income.

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

FEDERAL HOME LOAN BANK OF NEW YORK STOCK

        The Bank, as a member of the FHLB-NY, is required to hold shares of capital stock in the FHLB-NY in an amount equal to the greater of 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB-NY.

LOANS RECEIVABLE, NET

        Loans receivable, other than loans held for sale, are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses.

        Loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. If, however, a loan meets the above criteria, but a current appraisal of the property indicates that the total outstanding balance is less than 55% of the appraised value and the loan is in the process of collection, the loan is not classified as non-accrual. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. If principal and

20 First Sentinel Bancorp, Inc. and Subsidiaries interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Discounts are accreted and premiums amortized to income using the level-yield method over the estimated lives of the loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the individual loans, adjusted for actual prepayments.

        The Company has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family and construction loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. Income recognition policies for impaired loans are the same as non-accrual loans.

        Loans held for sale are carried at the lower of cost or market using the aggregate method. Valuation adjustments, if applicable, are reflected in current operations. Gains and losses on sales are recorded using the specific identification method. Management determines the appropriate classification of loans as either held to maturity or held for sale at origination, in conjunction with the Company's overall asset/liability management strategy.

        The majority of the Company's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Company's loan portfolio and real estate owned is susceptible to changes in market conditions.

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

REAL ESTATE OWNED, NET

        Real estate owned is recorded at the fair value at the date of acquisition, with a charge to the allowance for loan losses for any excess of cost over fair value. Subsequently, real estate owned is carried at the lower of cost or fair value, as determined by current appraisals, less estimated selling costs. Certain costs incurred in preparing properties for sale are capitalized, while expenses of holding foreclosed properties are charged to operations as incurred.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

        The excess of cost over fair value of net assets acquired from the acquisition of deposits is amortized to expense over the expected life of the acquired deposit base (7 to 15 years) using the straight-line method. Management periodically reviews the potential impairment of the core deposit intangible asset on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

PREMISES AND EQUIPMENT

        Premises and equipment, including leasehold improvements, are stated at cost, less accumulated amortization and depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three years to forty years depending on the asset or lease. Repair and maintenance items are expensed and improvements are capitalized. Upon retirement or sale, any gain or loss is recorded to operations.


                              First Sentinel Bancorp, Inc. and Subsidiaries  21

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

        The Company applies the "intrinsic value-based method" as described in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. The Company has provided in the notes to the consolidated financial statements the pro forma disclosures as if the Company had adopted the fair value method of accounting for the issuance of stock options. Stock awarded to employees under the Company's Recognition and Retention plan is expensed by the Company over the awards' vesting period based upon the fair market value of the stock on the date of the grant. Stock earned under the Bank's ESOP plan is expensed at the then current fair market value as shares are committed to be released.

EARNINGS PER SHARE

        Basic earnings per share is calculated by dividing net income by the daily average number of common shares outstanding during the period. Diluted earnings per share is computed similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued utilizing the treasury stock method. All share amounts exclude unallocated shares held by the ESOP.

   (Dollars in thousands, except per share data):

Year Ended December 31,                       2001           2000           1999
--------------------------------------------------------------------------------
Net income                             $    25,311    $    22,968    $    23,652
================================================================================
Basic weighted average
   common shares outstanding            30,291,022     33,436,961     39,464,227
Plus:
   Dilutive stock options                  611,853        286,164        384,069
   Dilutive awards                          72,924         32,306        359,304
--------------------------------------------------------------------------------
   Diluted weighted average
     common shares outstanding          30,975,799     33,755,431     40,207,600
===============================================================================
Net income per common share:
   Basic                                     $0.84          $0.69          $0.60
   Diluted                                    0.82           0.68           0.59

RECLASSIFICATIONS

        Certain reclassifications have been made to the 2000 and 1999 amounts to conform to the 2001 presentation.

(2) INVESTMENT SECURITIES

        A summary of investment securities at December 31, is as follows (in thousands):

                                                  Gross        Gross   Estimated
                                  Amortized  unrealized   Unrealized      market
2001                                   cost       gains       losses       value
--------------------------------------------------------------------------------
INVESTMENT SECURITIES
   AVAILABLE FOR SALE
U.S. Government and
   Agency obligations              $ 26,999      $  168      $  (153)   $ 27,014
State and
   political obligations             14,029         146         (146)     14,029
Corporate obligations                60,330       1,414       (2,387)     59,357
Equity securities                     8,051          85         (548)      7,588
--------------------------------------------------------------------------------
   Total investment
     securities available
     for sale                      $109,409      $1,813      $(3,234)   $107,988
===============================================================================

                                                  Gross        Gross   Estimated
                                  Amortized  unrealized   Unrealized      market
2000                                   cost       gains       losses       value
--------------------------------------------------------------------------------
Investment Securities
   Available For Sale
U.S. Government and
   Agency obligations              $151,753        $106      $(2,710)   $149,149
State and
   political obligations             12,813           4         (366)     12,451
Corporate obligations                67,267         356       (4,743)     62,880
Equity securities                    10,817           8         (335)     10,490
--------------------------------------------------------------------------------
   Total investment
     securities available
     for sale                      $242,650        $474      $(8,154)   $234,970
===============================================================================

        The cost and estimated fair value of debt investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations at par value without prepayment penalties.

22 First Sentinel Bancorp, Inc. and Subsidiaries

                                                                       Estimated
                                                        Amortized         market
                                                             cost          value
--------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in:
   Less than one year                                    $  2,507       $  2,553
   One to five years                                       37,202         38,254
   Five to ten years                                       31,697         31,888
   Greater than ten years                                  29,952         27,705
--------------------------------------------------------------------------------
                                                         $101,358       $100,400
================================================================================

        The realized gross gains and losses from sales are as follows:

Year Ended December 31,                        2001          2000          1999
--------------------------------------------------------------------------------
Gross realized gains                        $ 1,061         $ 301         $ 247
Gross realized losses                          (696)         (729)         (209)
--------------------------------------------------------------------------------
                                            $   365         $(428)        $  38
================================================================================

        Investment securities with an amortized cost of $21.0 million at December 31, 2001, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see Note 8).

(3) MORTGAGE-BACKED SECURITIES

        A summary of mortgage-backed securities at December 31, is as follows (in thousands):

                                                  Gross       Gross    Estimated
                                  Amortized  unrealized  unrealized       market
2001                                   cost       gains      losses        value
--------------------------------------------------------------------------------
MORTGAGE-BACKED
   SECURITIES AVAILABLE
   FOR SALE
FHLMC                              $300,358      $3,596     $  (193)    $303,761
GNMA                                 45,257       1,002          --       46,259
FNMA                                154,686       1,103        (170)     155,619
Collateralized
   mortgage obligations             137,689         446      (1,058)     137,077
--------------------------------------------------------------------------------
   Total mortgage-backed
     securities available
     for sale                      $637,990      $6,147     $(1,421)    $642,716
================================================================================

                                                  Gross       Gross    Estimated
                                  Amortized  unrealized  unrealized       market
2000                                   cost       gains      losses        value
--------------------------------------------------------------------------------
Mortgage-Backed
   Securities Available
   For Sale
FHLMC                              $161,038        $388      $  (837)   $160,589
GNMA                                 29,473         228          (91)     29,610
FNMA                                 60,269          29         (917)     59,381
Collateralized
   mortgage obligations             201,765          14       (4,337)    197,442
--------------------------------------------------------------------------------
   Total mortgage-backed
     securities available
     for sale                      $452,545        $659      $(6,182)   $447,022
================================================================================

        Collateralized mortgage obligations ("CMOs") issued by FHLMC, FNMA, GNMA and private interests amounted to $58.2 million, $33.1 million, $4.6 million and $41.2 million, respectively, at December 31, 2001, and $105.0 million, $23.5 million, $6.3 million and $62.6 million, respectively, at December 31, 2000. The privately-issued CMOs have generally been underwritten by large investment banking firms, with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are "AAA" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements, as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and, therefore, has not provided an allowance for losses on its privately-issued CMOs.

        The realized gross gains and losses from sales are as follows (in thousands):

Year Ended December 31,                    2001            2000            1999
-------------------------------------------------------------------------------
Gross realized gains                      $ 778         $   558         $ 1,387
Gross realized losses                      (523)         (1,028)           (716)
-------------------------------------------------------------------------------
                                          $ 255         $  (470)        $   671
===============================================================================

        Mortgage-backed securities with an amortized cost of $678,000 at December 31, 2001, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $379.7 million at December 31, 2001, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see Note 8). The contractual maturities of mortgage-backed securities generally exceed ten years, however the effective lives are expected to be shorter due to prepayments of the underlying mortgages.


                               First Sentinel Bancorp, Inc. and Subsidiaries  23

(4) LOANS RECEIVABLE, NET

        A summary of loans receivable at December 31, is as follows (in thousands):

                                                       2001                2000
-------------------------------------------------------------------------------
LOANS RECEIVABLE
Real estate mortgages:
   One-to-four family                           $   857,973         $   879,578
   Multi-family and commercial                      191,202             144,151
   Home equity                                      112,958             114,152
-------------------------------------------------------------------------------
                                                  1,162,133           1,137,881
Real estate construction                            136,719              60,452
Consumer                                             21,347              16,121
-------------------------------------------------------------------------------
     Total loans receivable                       1,320,199           1,214,454
-------------------------------------------------------------------------------
Loans in process                                    (65,129)            (19,161)
Net unamortized premium and
   deferred expenses                                    641               1,850
Allowance for loan losses                           (12,932)            (12,341)
-------------------------------------------------------------------------------
                                                    (77,420)            (29,652)
-------------------------------------------------------------------------------
     Loans receivable, net                      $ 1,242,779         $ 1,184,802
===============================================================================

        Loans receivable included loans held for sale totaling $5.5 million and $277,000 at December 31, 2001 and 2000, respectively.

        The Company serviced loans for others in the amount of $96.1 million, $75.8 million and $81.9 million at December 31, 2001, 2000 and 1999, respectively. Related servicing income earned on loans serviced for others totaled $193,000, $177,000 and $202,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        Loans in the amount of $1.7 million and $3.3 million were outstanding to directors and executive officers of the Bank at December 31, 2001 and 2000, respectively. During 2001, new extensions of credit totaled $687,000 while repayments by directors and executive officers of the Bank totaled $2.3 million. The loans consist primarily of loans secured by mortgages on residential properties.

        The Company has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see Note 8).

        A summary of non-performing assets at December 31, is as follows (in thousands):

                                                            2001            2000
--------------------------------------------------------------------------------
Non-accrual loans                                         $1,787          $2,349
Loans 90 days or more
   delinquent and still accruing                              62              40
--------------------------------------------------------------------------------
     Total non-performing loans                            1,849           2,389
Real estate owned
   (included in Other assets)                                 42             257
--------------------------------------------------------------------------------
     Total non-performing assets                          $1,891          $2,646
================================================================================

        At December 31, 2001 and 2000, the impaired loan portfolio totaled $291,000 and $170,000, respectively, for which general and specific allocations to the allowance for loan losses of $46,000 and $17,000 were identified at December 31, 2001 and 2000, respectively. The average balance of impaired loans during 2001, 2000 and 1999 was $195,000, $195,000 and $222,000, respectively.

        If interest income on non-accrual and impaired loans had been current in accordance with their original terms, approximately $130,000, $193,000 and $197,000 of interest income for the years ended December 31, 2001, 2000 and 1999, respectively, would have been recorded. Interest income recognized on non-accrual and impaired loans totaled $103,000, $132,000 and $108,000 for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, there were no commitments to lend additional funds to borrowers whose loans are classified as non-performing.

        An analysis of the allowance for loan losses for the years ended December 31, is as follows (in thousands):

                                               2001         2000           1999
-------------------------------------------------------------------------------
Balance at beginning of year               $ 12,341      $ 11,004      $  9,505
Provision charged to operations                 650         1,441         1,650
-------------------------------------------------------------------------------
                                             12,991        12,445        11,155
Charge-offs                                     (71)         (104)         (151)
Recoveries                                       12            --            --
-------------------------------------------------------------------------------
Balance at end of year                     $ 12,932      $ 12,341      $ 11,004
===============================================================================

(5) INTEREST AND DIVIDENDS RECEIVABLE

        A summary of interest and dividends receivable at December 31, is as follows (in thousands):

                                                             2001           2000
--------------------------------------------------------------------------------
Loans                                                     $ 5,696        $ 6,351
Investment securities                                       1,663          3,761
Mortgage-backed securities                                  4,680          3,369
--------------------------------------------------------------------------------
   Interest and dividends receivable                      $12,039        $13,481
================================================================================

(6) PREMISES AND EQUIPMENT, NET

        Premises and equipment at December 31, are summarized as follows (in thousands):

                                                            2001           2000
-------------------------------------------------------------------------------
Land                                                    $  3,870       $  3,870
Buildings and improvements                                13,832         14,380
Leasehold improvements                                     1,285          1,281
Furnishings, equipment and automobiles                     9,006          8,424
Construction in progress                                   1,085            179
-------------------------------------------------------------------------------
   Total                                                  29,078         28,134
Accumulated depreciation and amortization                (13,064)       (12,042)
-------------------------------------------------------------------------------
   Premises and equipment, net                          $ 16,014       $ 16,092
===============================================================================


24 First Sentinel Bancorp, Inc. and Subsidiaries

(7) DEPOSITS

        Deposits  at  December  31,  are  summarized  as  follows   (dollars  in
thousands):

                                   2001                                     2000
                     -------------------------------          ------------------------------
                                 Interest   Weighted                      Interest  Weighted
                                     rate    average                          rate   average
                     Amount         range       rate          Amount         range      rate
--------------------------------------------------------------------------------------------
Non-interest-
   bearing
   demand        $   57,350            --%        --%     $   51,739            --%       --%
NOW and
   money
   market           427,008    1.02--2.26       1.93         358,961    1.02--3.18      2.63
Savings             176,559    1.74--3.23       2.21         159,812    2.15--5.16      2.32
Certificates
   of deposit       654,347    1.74--7.72       4.16         648,824    2.96--7.72      5.72
                 ----------                               ----------
                 $1,315,264       0--7.72%      2.99%     $1,219,336       0--7.72%     4.12%
============================================================================================

        The scheduled maturities of certificates of deposit at December 31, 2001, are as follows (in thousands):

One year or less                                                        $527,273
After one to two years                                                    63,827
After two to three years                                                  23,462
After three to four years                                                 12,407
After four to five years                                                  11,047
After five years                                                          16,331
--------------------------------------------------------------------------------
                                                                        $654,347
================================================================================

        Included in deposits at December 31, 2001 and 2000, are $200.3 million and $155.6 million of deposits of $100,000 and over, and $236,000 and $444,000, respectively, of accrued interest payable on deposits.

(8) BORROWED FUNDS

FEDERAL HOME LOAN BANK-NEW YORK ADVANCES

        Advances from the FHLB-NY at December 31, are summarized as follows (dollars in thousands):

                                       2001                         2000
                              --------------------         -------------------
                                          Weighted                    Weighted
                                           average                     average
                                          interest                    interest
Maturity                        Amount        rate          Amount        rate
-------------------------------------------------------------------------------
2001                          $     --          --%        $25,000        6.64%
2002                            25,000        2.03           5,000        6.88
2003                            15,000        5.68          15,000        5.68
2005                            45,000        5.15          25,000        5.85
2006                            35,000        4.68              --          --
2007                             5,814        7.32           5,955        7.32
2009                             5,000        5.52           5,000        5.52
2011                            35,000        5.37              --          --
--------------------------------------                     -------
                              $165,814        4.76%        $80,955        6.21%
================================================================================

        The Company has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY, at par, at predetermined dates. Such advances totaled $100.0 million and $30.0 million at December 31, 2001 and 2000, respectively. The maximum amount of FHLB-NY advances outstanding at any month-end during the years ended December 31, 2001 and 2000 was $165.8 million and $140.2 million, respectively. The average amount of FHLB-NY advances outstanding during the years ended December 31, 2001 and 2000 was $128.5 million and $99.1 million, respectively. At December 31, 2001 and 2000, $5.0 million of FHLB-NY advances had adjustable rates.

        Advances from the FHLB-NY are secured by pledges of FHLB-NY stock of $20.5 million and $19.6 million at December 31, 2001 and 2000, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Company.

        The Company has an available overnight line of credit with the FHLB-NY for a maximum of $50.0 million at December 31, 2001.

OTHER BORROWINGS

        The following is a summary of other borrowings at December 31, (dollars in thousands):

                                       2001                         2000
                              --------------------         -------------------
                                          Weighted                    Weighted
                                           average                     average
Contractual                               interest                    interest
Maturity                        Amount        rate          Amount        rate
-------------------------------------------------------------------------------
2001                         $     --         --%         $200,000        6.58%
2002                           30,000        4.17           10,000        5.08
2003                           40,000        4.35               --          --
2004                          105,000        5.35           60,000        5.82
2005                           65,000        6.03           65,000        6.03
2006                           35,000        4.89               --          --
2008                           35,000        5.09           35,000        5.09
2009                           30,000        5.64           30,000        5.64
2010                           25,000        6.47           25,000        6.47
2011                           15,000        5.07               --          --
-------------------------------------                     --------
                             $380,000        5.29%        $425,000        6.16%
-------------------------------------------------------------------------------

        The maximum amount of other borrowings outstanding at any month-end during the years ended December 31, 2001 and 2000 was $425.0 million and $440.0 million, respectively. The average amount of other borrowings outstanding during the years ended December 31, 2001 and 2000 was $367.2 million and $404.3 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $400.7 million and $456.6 million, with market values of $405.3 million and $451.5 million


                              First Sentinel Bancorp, Inc. and Subsidiaries  25
at December 31, 2001 and 2000, respectively. The securities underlying the other borrowing agreements are under the Company's control. At December 31, 2001 and 2000, $295.0 million and $215.0 million, respectively, of other borrowings are callable at par, at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.

(9) REGULATORY MATTERS

        Subject to applicable law, the Board of Directors of the Bank may provide for the payment of dividends. New Jersey law provides that no dividend may be paid unless, after the payment of such dividend, the capital stock of the Bank will not be impaired and either the Bank will have a statutory surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce the statutory surplus of the Bank.

        The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

        Institutions categorized as "undercapitalized" or worse are subject to certain restrictions on the payment of dividends and management fees, restrictions on asset growth and executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio, as defined, of 2% or less.

        To be considered "well capitalized," an institution must generally have a leverage ratio (Tier 1 capital to average total assets), as defined, of at least 5.0%; a Tier 1 risk-based capital ratio, as defined, of at least 6.0%; and a total risk-based capital ratio, as defined, of at least 10.0%.

        Management believes that, as of December 31, 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

        The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2001 compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a "well capitalized" institution (dollars in thousands):

                                                        FDIC Requirements
                                              --------------------------------------
                                              Minimum capital    For classification
                           Bank actual            adequacy       as well capitalized
                         ---------------      ---------------    -------------------
                         Amount    Ratio      Amount    Ratio      Amount    Ratio
------------------------------------------------------------------------------------
DECEMBER 31, 2001
Leverage (Tier 1)
   capital             $189,250     9.09%    $83,297     4.00%   $104,121     5.00%
Risk-based capital:
   Tier 1               189,250    17.48      43,312     4.00      64,968     6.00
   Total                202,182    18.67      86,624     8.00     108,280    10.00

December 31, 2000
Leverage (Tier 1)
   capital             $180,322     9.36%    $77,025     4.00%   $ 96,281     5.00%
Risk-based capital:
   Tier 1               180,322    17.91      40,273     4.00      60,409     6.00
   Total                192,663    19.14      80,545     8.00     100,682    10.00

(10) INCOME TAXES

        Income tax expense applicable to income for the years ended December 31, consists of the following (in thousands):

                                       2001              2000              1999
-------------------------------------------------------------------------------
FEDERAL:
   Current                         $ 12,667          $ 11,388          $ 13,043
   Deferred                          (1,271)             (514)             (974)
-------------------------------------------------------------------------------
                                     11,396            10,874            12,069
-------------------------------------------------------------------------------
STATE:
   Current                               65               225                17
   Deferred                              --                --                69
-------------------------------------------------------------------------------
                                         65               225                86
-------------------------------------------------------------------------------
                                   $ 11,461          $ 11,099          $ 12,155
===============================================================================


26 First Sentinel Bancorp, Inc. and Subsidiaries

        A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the years ended December 31, is as follows (in thousands):

                                            2001           2000           1999
------------------------------------------------------------------------------
Income before income taxes              $ 36,772       $ 34,067       $ 35,807
Applicable statutory
   federal tax rate                           35%            35%            35%
------------------------------------------------------------------------------
Computed "expected" federal
   income tax expense                     12,870         11,923         12,532
Increase (decrease) in federal
   income tax expense
   resulting from:
     State income taxes,
       net of federal benefit                 42            146             56
     Income on BOLI                         (277)            --             --
     Other items, net                     (1,174)          (970)          (433)
------------------------------------------------------------------------------
                                        $ 11,461       $ 11,099       $ 12,155
==============================================================================

        The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows (in thousands):

                                                            2001            2000
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Provision for loan losses--book                           $4,526         $ 4,319
Unrealized loss on securities
   available for sale                                         --           4,669
Postretirement benefits                                      640             552
Tax depreciation less than
   book depreciation                                         183             132
Excess pension expense                                       542             624
Stock awards                                                 154             154
Excess cost over fair value
   of net assets acquired                                    471             468
Other                                                        501             130
--------------------------------------------------------------------------------
     Total deferred tax assets                             7,017          11,048
--------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Provision for loan losses--tax                               291             581
Unrealized gain on securities
   available for sale                                      1,127              --
Deferred points                                              450             742
Other                                                         60             111
--------------------------------------------------------------------------------
     Total deferred tax liabilities                        1,928           1,434
--------------------------------------------------------------------------------
       Net deferred tax asset                             $5,089         $ 9,614
================================================================================

        Retained earnings at December 31, 2001 and 2000 included approximately $18.1 million for which no provision for income tax has been made. This amount represented an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions, excess distributions to shareholders or a change in Federal tax law. At December 31, 2001 and 2000, the Company had an unrecognized tax liability of $6.5 million with respect to this reserve.

        Included in other comprehensive income is income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amounts of $5.8 million, $5.1 million and $(11.1 million) for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, income tax benefit of $394,000, $690,000 and $72,000 was recognized in 2001, 2000 and 1999, respectively, related to the exercise or disqualifying disposition of stock options and awards.

        Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income. Management has projected that the Company will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance that such levels of taxable income will be generated.

(11) EMPLOYEE BENEFIT PLANS

        The Company is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension expense (benefit) was $384,000, $160,000 and $(118,000) for the years ended December 31, 2001, 2000 and 1999, respectively.

        Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Company cannot be made.

        The Company has a Supplemental Executive Retirement Plan ("SERP"), which provides post-employment supplemental retirement benefits to certain officers of the Company. The SERP is a non-qualified employee benefit plan.

        The Company has a non-pension postretirement benefit plan ("Other Benefits"), which provides certain healthcare benefits to eligible employees. The plan is unfunded as of December 31, 2001, and the obligation is included in Other liabilities as an accrued postretirement benefit cost.


                               First Sentinel Bancorp, Inc. and Subsidiaries  27

   The following table shows the change in benefit obligation, the funded status for the SERP and Other Benefits, and accrued cost at December 31 (in thousands):

                                         SERP                 Other Benefits
                                --------------------      --------------------
                                   2001         2000         2001         2000
------------------------------------------------------------------------------
Benefit obligation at
   beginning of year            $ 1,328      $ 1,061      $ 1,521      $ 1,743
Service cost                        117          104           61           63
Interest cost                       100           85          123           99
Actuarial loss (gain)                95           78           (3)        (348)
Benefits paid                        --           --          (41)         (36)
------------------------------------------------------------------------------
Benefit obligation at
   the end of the year          $ 1,640      $ 1,328      $ 1,661      $ 1,521
==============================================================================

Funded status                   $(1,640)     $(1,328)     $(1,661)     $(1,521)
Unrecognized net
   actuarial loss (gain)            237          147          (64)         (61)
------------------------------------------------------------------------------
Accrued benefit cost            $(1,403)     $(1,181)     $(1,725)     $(1,582)
==============================================================================

Weighted average
   assumptions as
   of December 31:
Discount rate                      7.25%        7.50%        7.25%        7.50%
Rate of compensation
   increase                        5.00%        5.00%        5.00%        5.00%

        Net periodic cost at December 31, includes the following components (in thousands):

                                      SERP                   Other Benefits
                             ----------------------     ------------------------
                             2001     2000     1999     2001      2000      1999
--------------------------------------------------------------------------------
Service cost                 $117     $104     $ 92     $ 61     $  63      $ 81
Interest cost                 100       85       73      123        99       115
Amortization
   of net
   actuarial
   loss (gain)                 --       --       12       --        (4)       26
--------------------------------------------------------------------------------
Net periodic
   cost                      $217     $189     $177     $184     $ 158      $222
================================================================================

        For measurement purposes, a five percent annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2001 and all future years. Assumed healthcare trend rates have a significant effect on the amounts reported for the healthcare plans. A one percentage point change in the assumed healthcare cost trend rates would have the following effects (in thousands):

                                                          One Percentage Point
                                                        -----------------------
                                                        Increase       Decrease
-------------------------------------------------------------------------------
Effect on total of service and
   interest cost components                                 $ 44          $ (29)
Effect on Other benefits obligation                          316           (247)

        The Company also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 15% of their compensation. For the first 6% of the employee's contribution, the Company contributes 25% of that amount to the employee's account. At the end of the plan year, the Company may make an additional contribution to the plan. The contributions under this plan were $94,000, $89,000 and $88,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

RECOGNITION AND RETENTION PLAN

        The Company maintains a recognition and retention Plan ("RRP") for the benefit of directors, officers and key employees. In 1998, the Board of Directors and stockholders approved the granting of 662,014 shares as awards under the 1998 Stock-Based Incentive Plan ("1998 Plan"). As of December 31, 2001, the Company had granted 641,799 shares under the 1998 Plan.

        RRP awards are granted in the form of shares of common stock held by the RRP. Awards granted in 1998 vest over a five-year period at a rate of 20% per year, commencing one year from the date of the award grant.

        Amortization of the RRP was $878,000, $1.1 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999. Amortization in 2000 and 1999 included $151,000 and $202,000, respectively, in accelerated expense due to the death of two of the Company's directors.

EMPLOYEE STOCK OWNERSHIP PLAN

        The Company maintains an ESOP for eligible employees who have completed a twelve-month period of employment with the Company. ESOP shares were purchased in each of the Company's public offerings. Funds for the purchase of additional shares were borrowed from the Bank's parent, First Sentinel Bancorp. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The Company, at its discretion, contributes funds, in cash, to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal and interest paid on the ESOP loan for the year. Dividends paid on unallocated ESOP shares are used to repay the loan. Unallocated ESOP shares are not considered outstanding for purposes of calculating earnings per share. At December 31, 2001, there were 1,135,346 unallocated ESOP shares with a market value of $14.2 million.

        The Company recognizes compensation expense based on the fair value of shares committed to be released. Compensation expense recognized for 2001, 2000 and 1999 amounted to $1.2 million, $932,000 and $820,000, respectively. The Company allocated 100,920 shares per year during 2001, 2000 and 1999.

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


28 First Sentinel Bancorp, Inc. and Subsidiaries

                              2001                   2000                    1999
                    ----------------------  ----------------------  ----------------------
                                  Weighted                Weighted                Weighted
                       Number      average     Number      average     Number      average
                           of     exercise         of     exercise         of     exercise
                       shares        price     shares        price     shares        price
------------------------------------------------------------------------------------------
Outstanding
   at beginning
   of period        2,285,844        $7.65  2,297,996        $7.55  2,840,284        $6.55
Granted                    --           --     31,437         9.00         --           --
Forfeited             (86,350)        9.00     (1,000)        9.00         --           --
Exercised            (131,981)        7.01    (42,589)        3.35   (542,288)        2.70
-----------------------------               ---------               ---------
Outstanding
   at end of
   period           2,067,513        $7.63  2,285,844        $7.65  2,297,996        $7.55
==========================================================================================
Options
   exercisable
   at year-end      1,375,895               1,393,094               1,074,196
==========================================================================================

        The following table summarizes information about the stock options outstanding at December 31, 2001:

                  Options Outstanding                               Options Exercisable
-------------------------------------------------------------    ---------------------------
                                          Weighted
                                            average  Weighted            Number     Weighted
Range of                   Number         remaining   average         of shares      average
exercise                of shares       contractual  exercise    exercisable at     exercise
prices                outstanding     life in years     price        period end        price
--------------------------------------------------------------------------------------------
 $2.3413-3.4538           122,100               3.2     $3.19           122,100        $3.19
  3.5866-4.5165           381,240               4.8      3.98           381,240         3.98
  6.6419-9.0000         1,564,173               7.0      8.87           872,555         8.77
                        ---------                                     ---------
 $2.3413-9.0000         2,067,513               6.4     $7.63         1,375,895        $6.95
============================================================================================

        The Company applies APB Opinion No. 25 in accounting for the Plans. Consistent with Statement of Financial Accounting Standards ("SFAS") No. 123, if compensation cost for the Plans was accounted for under the fair value method, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                              2001           2000           1999
--------------------------------------------------------------------------------
NET INCOME:
   As reported                             $25,311        $22,968        $23,652
   Pro forma                                24,569         22,229         22,920

EARNINGS PER SHARE:
   Basic earnings per share                  $0.84          $0.69          $0.60
   Diluted earnings per share                 0.82           0.68           0.59
   Pro forma basic
     earnings per share                       0.81           0.66           0.58
   Pro forma diluted
     earnings per share                       0.79           0.66           0.57

Weighted average fair value of
   options granted during year             $    --          $1.19        $    --

        The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 2000: dividend yield of 2.50%; an expected volatility of 25%, and a risk-free interest rate of 6.20%. There were no options granted in 2001 or 1999.

(12) PREFERRED CAPITAL SECURITIES

        In November 2001, the Company issued $25.0 million of Company-obligated mandatorily redeemable preferred capital securities through special purpose business trusts. Of the $25.0 million of preferred capital securities sold, $12.5 million have a floating rate of interest, which resets semi-annually, equal to 6-month LIBOR plus 3.75%. The floating rate, however, may not exceed 11.0% for the first five years. The remaining $12.5 million of preferred capital securities have a fixed interest rate of 9.95%. Distributions on the preferred capital securities are payable semi-annually. The stated maturity of the preferred capital securities is December 8, 2031, with early redemption permitted on any June 8 or December 8 on or after December 8, 2006, at par.

(13) COMMITMENTS AND CONTINGENCIES

COMMITMENTS

FINANCIAL TRANSACTIONS WITH  OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT

        The Company, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments and letters of credit.

        The following commitments and contingent liabilities existed at December
31,  which  are  not  reflected  in  the  accompanying   consolidated  financial
statements (in thousands):

                                                              2001          2000
--------------------------------------------------------------------------------
Origination of mortgage loans:
   Fixed rate                                              $70,946       $ 9,899
   Variable rate                                            29,602        88,341
Purchase of mortgage loans--variable rate                    3,193         1,238
Undisbursed home equity credit lines                        56,540        50,427
Undisbursed construction credit lines                       65,129        19,161
Undisbursed consumer lines of credit                         9,480        10,918
Participations in Thrift Institutions
   Community Investment Corp. of NJ                            500           500
Standby letters of credit                                    2,253         2,296
================================================================================

        These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent


                               First Sentinel Bancorp, Inc. and Subsidiaries  29
future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

        The Company grants one-to-four family first mortgage real estate loans, multi-family, construction loans, and nonresidential first mortgage real estate loans to borrowers throughout New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is therefore subject to risk of loss. The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

LEASE OBLIGATIONS

        At December 31, 2001, the Company was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $502,000, $523,000 and $525,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The projected minimum rental commitments as of December 31, 2001, are as follows (in thousands):

2002                                                                     $   439
2003                                                                         306
2004                                                                         257
2005                                                                         157
2006                                                                          59
Thereafter                                                                    --
--------------------------------------------------------------------------------
                                                                          $1,218
================================================================================

CONTINGENCIES

        The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

STOCKHOLDER RIGHTS AGREEMENT

        On December 19, 2001 the Company adopted a Stockholder Rights Agreement ("Rights Agreement") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of the Company's common stock. The dividend is payable on January 1, 2002, to stockholders of record on that date. Each Right, initially, is not exercisable and transfers only with the Company's common stock. Upon the public announcement that a person or group of persons has acquired or intends to acquire 12% or more of the Company's common stock, the Rights become exercisable, entitling holders to purchase one one-hundredth interest in a share of Series A Junior Participating Preferred Stock of the Company, at an exercise price of $37.00. The Rights are scheduled to expire on January 1, 2012 and may be redeemed by the Company at a price of $0.01 per Right.

(14) RECENT ACCOUNTING PRONOUNCEMENTS

        On October 3, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. The Statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the Company's financial statements.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not anticipate that SFAS No. 143 will significantly impact the Company's consolidated financial statements.

        On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria which intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and periodically reviewed for impairment.

        SFAS No. 142 requires that goodwill and any intangible assets determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001, will not be amortized but will continue to be evaluated for impairment in accordance with the


30 First Sentinel Bancorp, Inc. and Subsidiaries appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, will continue to be amortized prior to the adoption of SFAS No. 142.

        The Company adopted the provisions of SFAS No. 141 in July 2001. The initial adoption of SFAS No. 141 had no impact on the Company's consolidated financial statements. The Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company currently has no recorded goodwill and the adoption of SFAS No. 142 did not significantly impact the Company's accounting for currently recorded intangible assets, primarily core deposit intangibles.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instrument for which it is practical to estimate that value.

CASH AND CASH EQUIVALENTS

        For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

FEDERAL HOME LOAN BANK OF NY STOCK

        Federal Home Loan Bank of NY stock is valued at cost.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

        For investment and mortgage-backed securities, fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair values were estimated using quoted market prices for similar securities.

LOANS RECEIVABLE, NET

        Fair values were estimated for portfolios of performing and non-performing loans with similar financial characteristics. For certain analogous categories of loans, such as residential mortgages, home equity loans, non-residential mortgages, and consumer loans, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other performing loan types was estimated by discounting the future cash flows using market discount rates that reflect the credit, collateral, and interest rate risk inherent in the loan.

DEPOSITS

        The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 2001 and 2000. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.

BORROWINGS

        For short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value. For long-term borrowings, the fair value was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.

OFF-BALANCE-SHEET INSTRUMENTS

        For commitments to extend credit and letters of credit, the fair value would approximate fees currently charged to enter into similar agreements.

        The estimated fair values of the Company's financial instruments at December 31, were as follows (in thousands):

                                        2001                        2000
                             ------------------------   ------------------------
                                  Book          Fair          Book          Fair
                                 value         value         value         value
--------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and
   cash equivalents         $   53,875    $   53,875    $   35,119    $   35,119
FHLB-NY stock                   20,541        20,541        19,643        19,643
Investment securities
   available for sale          107,988       107,988       234,970       234,970
Mortgage-backed
   securities available
   for sale                    642,716       642,716       447,022       447,022
Loans receivable, net        1,242,779     1,249,043     1,184,802     1,186,987

FINANCIAL LIABILITIES:
Deposits                     1,315,264     1,323,208     1,219,336     1,220,475
Borrowed funds                 545,814       561,551       505,955       507,218

OFF-BALANCE-SHEET
   INSTRUMENTS:
Loan commitments                    --           651            --           192
Standby letters of credit           --            23            --            23

LIMITATIONS

        The foregoing fair value estimates were made at December 31, 2001 and 2000, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell, at one time, the Company's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Company's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.


                               First Sentinel Bancorp, Inc. and Subsidiaries  31

        Since these fair value approximations were made solely for on- and off-balance-sheet financial instruments at December 31, 2001 and 2000, no attempt was made to estimate the value of anticipated future business of the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Company's retail branch delivery system, its existing core deposit base, premises and equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

(16) CONDENSED FINANCIAL STATEMENTS--
     PARENT COMPANY

        The condensed financial statements of First Sentinel Bancorp (parent company only) are presented below:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                  2001          2000
--------------------------------------------------------------------------------
(In thousands)

ASSETS
   Cash                                                   $ 16,920      $  1,667
   Due from subsidiaries                                     2,734         3,603
   ESOP loan receivable                                     11,745        12,346
   Investment in subsidiaries                              199,086       180,447
   Investment securities available for sale                 24,553        23,713
   Other assets                                              1,112         1,543
--------------------------------------------------------------------------------
     Total assets                                         $256,150      $223,319
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Junior subordinated deferrable
     interest debentures                                  $ 25,774      $     --
   Other liabilities                                           249         1,156
   Stockholders' equity                                    230,127       222,163
--------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                               $256,150      $223,319
================================================================================

CONDENSED STATEMENTS OF INCOME

Year Ended December 31,                        2001          2000          1999
-------------------------------------------------------------------------------
(In thousands)
Income
   Dividends from subsidiary               $ 20,000      $ 37,000      $ 49,400
   Interest and dividends
     on securities                            1,628         2,007         1,555
   Net (loss) gain on sales
     of securities                             (118)           86           179
-------------------------------------------------------------------------------
       Total income                          21,510        39,093        51,134
-------------------------------------------------------------------------------
Expense
   Other expense                              1,030           703         1,343
-------------------------------------------------------------------------------
       Total expense                          1,030           703         1,343
-------------------------------------------------------------------------------
       Income before taxes                   20,480        38,390        49,791
   Income taxes                               1,474           878           543
-------------------------------------------------------------------------------
       Income before equity in
         undistributed income
         of subsidiaries                     19,006        37,512        49,248
   Equity in undistributed
     income (dividends in
     excess of earnings)
     of subsidiaries                          6,305       (14,544)      (25,596)
-------------------------------------------------------------------------------
   Net income                              $ 25,311      $ 22,968      $ 23,652
===============================================================================

CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31,                      2001          2000         1999
----------------------------------------------------------------------------
(In thousands)

OPERATING ACTIVITIES
Net Income                               $ 25,311      $ 22,968     $ 23,652
   Adjustments to reconcile net
     income to net cash provided
     by operating activities:
       (Increase in undistributed
         earnings) dividends
         in excess of earnings
         of subsidiaries                   (6,305)       14,544       25,596
   Net losses (gains) on sales
     of investment securities
     available for sale                       118           (86)        (179)
   Decrease (increase)
     in other assets                           92         1,012          858
   (Decrease) increase
     in other liabilities                    (907)           75         (678)
   ESOP expense                             1,227           932          820
   Amortization of RRP                        878         1,079        1,260
----------------------------------------------------------------------------
Net cash provided by
   operating activities                    20,414        40,524       51,329
----------------------------------------------------------------------------

INVESTING ACTIVITIES
   Purchase of
     investment securities                (15,688)       (7,814)     (20,407)
   Proceeds from sales and
     maturities of investment
     securities available for sale         16,045         6,657       22,280
   Decrease (increase) in
     Due from subsidiaries                    869        (1,303)        (600)
----------------------------------------------------------------------------
Net cash provided by (used in)
   investing activities                     1,226        (2,460)       1,273
----------------------------------------------------------------------------

FINANCING ACTIVITIES
   Cash dividends paid                     (9,147)      (13,844)      (8,620)
   Stock options exercised                    926           143        1,483
   Net proceeds from issuance
     of junior subordinated
     deferrable interest debentures        24,171            --           --
   Purchase of treasury stock             (22,227)      (48,646)     (48,035)
   Purchase and retirement
     of common stock                         (110)         (279)        (299)
----------------------------------------------------------------------------
Net cash used in financing activities      (6,387)      (62,626)     (55,471)
----------------------------------------------------------------------------
Net increase (decrease) in cash            15,253       (24,562)      (2,869)
Cash at beginning of the year               1,667        26,229       29,098
----------------------------------------------------------------------------
Cash at end of year                      $ 16,920      $  1,667     $ 26,229
============================================================================


32 First Sentinel Bancorp, Inc. and Subsidiaries

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table contains quarterly financial data for the years ended December 31, 2001 and 2000 (dollars in thousands, except per share data):

                                                                               First         Second           Third         Fourth
YEAR ENDED DECEMBER 31, 2001                                                 quarter        quarter         quarter        quarter
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                               $34,270        $33,302        $33,320        $32,693
Interest expense                                                               19,825         18,482         18,758         17,619
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                         14,445         14,820         14,562         15,074
Provision for loan losses                                                         200            150            150            150
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                         14,245         14,670         14,412         14,924
Non-interest income                                                             1,003          1,021          1,379          1,052
Non-interest expense                                                            6,540          6,509          6,267          6,618
----------------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                                             8,708          9,182          9,524          9,358
Income tax expense                                                              2,792          2,956          2,955          2,758
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                 $ 5,916        $ 6,226        $ 6,569        $ 6,600
==================================================================================================================================
Basic earnings per share                                                        $0.19          $0.20          $0.22          $0.22
==================================================================================================================================
Diluted earnings per share                                                      $0.19          $0.20          $0.21          $0.22
==================================================================================================================================

                                                                               First         Second           Third        Fourth
Year Emded December 31, 2000                                                 quarter        quarter         quarter       quarter
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                               $32,847        $34,173        $35,145        $34,624
Interest expense                                                               18,229         19,343         20,848         20,452
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                         14,618         14,830         14,297         14,172
Provision for loan losses                                                         393            393            393            262
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                         14,225         14,437         13,904         13,910
Non-interest income                                                               738            701             70            760
Non-interest expenses                                                           6,331          6,253          5,795          6,299
----------------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                                             8,632          8,885          8,179          8,371
Income tax expense                                                              2,896          3,089          2,538          2,576
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                 $ 5,736        $ 5,796        $ 5,641        $ 5,795
==================================================================================================================================
Basic earnings per share                                                      $  0.16        $  0.17        $  0.17        $  0.18
==================================================================================================================================
Diluted earnings per share                                                    $  0.16        $  0.17        $  0.17        $  0.18
==================================================================================================================================


                              First Sentinel Bancorp, Inc. and Subsidiaries  33

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
First Sentinel Bancorp, Inc.:

        We have audited the accompanying consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



                                                         KPMG LLP


Short Hills, New Jersey
January 18, 2002


34 First Sentinel Bancorp, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

DIVIDEND REINVESTMENT PLAN

        First Sentinel offers its shareholders a convenient plan to increase their investment in the Company. Shareholders can elect to have their quarterly cash dividends automatically reinvested in additional shares of common stock at market price without any commissions or service charges. In the alternative, shareholders can elect to have their cash dividends automatically deposited in an account at First Savings Bank. Shareholders may request information about the plan and an enrollment card by contacting the Company's executive offices at 877-636-BANK.

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
www.rtco.com

MARKET MAKERS
Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, VA 22209-1722

Janney Montgomery Scott, LLC
1801 Market Street
Philadelphia, PA 19103

Ryan, Beck & Co.
220 South Orange Avenue
Livingston, NJ 07039

Sandler O'Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, NY 10022

AUDITORS
KPMG LLP
150 John F. Kennedy Parkway
Short Hills, NJ 07078

COUNSEL
Wilentz Goldman & Spitzer
90 Woodbridge Center Drive
Woodbridge, NJ 07095

Thacher Proffitt & Wood
11 West 42nd Street
New York, NY 10036

INVESTOR RELATIONS
Ann C. Clancy, Senior Vice President
First Sentinel Bancorp, Inc.
1000 Woodbridge Center Drive
Woodbridge, NJ 07095
732-726-9700

ANNUAL MEETING
First Sentinel's Annual Meeting of Shareholders will be held on Tuesday, May 21, 2002, at 10:00 a.m. at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, New Jersey.

10-K AVAILABILITY
Copies of First Sentinel's Form 10-K for the year ended December 31, 2001, are available free-of-charge to shareholders upon written request to First Sentinel Bancorp, Inc., 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095;
Attention: Bonnie Petz. The 10-K is also available on the Company's website at www.firstsentinelbancorp.com.

CONTACTS
Persons  seeking  general or financial  information  about First Sentinel should contact Investor Relations at 732-726-9700 ext. 5514 or visit the Company's website at www.firstsentinelbancorp.com. Shareholders seeking information regarding stock records, changing the name, address or ownership of stock or reporting lost certificates should contact the Company's transfer agent, Registrar and Transfer Company, at 800-368-5948 or visit their website at www.rtco.com to complete forms online.

MARKET INFORMATION FOR COMMON STOCK
First Sentinel Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol "FSLA." Newspaper financial sections list the stock as FSLA or FSentBc. At December 31, 2001, there were 2,828 holders of record of First Sentinel's common stock. The following table sets forth the high and low bid prices per share of the Company's common stock, as reported on the Nasdaq National Market.

                                        2001                         2000
                             --------------------------   -------------------------
                                              Dividends                   Dividends
                               High       Low      Paid     High      Low      Paid
-----------------------------------------------------------------------------------
Fourth quarter               $13.20    $10.95     $.075   $11.50    $8.69     $.060
Third quarter                 13.40     11.65      .075     9.81     8.00      .060
Second quarter                13.60     10.44      .075     8.63     7.25      .060
First quarter                 11.50      9.88      .075     8.25     7.09      .210*

* Includes a special cash dividend of $0.15 paid in January 2000.


                               First Sentinel Bancorp, Inc. and Subsidiaries  35