Form 10-K, Exhibit 13
period 2002-12-31
FIRST SENTINEL BANCORP INC
filed 2003-03-31
CIK 1051092

Exhibit 13.0


                                             FIRST
                                             SENTINEL         2002 ANNUAL REPORT

                                                              GROUNDED
                                                              IN TRADITION,

                                                              POSITIONED FOR
                                                              THE FUTURE

                           DILUTED EARNINGS PER SHARE
                                   (dollars)

                                                         0.89
                                       0.82
                        0.68
         0.59
          '99            '00            '01               '02


                                  TOTAL ASSETS
                              (dollars in millions)

                                                        2,257
                                      2,139
                       1,969
        1,905
          '99            '00            '01               '02


FINANCIAL HIGHLIGHTS
(In thousands, except per share data)                    2002             2001
--------------------------------------------------------------------------------
FINANCIAL PERFORMANCE

Total revenue                                    $     132,545    $     138,040
Non-interest expense                                    29,259           25,934
Net income                                              26,073           25,311
Diluted earnings per share                                0.89             0.82
Return on average equity                                 11.39%           11.09%
Return on average assets                                  1.17%            1.25%
Net interest margin                                       2.96%            3.01%

YEAR-END BALANCES

Total assets                                     $   2,257,034    $   2,138,919
Loans, net                                           1,201,210        1,242,779
Investment securities                                  114,219          107,988
Mortgage-backed securities                             790,562          642,716
Deposits                                             1,387,986        1,315,264
Borrowings                                             596,663          545,814
Stockholders' equity                                   221,200          230,127

RATIOS

Leverage (Tier 1) capital                                 8.47%            9.09%
Risk-based (Tier 1) capital                              17.83%           17.48%
Efficiency ratio                                         39.20%           41.01%
Stated book value per share                      $        7.78    $        7.44
Asset quality

   Nonperforming assets/total assets                      0.08%            0.09%
   Allowance for losses/total loans                       1.06%            1.03%



CORPORATE PROFILE

                           First Sentinel Bancorp, Inc., headquartered in Woodbridge, New Jersey, is the holding company for First Savings Bank. Established in 1901, First Savings provides retail mortgage, consumer and small business banking services to approximately 71,600 customers through 23 branch offices located throughout Central New Jersey. With $2.3 Billion in assets, First Sentinel is the third largest publicly traded thrift institution headquartered in New Jersey.

     EXPANDING OUR STRATEGIC VISION TO CAPITALIZE ON A CHANGING MARKETPLACE

                              TO OUR SHAREHOLDERS:

A true measure of any company is the efficacy of its business plan and how well the company executes that plan and its operating strategies. How a company manages its plan during adverse conditions and positions itself for earnings growth should help determine future shareholder value. Our business plan has the ultimate objective of transitioning First Sentinel from a traditional thrift institution to a community bank serving the needs of Central New Jersey. To that end, we are pleased to report the Company's 2002 results.

STRATEGIC RESULTS

First Sentinel's stock price rose 15% over the year, despite a challenging year for the economy and the markets. The S&P 500, Dow Jones Industrial Average and the Nasdaq all suffered double-digit losses in value. Uncertainty in the current geopolitical climate continues to contribute to market volatility. Meanwhile, First Sentinel's stock price has increased by more than 15 times since first going public in 1992, taking into account stock dividends, splits and exchanges.


Some of our accomplishments include:

o    Basic earnings per share rose 9.1% to $0.91.

o Core deposits, which include checking, money market and savings deposits, increased 18.8% to $785.2 million at year end, representing 56.6% of total deposits.

o    Commercial and small business deposits increased by $36.2 million.

o Loan originations totaled a record $623.5 million for the year. Commercial, multi-family and construction loan originations totalled $157.2 million, a 7.4% increase over the prior year.

o Asset quality remained excellent. At year-end, non-performing assets totaled $1.8 million, or 0.08% of total assets. Our reserve balance of $12.8 million represented 1.06% of total loans.



MEETING COMPETITION HEAD-ON BY FOCUSING ON CORE ACCOUNTS AND FEE-BASED
INITIATIVES

                                LOAN ORIGINATIONS
                              (dollars in millions)


                                                          624
                                        487
          352
                         329
          '99            '00            '01               '02


                          First Sentinel Bancorp, Inc.

[LOGO OMITTED]


ADAPTING TO A CHANGING ENVIRONMENT WHILE MAINTAINING OUR CORE VALUES REMAINS THE KEY TO OUR ONGOING STRENGTH AND SUCCESS

o Non-interest income increased 46.9% to $6.5 million for 2002, reflecting prepayment penalties on commercial mortgages, appreciation in the cash surrender value of Bank Owned Life Insurance purchased in 2001 and growth in fee and service charge income.

o We expanded our franchise with the opening of a new branch location in Somerset, a new market for the Company with excellent demographics.

o Our efficiency ratio, which we view as a measure of our employees' commitment to productivity, improved to 39.20% for 2002.

o The Company repurchased 2.6 million shares of its common stock during 2002 at an average price of $13.82 per share.

o We raised our cash dividend in the first quarter of 2002 by 26.7%, resulting in a dividend payout ratio of 39.5% for the year.

The Company reported record net income of $26.1 million; however, we were not immune to the corporate scandals and acts of fraud that have hurt so many investors. We recognized an impairment charge on a WorldCom bond and partially charged-off a loan participation with several other financial institutions upon discovery of fraud. Net losses on these two investments amounted to $2.1 million, or $0.07 per diluted share outstanding.

Sharp decreases in market interest rates to 40-year lows led to significant mortgage refinancing activity during the year. As mortgage and mortgage-backed securities prepayments rapidly accelerated and were replaced by lower-yielding interest-earning assets, we experienced a 3.3% reduction in the loan portfolio to $1.2 billion at December 31, 2002, as well as compression in our net interest margin and spread.

During this difficult rate environment, we have engineered our balance sheet to take advantage of an economic turn-around and higher interest rates. Although some

EXPANDING OUR FRANCHISE AND COMPREHENSIVE BRANCH NETWORK . . . WE ARE FOCUSED ON PROVIDING PRODUCT OFFERINGS THAT WILL GENERATE ACCRETIVE RESULTS


                          FIRST SENTINEL BANCORP, INC.

of our competition may have experienced growth during this period, we deliberated the wisdom of inflating our asset base with long-term, low rate interest-earning assets, and sacrificing the quality of the balance sheet to limit margin compression. Although the economy still remains sluggish, we believe that positioning ourselves for the future and preparing for an increase in interest rates is the more prudent long-term strategy.

OUTLOOK FOR 2003 AND BEYOND

While we are proud of the significant accomplishments described above, the management team is focused on the disciplined transition from thrift to community bank. Our strategy is to position First Sentinel as the preferred financial institution to the larger regional and national competitors in our market. This should translate into increasing shareholder value over the long term.

A primary component of the Company's business plan has been, and will continue to be, effective capital management strategies. Since converting to a public company, we have repurchased 16.9 million shares, or 39% of our total issued shares, at an average price of $9.80 per share. We initiated another 5% repurchase program in January 2003. We also raised our cash dividend by 10.5% in January 2003 to $0.105 per share.

We continue to review possible acquisitions for opportunities to increase market share and bring additional commercial expertise to our staff. We will not, however, enter a transaction that will significantly dilute value for the Company's existing shareholders.

In 2003, we expect to enhance our market presence with the relocation of one branch and the addition of two new retail locations located within, or contiguous to, our market. Our Internet banking site, FSB Online, introduced in late 2001, has 6,000 users, and continues to grow monthly. In addition to expanding the franchise, with over 52,000 household relationships, we will strive to increase the number of services per household. We will pursue this by focusing on the needs of our customers, taking a reasoned and targeted approach to product and service offerings.

We have recently hired a new Chief Operating Officer with significant commercial/small business retail experience. With this expertise, we hope to expand and enhance our commercial product set, and improve training and incentive pro


                                 TOTAL DEPOSITS
                              (dollars in millions)

                                                        1,388
                                      1,315
                       1,219
        1,214
          '99            '00            '01               '02



                            RETURN ON AVERAGE EQUITY
                                    (percent)

                                                        11.39
                       10.17
                                      11.09
         7.99
          '99            '00            '01               '02


EMPHASIZING PRUDENT RISK MANAGEMENT, EFFECTIVE CAPITAL STRATEGIES, SUPERIOR CUSTOMER SERVICE AND COMMITMENT TO SHAREHOLDER VALUE

                          FIRST SENTINEL BANCORP, INC.

[Logo & Graphic
   Omitted]

                              NON-PERFORMING ASSETS
                             (dollars in thousands)


        3,148
                       2,646
                                      1,891
                                                        1,836

          '99            '00            '01               '02


BUILDING A MULTI-TALENTED TEAM AND
HARNESSING TECHNOLOGY TO INCREASE REVENUES
AND BETTER SERVE OUR CUSTOMERS


grams for our staff. Our officers' and employees' commitment to producing strong operating results continues. Their dedication, together with the effective use of new and existing technologies and strong involvement with the communities in which we operate, should enable us to exceed our retail goals and increase customer satisfaction.

We would like to take this opportunity to recognize the contributions of John P. Mulkerin, our former President and Chief Executive Officer, who retired at year-end. Mr. Mulkerin served this Company for over 15 years, six of those at the helm. We thank him for his dedication and leadership, and look forward to his continuing valuable contributions as a member of the Board of Directors.

With disclosure of corporate misdeeds a daily headline, you can be confident that your Board is well informed and plays an active role in directing the organization. It has long been our philosophy to practice stringent corporate governance, with multiple layers of disclosure and checks and balances already in place.

The Board of Directors and management are proud of our accomplishments to date, but more importantly, we look forward to facing the challenges ahead with the same zeal. Our progression to becoming more bank-like will be evident in the years to come. Our team is confident that we will continue to provide you, our shareholders, with long-term value. We appreciate your continued support.



Sincerely,

/s/ Christopher Martin

Christopher Martin
PRESIDENT AND CHIEF EXECUTIVE OFFICER


/s/ Philip T. Ruegger, Jr.

Philip T. Ruegger, Jr.
CHAIRMAN OF THE BOARD




                          FIRST SENTINEL BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

The following selected financial data and selected operating data should be read in conjunction with the consolidated financial statements of the Company and accompanying notes thereto, which are presented elsewhere herein.


December 31,                                           2002            2001             2000           1999          1998
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
SELECTED FINANCIAL DATA:

Total assets                                     $2,257,034      $2,138,919       $1,968,709     $1,904,696    $1,855,058
Loans receivable, net                             1,201,210       1,242,779        1,184,802      1,016,116       854,697
Investment securities available for sale            114,219         107,988          234,970        213,590       242,197
Other interest-earning assets (1)                    65,085          40,541           40,693         37,175        27,652
Mortgage-backed securities available for sale       790,562         642,716          447,022        575,159       661,881
Deposits                                          1,387,986       1,315,264        1,219,336      1,213,724     1,268,119
Borrowed funds                                      596,663         545,814          505,955        422,000       264,675
Preferred capital securities                         25,000          25,000               --             --            --
Stockholders' equity                                221,200         230,127          222,163        244,580       299,819
---------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                                2002            2001             2000           1999          1998
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

SELECTED OPERATING DATA:
Interest income                                $    126,002     $   133,585     $    136,789    $   123,388   $   119,173
Interest expense                                     62,421          74,684           78,872         65,006        65,386
---------------------------------------------------------------------------------------------------------------------------
   Net interest income                               63,581          58,901           57,917         58,382        53,787
Provision for loan losses                             1,310             650            1,441          1,650         1,469
---------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                       62,271          58,251           56,476         56,732        52,318
Non-interest income (2)                               6,543           4,455            2,269          3,631         4,696
Non-interest expense (3)                             29,259          25,934           24,678         24,556        26,577
---------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                  39,555          36,772           34,067         35,807        30,437
Income tax expense                                   13,482          11,461           11,099         12,155        10,944
---------------------------------------------------------------------------------------------------------------------------
   Net income                                 $      26,073    $     25,311    $      22,968  $      23,652  $     19,493
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share (4)                          $0.91           $0.84            $0.69          $0.60         $0.46
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share (4)                        $0.89           $0.82            $0.68          $0.59         $0.46
---------------------------------------------------------------------------------------------------------------------------
Dividends per share, as adjusted (4)                  $0.36           $0.30            $0.24          $0.37         $0.15
---------------------------------------------------------------------------------------------------------------------------


At or For the Year Ended December 31,                  2002            2001             2000           1999          1998
---------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets (2) (3)                       1.17%           1.25%            1.17%          1.25%         1.12%
Return on average stockholders' equity (2) (3)        11.39           11.09            10.17           7.99          7.41
Average stockholders' equity to average assets        10.29           11.31            11.52          15.69         15.07
Stockholders' equity to total assets                   9.80           10.76            11.29          12.84         16.16
---------------------------------------------------------------------------------------------------------------------------

(1) Includes federal funds sold and investment in the stock of the Federal Home Loan Bank of New York ("FHLB-NY").

(2) Includes the effect of the sale of the Eatontown branch that realized a $1.1 million gain, or $687,000 net of tax, in 1998.

(3) Includes the effect of a non-recurring merger-related charge for the acquisition of Pulse Bancorp totaling $2.1 million, or $1.7 million net of tax, in 1998.

(4) Per share data gives effect to the exchange of 3.9133 shares of Company Common Stock for each share of Bank Common Stock in connection with the 1998 conversion and reorganization of First Savings Bancshares, MHC.


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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

"Management's Discussion and Analysis of Financial Condition and Comparison of Operating Results" is based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Company's Audited Consolidated Financial Statements for the year ended December 31, 2002, contains a summary of the Company's significant accounting policies. Management believes the Company's policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application is periodically reviewed with the Audit Committee and the Board of Directors.

The provision for loan losses is based upon management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Company's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Company's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the Central New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Company's control.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

ASSETS. Total assets increased by $118.1 million, or 5.5%, to $2.3 billion at December 31, 2002. The change in assets consisted primarily of increases in mortgage-backed securities ("MBS"), investment securities available for sale and cash and cash equivalents, partially offset by decreases in loans receivable and other assets.

MBS available for sale increased $147.8 million, or 23.0%, to $790.6 million at December 31, 2002, from $642.7 million at December 31, 2001. The increase was primarily due to purchases of $585.1 million exceeding sales and principal repayments of $164.9 million and $275.5 million, respectively, for 2002. Purchases consisted primarily of MBS issued by U.S. government-sponsored agencies. At December 31, 2002, approximately 66% of the Company's MBS had adjustable rates and the MBS portfolio had a modified duration of 3.3 years.

Investment securities available for sale increased $6.2 million, or 5.8%, to $114.2 million as of December 31, 2002, from $108.0 million at December 31, 2001. For 2002, purchases totaled $75.8 million, while sales, calls and maturities totaled $73.1 million. Purchases during 2002 consisted primarily of debt securities issued by U.S. government-sponsored agencies and corporations.

Loans receivable, net totaled $1.2 billion at December 31, 2002, a decrease of $41.6 million, or 3.3%, from December 31, 2001. Loan originations totaled $623.5 million for 2002, compared to $486.6 million for 2001. The increase in loan originations in 2002, compared with 2001, was largely attributable to the prolonged, historically low interest rate environment experienced throughout 2002. Fixed-rate, one-to-four family first mortgage loan originations totaled $163.9 million, or 26.3% of total production, while adjustable-rate, one-to-four family mortgage loans accounted for $167.1 million, or 26.8% of total originations for 2002. Consumer loan originations, including home equity loans and credit lines, totaled $135.4 million, or 21.7% of total originations, while construction lending totaled

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

$95.0 million, or 15.2% of total originations. Commercial real estate, commercial and multi-family loan originations totaled $62.3 million, or 10.0% of total originations. Mortgage loans purchased totaled $27.6 million in 2002, compared with $19.1 million in 2001. Loans purchased were primarily adjustable-rate, one-to-four family mortgages underwritten internally, with rates higher than those currently offered by the Company.

Repayment of principal on loans totaled $644.7 million for 2002, compared to $398.7 million for 2001. Included in the repayment of principal on loans, mortgage loan refinancing totaled $110.6 million for 2002, compared with $72.0 million for 2001. The Company also sold $46.6 million of primarily fixed-rate, one-to-four family mortgage loans during 2002 as part of its ongoing interest rate risk management process. At December 31, 2002, one-to-four family mortgage loans comprised 68.9% of total loans receivable, net of loans in process, while commercial real estate, multi-family and construction loans comprised 21.0%, and home equity loans accounted for 9.1% of the loan portfolio. In comparison, at December 31, 2001, one-to-four family mortgage loans comprised 68.4% of total loans receivable, net of loans in process, while commercial real estate, multi-family and construction loans comprised 20.9%, and home equity loans accounted for 9.0% of the loan portfolio. The Company intends to prudently expand its non-residential mortgage lending activities while maintaining its underwriting standards and commitment to community-based lending, increasing lending and support staff as dictated by market conditions. While management intends to continue emphasizing the origination of loans, the future levels of loan originations and repayments will be significantly influenced by external interest rates and other economic factors outside of the control of the Company.

Other assets decreased $4.8 million to $32.8 million at December 31, 2002, compared with $37.6 million at December 31, 2001. The decrease was primarily attributable to the receipt in 2002 of income taxes receivable which were outstanding at December 31, 2001.

Cash and cash equivalents increased $12.1 million, or 22.4%, to $65.9 million as of December 31, 2002, from $53.9 million at December 31, 2001, as a result of the rapid rate of prepayments on loans and MBS attributable to the historically low interest rate environment. The Company's intent is to prudently deploy investable funds in a manner which does not expose it to significant interest rate or market risk.

LIABILITIES. Deposits increased $72.7 million, or 5.5%, to $1.4 billion at December 31, 2002. Core deposits, consisting of checking, savings and money market accounts, increased $124.4 million, or 18.8%, while certificates of deposit declined $51.7 million, or 7.9%. The opening of the Somerset branch in February 2002 and the first full year of operation for our Internet banking and bill payment service, FSBOnline, contributed to this deposit growth, as did the efforts of the Company's business development officers and the sales training afforded our branch personnel. The decrease in certificates of deposit occurred primarily in the one-year and six-month maturity categories, and was part of a concerted effort to prudently price deposit products and reduce overall funding costs, while developing and maintaining core relationships. At December 31, 2002, core deposits accounted for 56.6% of total deposits, up from 50.2% at December 31, 2001. The Company intends to continue its emphasis on core deposit relationships, differentiating itself through exemplary service and comprehensive product offerings.

Borrowed funds increased $50.8 million, or 9.3%, to $596.7 million at December 31, 2002. The increased borrowed funds were used to fund loan originations and repurchases of the Company's common stock, as well as MBS and investment securities purchases. The Company manages its borrowing levels as a means of mitigating interest rate risk and/or reducing funding costs.

STOCKHOLDERS' EQUITY. Stockholders' equity decreased $8.9 million for 2002. The Company repurchased $36.0 million of its common stock during 2002 as part of its ongoing capital management strategy. This represented 2.6 million shares at an average cost of $13.82 per share. Stockholders' equity was further reduced by cash dividends totaling $10.3 million declared and paid in 2002. These decreases were partially offset by net income of $26.1 million, an increase in accumulated other comprehensive income of $7.6 million as a result of the increase in market values of investment securities and MBS available for sale, net of related tax benefit, and net amortization of benefit plans totaling $3.7 million. Book value and tangible book value per share were $7.78 and $7.62, respectively, at December 31, 2002, compared to $7.44 and $7.26, respectively, at December 31, 2001.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001 RESULTS OF OPERATIONS. For the year ended December 31, 2002, basic and diluted earnings per share totaled $0.91 and $0.89, respectively, representing increases of 9.1% and 8.6%, respectively, over basic and diluted earnings per share of $0.84 and $0.82, respectively, for the year ended December 31, 2001. Net income for 2002 totaled $26.1 million, an increase of $762,000, or 3.0%, compared with net income of $25.3 million for 2001. Return on average equity improved to 11.39% for 2002, from 11.09% for 2001. Return on average assets was 1.17% for 2002, compared with 1.25% for 2001.

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

Fiscal 2002 results were adversely affected by two events precipitated by alleged acts of fraud and/or misrepresentation. As previously reported on Form 8-K, the Company recorded an impairment charge totaling $1.2 million, or $0.04 per diluted share, net of tax, related to the liquidation of WorldCom, Inc. corporate bonds. In addition, the Company substantially increased its provision for loan losses during the year due to a $1.4 million charge-off on a participation loan to an insurance premium financier. At December 31, 2002, both of these items have been fully resolved with no remaining related balances recorded in the Company's consolidated financial statements.

INTEREST INCOME. Interest income decreased $7.6 million, or 5.7%, to $126.0 million for 2002, compared to $133.6 million for 2001. Interest on loans decreased $5.5 million, or 6.1%, to $84.2 million for 2002, compared to $89.7 million for 2001. The average balance of the loan portfolio for 2002 increased $43.5 million to $1.3 billion, from $1.2 billion for 2001, while the average yield on the portfolio decreased to 6.67% for 2002, from 7.35% for 2001. The decline in yield was attributable to cash flows from loan prepayments being replaced by new loans with lower market yields and adjustable-rate loans repricing to lower current interest rates. The majority of the Company's adjustable-rate loans adjust by a maximum of 2.00% per year.

Interest on investment securities and MBS available for sale decreased $2.1 million, or 4.8%, to $41.8 million for 2002, compared to $43.9 million for 2001. The average balance of investment securities and MBS available for sale totaled $888.1 million, with an average yield of 4.70% for 2002, compared with an average balance of $735.6 million, with an average yield of 5.97% for 2001. The decline in yield was attributable to the reinvestment of cash flows from the repayment and prepayment of MBS and called or matured securities at lower market interest rates throughout 2002, as well as the downward repricing of variable rate investments.

INTEREST EXPENSE. Interest expense decreased $12.3 million, or 16.4%, to $62.4 million for 2002, compared to $74.7 million for 2001. Interest expense on deposits decreased $14.8 million, or 31.3%, to $32.5 million for 2002, compared to $47.2 million for 2001. The decreased interest expense on deposits was primarily attributable to a reduction in interest paid on certificates of deposit of $12.6 million. The average cost of certificates of deposit for 2002 was 3.37%, compared to 5.11% for 2001. The average balance of certificates of deposit was $628.5 million for 2002, compared with $660.1 million for 2001. The average balance of core deposits was $735.2 million for 2002, compared to $603.5 million for 2001. The average interest cost on interest-bearing core deposits for 2002 was 1.69%, compared to 2.44% for 2001. In addition, non-interest bearing accounts averaged $67.1 million for 2002, up from $53.4 million for 2001. Average core deposits to total average deposits improved to 53.9% for 2002, from 47.8% for 2001.

Interest on borrowed funds for 2002 increased $2.5 million, or 9.1%, to $30.0 million, compared to $27.5 million for 2001. The average interest cost of borrowed funds declined to 5.10% for 2002, from 5.54% for 2001, while average borrowings for 2002 totaled $588.0 million, compared with $495.7 million for 2001. Borrowings that are scheduled to mature in 2003 total $60.0 million with an average interest rate of 4.55%.

NET INTEREST INCOME. Net interest income increased $4.7 million, or 8.0%, to $63.6 million for 2002, compared to $58.9 million for 2001. The increase was due to the changes in interest income and interest expense described previously. Changes in earning asset yields and interest-bearing liability costs reflect downward interest rate movements throughout 2001 and 2002, as the Federal Reserve moved to reduce the federal funds rate twelve times, from 6.5% at January 1, 2001 to 1.25% at December 31, 2002. Net interest spread, defined as the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, increased ten basis points to 2.55% in 2002, from 2.45% in 2001. This increase was due to a decrease in the cost of interest-bearing liabilities to 3.31% for 2002, from 4.38% in 2001, partially offset by a decrease in the yield on interest-earning assets to 5.86%, from 6.83% for the same respective periods. The net interest margin, defined as net interest income divided by average total interest-earning assets, decreased five basis points to 2.96% in 2002, compared to 3.01% in 2001. The decline in net interest margin is attributable to the rapid decline in earning asset yields resulting from loan refinancings and prepayments of loans and MBS, with resulting cash flows being reinvested at lower market rates. The purchase of $25.0 million of Bank Owned Life Insurance ("BOLI") in June 2001, contributed to earnings and return on equity growth but reduced interest-earning assets and related net interest income, thereby adversely impacting net interest margin. BOLI is classified in Other assets on the statement of financial condition and related income is classified as non-interest income. Common stock repurchases totaling $36.0 million during 2002 further reduced earning assets and impacted net interest margin. The Company anticipates continued pressure on the net interest margin as interest rates remain at historic lows, partially offset by favorable liability repricing in 2003.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased $660,000 to $1.3 million for 2002, compared to $650,000 for 2001. The increased provision was largely attributable to a $1.4 million charge against the allowance for loan losses recorded in June 2002, relating to a participation loan to an insurance premium financier. This charge-off was precipitated by alleged acts of fraud and/or misrepresentation. The Company has received payment in full settlement of the remaining loan balance and has no further exposure to this item. At December 31, 2002, the Company holds no other insurance premium financing loans, nor does it have any other loans similar to this loan wherein the primary collateral is a surety bond.

The provision for loan losses was based upon management's review and evaluation of the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, general market and economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and the existence and net realizable value of the collateral and guarantees securing the loans. Total non-performing loans totaled $1.8 million, or 0.15% of loans at December 31, 2002 and 2001. The allowance for loan losses represented 1.06% of total loans, net of in-process loans, or

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

7.27 times non-performing loans at December 31, 2002, compared with 1.03% of total loans, or 6.99 times non-performing loans at December 31, 2001. In management's opinion, the allowance for loan losses, totaling $12.8 million, was adequate to cover losses inherent in the portfolio at December 31, 2002.

NON-INTEREST INCOME. Non-interest income, consisting primarily of loan prepayment penalties, deposit product fees and service charges, gains and losses on loans and securities sold, income on BOLI and loan servicing fees, increased $2.1 million, or 46.9%, to $6.5 million for 2002, from $4.5 million for 2001. The Company recorded fee and service charge income of $3.9 million in 2002, compared with $2.4 million in 2001. The increase was a result of prepayment penalties on commercial mortgage loans, growth in the assessable customer base and the implementation of new fee and service charge levels in the second half of 2002, following a periodic review of fee structures. Income attributable to the increase in cash surrender value of BOLI, purchased in June 2001, amounted to $1.5 million for 2002, compared with $791,000 for 2001.

NON-INTEREST EXPENSE. Non-interest expense increased $3.3 million, or 12.8%, to $29.3 million for 2002, compared to $25.9 million for 2001. The increase was primarily attributable to distributions on preferred capital securities issued in November 2001, which totaled $2.0 million for 2002, compared with $194,000 for 2001. In addition, compensation and benefits expense grew as a result of increased healthcare and other benefit costs, including costs associated with the retirement of the Company's former CEO in December 2002, and non-cash compensation expense related to the Company's Employee Stock Ownership Plan ("ESOP") as a result of appreciation in the Company's stock price. Non-interest expense (excluding core deposit amortization and distributions on preferred capital securities) divided by average assets was 1.19% for 2002, compared with 1.23% for the prior year. The efficiency ratio (non-interest expense, excluding distributions on preferred capital securities, divided by the sum of net interest income plus non-interest income, excluding gains and losses on the sale of loans and securities) was 39.2% for 2002, compared with 41.1% in 2001.

INCOME TAX EXPENSE. On July 2, 2002, the State of New Jersey passed the Business Tax Reform Act, which was retroactive to January 1, 2002. Among other things, this legislation repealed the 3% Savings Institution Tax and imposed a 9% Corporation Business Tax on savings institutions, as well as enacting new Alternative Minimum Assessment rules on a corporation's gross receipts or gross profits. Largely as a result of this legislation, the Company's effective tax rate increased to 34.1% for 2002, from 31.2% for 2001.

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

INTEREST EXPENSE. Interest expense decreased $4.2 million, or 5.3%, to $74.7 million for 2001, compared to $78.9 million for 2000. Interest expense on deposits decreased $771,000, or 1.6%, to $47.2 million for 2001, compared to $48.0 million for 2000. The decreased interest expense on deposits was primarily attributable to a reduction in interest paid on certificates of deposit of $1.0 million, partially offset by increased interest paid on NOW, money market and savings accounts resulting from increased deposit balances. The average cost of certificates of deposit for 2001 was 5.11%, compared to 5.38% for 2000. The average balance of certificates of deposit was $660.1 million for 2001, compared with $646.8 million for 2000. The average balance of core deposits was $603.5 million for 2001, compared to $568.8 million for 2000. The average interest cost on interest-bearing core deposits for 2001 was 2.44%, compared to 2.54% for 2000. Non-interest bearing accounts averaged $53.4 million for 2001, up from $48.6 million for 2000. Average core deposits to total average deposits improved to 47.8% for 2001, from 46.8% for 2000.

Interest on borrowed funds for 2001 decreased $3.4 million, or 11.1%, to $27.5 million, compared to $30.9 million for 2000. The average interest cost of borrowed funds declined to 5.54% for 2001, from 6.14% for 2000. Average borrowings for 2001 totaled $495.7 million, compared with $503.4 million for 2000.

NET INTEREST INCOME. Net interest income increased $984,000, or 1.7%, to $58.9 million for 2001, compared to $57.9 million for 2000. The increase was due to the changes in interest income and interest expense described previously. Changes in earning asset yields and interest-bearing liability costs reflect downward interest rate movements throughout 2001, as the Federal Reserve moved to reduce the federal funds rate eleven times, from 6.5% at January 1, 2001 to 1.75% at December 31, 2001. Net interest spread increased 12 basis points to 2.45% in 2001, from 2.33% in 2000. This increase was due to a decrease in the cost of interest-bearing liabilities


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES to 4.38% for 2001, from 4.72% in 2000, partially offset by a decrease in the yield on interest-earning assets to 6.83%, from 7.05% for the same respective periods. The net interest margin increased two basis points to 3.01% in 2001, compared to 2.99% in 2000. Net interest margin growth was constrained in 2001 by $138.5 million in leveraged securities purchases, which enhanced earnings and return on equity, but reduced net interest margin. In addition, the purchase of $25.0 million of BOLI also contributed to earnings and return on equity growth but reduced earning assets and related net interest income. Common stock repurchases totaling $22.2 million during 2001 further reduced earning assets and impacted net interest margin.

PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $791,000, or 54.9%, to $650,000 for 2001, compared to $1.4 million for 2000. The allowance for loan losses represented 1.03% of total loans, or 6.99 times non-performing loans at December 31, 2001, compared with 1.03% of total loans, or 5.17 times non-performing loans at December 31, 2000.

NON-INTEREST INCOME. Non-interest income increased $2.2 million, or 96.3%, to $4.5 million for 2001, compared to $2.3 million for 2000. Net gains on sales of loans and securities totaled $587,000 for 2001, compared to net losses totaling $876,000 for 2000. Proceeds from the sales of loans and securities in 2001 were used to purchase BOLI, repurchase the Company's common stock and fund current operations. Sales of loans and securities and related gains and losses are dependent on market conditions, as well as the Company's liquidity and risk management needs. Income attributable to the increase in cash surrender value of BOLI, purchased in June 2001, amounted to $791,000 for 2001.

NON-INTEREST EXPENSE. Non-interest expense increased $1.2 million, or 5.1%, to $25.9 million for 2001, compared to $24.7 million for 2000. The increase was primarily attributable to increased healthcare and other benefit costs, including non-cash compensation expense related to the Company's ESOP totaling $1.2 million in 2001, compared to $932,000 in 2000. The increase in the ESOP expense was a result of the Company's stock price appreciation during 2001, as ESOP expense is determined based upon the market value of the shares when they are committed to be released. In addition, accrual of distributions on preferred capital securities issued in November 2001 amounted to $194,000 for 2001.

Non-interest expense (excluding core deposit amortization and distributions on preferred capital securities) divided by average assets was 1.23% for 2001, compared with 1.22% for the prior year. The efficiency ratio was 41.01% for 2001, compared with 40.41% in 2000.

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

The primary investing activity of the Company is the origination of loans. During 2002, 2001 and 2000, the Company originated loans in the amounts of $623.5 million, $486.6 million and $329.2 million, respectively. The Company also purchases loans and mortgage-backed and investment securities. Purchases of mortgage loans totaled $27.6 million, $19.1 million and $87.8 million in 2002, 2001 and 2000, respectively. Purchases of MBS totaled $585.1 million, $549.1 million and $153.9 million in 2002, 2001 and 2000, respectively. Purchases of investment securities totaled $75.8 million, $59.3 million and $66.7 million for 2002, 2001 and 2000, respectively. The investing activities were funded primarily by principal repayments on loans and MBS of $920.2 million, $545.7 million and $329.4 million for 2002, 2001 and 2000, respectively. Additionally, proceeds from sales, calls and maturities of mortgage-backed and investment securities totaling $238.5 million, $407.8 million and $247.3 million for 2002, 2001 and 2000, respectively, provided additional liquidity. Liquidity was also provided by proceeds from sales of loans totaling $46.6 million, $46.6 million and $9.7 million for 2002, 2001 and 2000, respectively.

The Company has several other sources of liquidity, including FHLB-NY advances. At December 31, 2002, such advances totaled $140.7 million, of which $15.0 million are due in 2003. If necessary, the Company has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $50.0 million. The Company also had other borrowings that provided additional liquidity, totaling $456.0 million at December 31, 2002, $45.0 million of which are contractually due in 2003. Other sources of liquidity include unpledged investment and mortgage-backed securities available for sale, with a market value totaling $421.6 million at December 31, 2002.

The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 2002, the Company had commitments to originate and purchase mortgage loans of $113.0 million. The Company is obligated to pay $2.3 million under its lease agreements for branch and administrative facilities, of which $470,000 is due in 2003. Certificates of deposit scheduled to mature in one year or less totaled $453.6 million at December 31, 2002. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Company.

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

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

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

The Company utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 22 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; (3) investing primarily in adjustable-rate and short average-life MBS, which may generally bear lower yields as compared to longer-term investments, but which better position the Company for increases in market interest rates, and holding these securities as available for sale; and (4) investing in U.S. government and agency securities that have call features which, historically, have significantly decreased the duration of such securities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

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

The greater the potential change, positive or negative, in NII or EVE, the more interest rate risk is assumed to exist within the institution. The following table lists the Company's percentage change in NII and EVE assuming an immediate change of plus or minus up to 200 basis points from the level of interest rates at December 31, 2002 and 2001, as calculated by the Company.


                         Percentage            Percentage
     Change in             Change                Change
  Interest Rates           in NII                in EVE
  in Basis Poings      --------------------------------------
   (Rate Shock)        2002     2001         2002     2001
-------------------------------------------------------------
       +200               4       10            4        4
       +100               3        6            1        4
      Static             --       --           --       --
       -100              -9      -10          -14      -12
       -200             -21      -20          -24      -24


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

The results of the IRR analysis described above depict the Company's asset sensitive position at December 31, 2002. This asset sensitivity is expected to decline somewhat in the coming months, as management anticipates that near-term cash flows from loan and MBS refinancing and prepayments will diminish. The
Company has managed its IRR position with a rising rate bias at December 31, 2002, as management believes we are at or near the trough in the interest rate and economic cycle. Accordingly, IRR model results at December 31, 2002 under rising rate scenarios are favorable while results under declining rate scenarios are unfavorable. All results are within Board-approved risk management limits.


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                                                 2002              2001
--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)
ASSETS
Cash and due from banks                                                             $      21,695      $     33,875
Federal funds sold                                                                         44,250            20,000
--------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                       65,945            53,875
Federal Home Loan Bank of New York (FHLB-NY) stock, at cost                                20,835            20,541
Investment securities available for sale                                                  114,219           107,988
Mortgage-backed securities available for sale                                             790,562           642,716
Loans receivable, net                                                                   1,201,210         1,242,779
Interest and dividends receivable                                                          11,055            12,039
Premises and equipment, net                                                                15,882            16,014
Core deposit intangibles                                                                    4,568             5,411
Other assets                                                                               32,758            37,556
--------------------------------------------------------------------------------------------------------------------
     Total assets                                                                      $2,257,034        $2,138,919
--------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                                                               $1,387,986        $1,315,264
Borrowed funds                                                                            596,663           545,814
Advances by borrowers for taxes and insurance                                               9,615             9,735
Other liabilities                                                                          16,570            12,979
--------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                  2,010,834         1,883,792

Commitments and contingencies (Note 13)

Company-obligated mandatorily redeemable preferred capital securities of a
   subsidiary trust holding solely junior subordinated debentures of the Company           25,000            25,000
--------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock; authorized 10,000,000 shares; issued and outstanding--none                    --                --
Common stock, $.01 par value, 85,000,000 shares authorized;
   43,106,742 and 28,422,028 shares issued and outstanding in 2002 and
   43,106,742 and 30,940,117 shares issued and outstanding in 2001                            430               430
Paid-in capital                                                                           203,229           201,858
Retained earnings                                                                         163,681           148,463
Accumulated other comprehensive income                                                      9,776             2,178
Common stock acquired by the Employee Stock Ownership Plan (ESOP)                          (9,404)          (10,321)
Common stock acquired by the Recognition and Retention Plan (RRP)                          (1,032)           (1,910)
Treasury stock (14,586,591 and 12,088,836 common shares
   in 2002 and 2001, respectively)                                                       (145,480)         (110,571)
--------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                           221,200           230,127
--------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                        $2,257,034        $2,138,919
--------------------------------------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME


Year Ended December 31,                                                            2002             2001              2000
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

INTEREST INCOME:
   Loans                                                                      $  84,219       $   89,678         $  84,174
   Investment and mortgage-backed securities available for sale                  41,783           43,907            52,615
---------------------------------------------------------------------------------------------------------------------------
     Total interest income                                                      126,002          133,585           136,789

INTEREST EXPENSE:

Deposits:

   NOW and money market demand                                                    7,725            9,654             9,452
   Savings                                                                        3,543            3,790             3,744
   Certificates of deposit                                                       21,189           33,764            34,783
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense--deposits                                            32,457           47,208            47,979
   Borrowed funds                                                                29,964           27,476            30,893
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                      62,421           74,684            78,872
     Net interest income                                                         63,581           58,901            57,917
Provision for loan losses                                                         1,310              650             1,441
---------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                         62,271           58,251            56,476
---------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:

   Fees and service charges                                                       3,892            2,416             2,400
   Net gain (loss) on sales of loans and securities                                 525              587              (876)
   Income on Bank Owned Life Insurance (BOLI)                                     1,499              791                --
   Other, net                                                                       627              661               745
---------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                                    6,543            4,455             2,269

NON-INTEREST EXPENSE:

   Compensation and benefits                                                     16,743           15,377            14,685
   Occupancy                                                                      2,259            2,255             2,312
   Equipment                                                                      1,695            1,698             1,692
   Advertising                                                                      983            1,062             1,102
   Federal deposit insurance premium                                                234              235               258
   Amortization of core deposit intangibles                                         843              848               847
   Distributions on preferred capital securities                                  1,978              194                --
   General and administrative                                                     4,524            4,265             3,782
---------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                                  29,259           25,934            24,678
     Income before income tax expense                                            39,555           36,772            34,067
Income tax expense                                                               13,482           11,461            11,099
---------------------------------------------------------------------------------------------------------------------------
     Net income                                                               $  26,073       $   25,311         $  22,968
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                          $0.91            $0.84             $0.69
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                        $0.89            $0.82             $0.68
Weighted average shares outstanding--Basic                                   28,608,310       30,291,022        33,436,961
Weighted average shares outstanding--Diluted                                 29,379,350       30,975,799        33,755,431
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                      Accumulated
                                                                         Other
                                                                        Compre-    Common   Common
                                                                        hensive     Stock    Stock                   Total
                                       Common    Paid-In    Retained     Income  Acquired Acquired   Treasury    Stockholders'
                                        Stock    Capital    Earnings     (Loss)   by ESOP   by RRP     Stock        Equity
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Balance at December 31, 1999             $431   $200,781    $117,922   $(17,302) $(12,156) $(3,867)  $(41,229)    $244,580
Comprehensive income:
   Net income for the year ended
     December 31, 2000                     --         --      22,968         --        --       --         --       22,968
   Other comprehensive income:
     Unrealized holding gains arising
       during the period (net of tax
       of $4,749)                          --         --          --      8,184        --       --         --        8,184
     Reclassification adjustment
       for losses in net income (net
       of tax of $314)                     --         --          --        584        --       --         --          584
                                                                                                                 ----------
Total comprehensive income                                                                                          31,736
                                                                                                                 ----------
Cash dividends declared ($0.24
   per share)                              --         --      (8,072)        --        --       --         --       (8,072)
Exercise of stock options                  --         --        (224)        --        --       --        367          143
Tax benefit on stock options and awards    --        690          --         --        --       --         --          690
Purchase and retirement of common stock    (1)      (278)         --         --        --       --         --         (279)
Purchases of treasury stock                --         --          --         --        --       --    (48,646)     (48,646)
Amortization of RRP                        --         --          --         --        --    1,079         --        1,079
ESOP expense                               --         71         (57)        --       918       --         --          932
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000              430    201,264     132,537     (8,534)  (11,238)  (2,788)   (89,508)     222,163
Comprehensive income:
   Net income for the year ended
     December 31, 2001                     --         --      25,311         --        --       --         --       25,311
   Other comprehensive income:
     Unrealized holding gains
       arising during the period (net
       of tax of $6,014)                   --         --          --     11,115        --       --         --       11,115
     Reclassification adjustment
       for gains in net income (net
       of tax of $(218))                   --         --          --       (403)       --       --         --         (403)
                                                                                                                 ----------
Total comprehensive income                                                                                          36,023
                                                                                                                 ----------
Cash dividends declared ($0.30
  per share)                               --         --      (9,147)        --        --       --         --       (9,147)
Exercise of stock options                  --         --        (238)        --        --       --      1,164          926
Tax benefit on stock options and awards    --        394          --         --        --       --         --          394
Purchase and retirement of common stock    --       (110)         --         --        --       --         --         (110)
Purchases of treasury stock                --         --          --         --        --       --    (22,227)     (22,227)
Amortization of RRP                        --         --          --         --        --      878         --          878
ESOP expense                               --        310          --         --       917       --         --        1,227
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001              430    201,858     148,463      2,178   (10,321)  (1,910)  (110,571)     230,127
Comprehensive income:
   Net income for the year ended
     December 31, 2002                     --         --      26,073         --        --       --         --       26,073
   Other comprehensive income:
     Unrealized holding gains arising
       during the period (net of tax
       of $4,292)                          --         --          --      7,921        --       --         --        7,921
     Reclassification adjustment
       for gains in net income (net
       of tax of $(174))                   --         --          --       (323)       --       --         --         (323)
                                                                                                                 ----------
Total comprehensive income                                                                                          33,671
                                                                                                                 ----------
Cash dividends declared ($0.36
   per share)                              --         --     (10,313)        --        --       --         --      (10,313)
Exercise of stock options                  --         --        (542)        --        --       --        846          304
Tax benefit on stock options
  and awards                               --      1,181          --         --        --       --         --        1,181
Purchase and retirement of common stock    --       (273)         --         --        --       --         --         (273)
Purchases of treasury stock                --         --          --         --        --       --    (35,755)     (35,755)
Amortization of RRP                        --         --          --         --        --      878         --          878
ESOP expense                               --        463          --         --       917       --         --        1,380
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002             $430   $203,229    $163,681   $  9,776  $ (9,404) $(1,032) $(145,480)    $221,200
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


Year Ended December 31,                                                            2002             2001              2000
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                               $    26,073       $   25,311       $    22,968
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation of premises and equipment                                     1,416            1,353             1,339
       Amortization of core deposit intangibles                                     843              848               847
       ESOP expense                                                               1,380            1,227               932
       Amortization of RRP                                                          878              878             1,079
       Income on BOLI                                                            (1,499)            (791)               --
       Provision for loan losses                                                  1,310              650             1,441
       Provision for losses on real estate owned                                     --                3                --
       Net (gain) loss on sales of loans and securities                            (525)            (587)              876
       Loans originated for sale                                                (41,655)         (51,968)          (10,041)
       Proceeds from sales of mortgage loans available for sale                  46,587           46,625             9,786
       Net loss (gain) on sales of real estate owned                                 10             (188)              (14)
       Net loss on sales of premises and equipment                                   --              102                --
       Net amortization of premiums and accretion
         of discounts and deferred fees                                           5,022            3,194               387
       Decrease (increase) in interest and dividends receivable                     984            1,442            (1,203)
       Tax benefit on stock options and awards                                    1,181              394               690
       (Decrease) increase in other liabilities                                    (526)             878             1,901
       Decrease (increase) in other assets                                        6,327           (5,506)           (1,391)
---------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                             47,806           23,865            29,597
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

   Proceeds from sales, calls and maturities of investment securities
     available for sale                                                          71,440          193,199            52,979
   Proceeds from sales of mortgage-backed securities available for sale         167,067          214,637           194,330
   Proceeds from sales of real estate owned                                         157              785               523
   Purchases of investment securities available for sale                        (75,807)         (59,254)          (66,684)
   Purchases of mortgage-backed securities available for sale                  (585,059)        (549,076)         (153,921)
   Principal payments on mortgage-backed securities                             275,482          146,924            91,839
   Origination of loans                                                        (581,893)        (434,666)         (319,149)
   Purchases of mortgage loans                                                  (27,633)         (19,099)          (87,829)
   Principal repayments on loans                                                644,674          398,735           237,588
   Purchase of FHLB-NY stock                                                       (294)            (898)           (1,543)
   Purchase of BOLI                                                                  --          (25,000)               --
   Purchases of premises and equipment                                           (1,284)          (1,563)             (928)
   Proceeds from sales of premises and equipment                                     --              186                --
---------------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                               (113,150)        (135,090)          (52,795)
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

   Stock options exercised                                                          304              926               143
   Cash dividends paid                                                          (10,313)          (9,147)          (13,844)
   Net proceeds from issuance of preferred capital securities                        --           24,171                --
   Net increase in deposits                                                      72,722           95,928             5,612
   Net decrease in short-term borrowed funds                                         --          (25,000)          (10,000)
   Proceeds from borrowed funds                                                 117,000          325,000           521,000
   Repayment of borrowed funds                                                  (66,151)        (260,141)         (427,045)
   Net (decrease) increase in advances by borrowers for taxes and insurance        (120)             581               769
   Purchases of treasury stock                                                  (35,755)         (22,227)          (48,646)
   Purchase and retirement of common stock                                         (273)            (110)             (279)
---------------------------------------------------------------------------------------------------------------------------
           Net cash provided by financing activities                             77,414          129,981            27,710
---------------------------------------------------------------------------------------------------------------------------
           Net increase in cash and cash equivalents                             12,070           18,756             4,512
Cash and cash equivalents at beginning of year                                   53,875           35,119            30,607
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $    65,945       $   53,875       $    35,119
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                               $    62,147      $    75,543        $   78,096
     Income taxes                                                                 9,863           16,377            11,360
   Non-cash investing and financing activities for the year:
     Transfer of loans to real estate owned                                         197              385               300
---------------------------------------------------------------------------------------------------------------------------

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

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

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

CORE DEPOSIT INTANGIBLES

Core deposit intangible premiums arising from the acquisition of deposits are amortized to expense over the expected life of the acquired deposit base (7 to 15 years) using the straight-line method. Management periodically reviews the potential impairment of the core deposit intangible asset on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense. Amortization of core deposit intangibles for the years ended December 31, 2002, 2001 and 2000, was $843,000, $848,000 and $847,000,
respectively. Annual amortization for each of the subsequent five years is projected to approximate $840,000 per year.

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

                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

The Company accrues the expected cost of providing health care and other benefits to employees subsequent to their retirement during the estimated service periods of the employees.

The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. No employee compensation cost for stock options is reflected in net income, as all options granted under the Company's stock option plans had exercise prices greater than or equal to the market value of the underlying common stock on the date of grant. Stock awarded to employees under the Company's Recognition and Retention Plan is expensed by the Company over the awards' vesting period based upon the fair market value of the stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions for stock-based compensation pursuant to Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based
Compensation," amended by SFAS No. 148, "Accounting for Stock-based Compensation--Transition and Disclosures" (in thousands, except per share data):


                                                 2002          2001         2000
--------------------------------------------------------------------------------
Net income, as reported                       $26,073       $25,311      $22,968
Add:
   Stock-based employee
      compensation expense included in
      reported net income, net of related
      tax effects (RRP awards)                    571           571          701
Deduct:
   Total stock-based  employee
      compensation expense determined
      under fair value based method for
      all options and RRP awards, net of
      related tax effects                       1,328         1,313        1,440
--------------------------------------------------------------------------------
Pro forma net income                          $25,316       $24,569      $22,229
--------------------------------------------------------------------------------

EARNINGS PER SHARE:
Basic--as reported                              $0.91         $0.84        $0.69
Basic--pro forma                                 0.88          0.81         0.66

Diluted--as reported                            $0.89         $0.82        $0.68
Diluted--pro forma                               0.86          0.79         0.66


Stock earned under the Bank's ESOP is expensed at the then current fair market value when shares are committed to be released.

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


                                                2002          2001          2000
--------------------------------------------------------------------------------
Net income                               $    26,073   $    25,311   $    22,968
--------------------------------------------------------------------------------
Basic weighted average
   common shares outstanding              28,608,310    30,291,022    33,436,961
Plus:
   Dilutive stock options                    705,621       611,853       286,164
   Dilutive awards                            65,419        72,924        32,306
--------------------------------------------------------------------------------
   Diluted weighted average
      common shares outstanding           29,379,350    30,975,799    33,755,431
--------------------------------------------------------------------------------
Net income per common share:
   Basic                                 $      0.91   $      0.84   $      0.69
   Diluted                                      0.89          0.82          0.68


(2) INVESTMENT SECURITIES

A summary of investment securities at December 31, is as follows (in thousands):

                                                Gross         Gross    Estimated
                              Amortized    unrealized    unrealized       market
2002                               cost         gains        losses        value
--------------------------------------------------------------------------------
INVESTMENT SECURITIES
   AVAILABLE FOR SALE
U.S. Government and
   Agency obligations          $ 53,904        $1,133       $    --     $ 55,037
State and
   political obligations         11,811           848            --       12,659
Corporate obligations            35,418         1,499        (1,497)      35,420
Equity securities                10,953           420          (270)      11,103
--------------------------------------------------------------------------------
   Total investment
      securities available
      for sale                 $112,086        $3,900       $(1,767)    $114,219
--------------------------------------------------------------------------------
                                                Gross          Gross   Estimated
                              Amortized    unrealized     unrealized      market
2001                               cost         gains         losses       value
--------------------------------------------------------------------------------
Investment Securities
   Available For Sale
U.S. Government and
   Agency obligations          $ 26,999        $  168        $  (153)   $ 27,014
State and
   political obligations         14,029           146           (146)     14,029
Corporate obligations            60,330         1,414         (2,387)     59,357
Equity securities                 8,051            85           (548)      7,588
--------------------------------------------------------------------------------
   Total investment
      securities available
      for sale                 $109,409        $1,813        $(3,234)   $107,988
--------------------------------------------------------------------------------


The cost and estimated fair value of debt investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations at par value without prepayment penalties.

                                                                       Estimated
                                                           Amortized      market
                                                                cost       value
--------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in:
   Less than one year                                       $  2,638    $  2,652
   One to five years                                          54,642      56,764
   Five to ten years                                          18,774      19,511
   Greater than ten years                                     25,079      24,189
--------------------------------------------------------------------------------
                                                            $101,133    $103,116
--------------------------------------------------------------------------------


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

The realized gross gains and losses from sales are as follows:

Year Ended December 31,                        2002           2001        2000
--------------------------------------------------------------------------------
Gross realized gains                        $ 1,168         $1,061      $  301
Gross realized losses                        (2,830)          (696)       (729)
--------------------------------------------------------------------------------
                                            $(1,662)        $  365      $ (428)
--------------------------------------------------------------------------------

Investment securities with an amortized cost of $39.9 million at December 31, 2002, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see Note 8).

(3) MORTGAGE-BACKED SECURITIES

A summary of mortgage-backed securities at December 31, is as follows (in thousands):

                                                  Gross        Gross   Estimated
                                Amortized    unrealized   unrealized      market
2002                                 cost         gains       losses       value
--------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
   AVAILABLE FOR SALE
FHLMC                            $327,450      $  6,263      $    (7)   $333,706
GNMA                               29,615         1,086           --      30,701
FNMA                              300,668         4,746          (27)    305,387
Collateralized mortgage
   obligations                    119,941           911          (84)    120,768
--------------------------------------------------------------------------------
   Total mortgage-backed
      securities available
      for sale                   $777,674       $13,006        $(118)   $790,562
--------------------------------------------------------------------------------

                                                  Gross        Gross   Estimated
                                Amortized    unrealized   unrealized      market
2001                                 cost         gains       losses       value
--------------------------------------------------------------------------------
Mortgage-Backed Securities
   Available For Sale
FHLMC                            $300,358        $3,596      $  (193)   $303,761
GNMA                               45,257         1,002           --      46,259
FNMA                              154,686         1,103         (170)    155,619
Collateralized mortgage
   obligations                    137,689           446       (1,058)    137,077
--------------------------------------------------------------------------------
   Total mortgage-backed
      securities available
      for sale                   $637,990        $6,147      $(1,421)   $642,716
--------------------------------------------------------------------------------


Collateralized mortgage obligations ("CMOs") issued by FHLMC, FNMA, GNMA and private interests amounted to $64.9 million, $37.2 million, $1.8 million and $16.8 million, respectively, at December 31, 2002, and $58.2 million, $33.1 million, $4.6 million and $41.2 million, respectively, at December 31, 2001. The privately-issued CMOs have generally been underwritten by large investment banking firms, with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are "AAA" rated by one or more of the nationally recognized securities rating agencies. The privately-issued CMOs are subject to certain credit-related risks normally not associated with U.S. Government Agency CMOs. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements, as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the credit worthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the CMO holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses and, therefore, has not provided an allowance for losses on its privately-issued CMOs.


The realized gross gains and losses from sales are as follows (in thousands):


Year Ended December 31,                        2002           2001        2000
--------------------------------------------------------------------------------
Gross realized gains                         $2,325          $ 778    $    558
Gross realized losses                          (166)          (523)     (1,028)
--------------------------------------------------------------------------------
                                             $2,159          $ 255    $   (470)
--------------------------------------------------------------------------------

Mortgage-backed securities with an amortized cost of $348,700 at December 31, 2002, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $431.1 million at December 31, 2002, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all otherwise unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see Note 8). The contractual maturities of mortgage-backed securities generally exceed ten years, however, the effective lives are expected to be shorter due to prepayments of the underlying mortgages.

(4) LOANS RECEIVABLE, NET

A summary of loans receivable at December 31, is as follows (in thousands):


                                                            2002           2001
-------------------------------------------------------------------------------
LOANS RECEIVABLE
Real estate mortgages:
   One-to-four family                                $   835,593    $   857,973
   Multi-family and commercial                           177,353        191,202
   Home equity                                           110,835        112,958
-------------------------------------------------------------------------------
                                                       1,123,781      1,162,133
Real estate construction                                 139,228        136,719
Consumer                                                  12,537         21,347
-------------------------------------------------------------------------------
   Total loans receivable                              1,275,546      1,320,199
-------------------------------------------------------------------------------
Loans in process                                         (62,137)       (65,129)
Net unamortized premium
   and deferred expenses                                     631            641
Allowance for loan losses                                (12,830)       (12,932)
-------------------------------------------------------------------------------
                                                         (74,336)       (77,420)
-------------------------------------------------------------------------------
   Loans receivable, net                              $1,201,210     $1,242,779
-------------------------------------------------------------------------------

Loans receivable included loans held for sale totaling $563,000 and $5.5 million at December 31, 2002 and 2001, respectively.

The Company serviced loans for others in the amount of $106.1 million, $96.1 million and $75.8 million at December 31, 2002, 2001 and 2000, respectively. Related servicing income earned on loans serviced for others totaled $204,000, $193,000 and $177,000 for the years ended December 31, 2002, 2001 and 2000, respectively.


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

Loans in the amount of $3.7 million and $1.7 million were outstanding to directors and executive officers of the Bank and their related interests at December 31, 2002 and 2001, respectively. During 2002, new extensions of credit totaled $2.3 million while repayments by directors and executive officers of the Bank totaled $300,000. New extensions of credit consisted primarily of one loan totaling $2.1 million which is secured by commercial real estate. The remaining loans to directors and executive officers of the Bank and their related interests consisted primarily of loans secured by mortgages on residential properties.

The Company has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see Note 8).

A summary of non-performing assets at December 31, is as follows (in thousands):

                                                             2002           2001
--------------------------------------------------------------------------------
Non-accrual loans                                          $1,541         $1,787
Loans 90 days or more
   delinquent and still accruing                              223             62
--------------------------------------------------------------------------------
      Total non-performing loans                            1,764          1,849
Real estate owned (included in Other assets)                   72             42
--------------------------------------------------------------------------------
      Total non-performing assets                          $1,836         $1,891
--------------------------------------------------------------------------------


At December 31, 2002 and 2001, the impaired loan portfolio totaled $518,000 and $291,000, respectively, for which general and specific allocations to the allowance for loan losses of $90,000 and $46,000 were identified at December 31, 2002 and 2001, respectively. The average balance of impaired loans during 2002, 2001 and 2000 was $306,000, $195,000 and $195,000, respectively.

If interest income on non-accrual and impaired loans had been current in accordance with their original terms, approximately $118,000, $130,000 and $193,000 of interest income for the years ended December 31, 2002, 2001 and 2000, respectively, would have been recorded. Interest income recognized on non-accrual and impaired loans totaled $129,000, $103,000 and $132,000 for the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, there were no commitments to lend additional funds to borrowers whose loans are classified as non-performing.

An analysis of the allowance for loan losses for the years ended December 31, is as follows (in thousands):


                                              2002           2001          2000
-------------------------------------------------------------------------------
Balance at beginning of year               $12,932        $12,341       $11,004
Provision charged to operations              1,310            650         1,441
-------------------------------------------------------------------------------
                                            14,242         12,991        12,445
Charge-offs                                 (1,440)           (71)         (104)
Recoveries                                      28             12            --
-------------------------------------------------------------------------------
Balance at end of year                     $12,830        $12,932       $12,341
-------------------------------------------------------------------------------

(5) INTEREST AND DIVIDENDS RECEIVABLE

A summary of interest and dividends receivable at December 31, is as follows (in thousands):

                                                          2002          2001
--------------------------------------------------------------------------------
Loans                                                 $  5,152      $  5,696
Investment securities                                    1,322         1,663
Mortgage-backed securities                               4,581         4,680
--------------------------------------------------------------------------------
   Interest and dividends receivable                   $11,055       $12,039
--------------------------------------------------------------------------------

(6) PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31, are summarized as follows (in thousands):

                                                             2002          2001
-------------------------------------------------------------------------------
Land                                                   $    4,435    $    3,870
Buildings and improvements                                 14,146        13,832
Leasehold improvements                                      1,288         1,285
Furnishings, equipment and automobiles                      9,804         9,006
Construction in progress                                      621         1,085
-------------------------------------------------------------------------------
   Total                                                   30,294        29,078
Accumulated depreciation and amortization                 (14,412)      (13,064)
-------------------------------------------------------------------------------
   Premises and equipment, net                          $  15,882      $ 16,014
-------------------------------------------------------------------------------

(7) DEPOSITS

Deposits at December 31, are summarized as follows (dollars in thousands):


                             2002                             2001
--------------------------------------------------------------------------------
                            Interest Weighted                Interest Weighted
                                rate  average                    rate  average
                  Amount       range     rate        Amount     range     rate
--------------------------------------------------------------------------------
Non-interest
   bearing
   demand     $   71,330            --%    --%  $   57,350            --%    --%
NOW and
   money
   market        501,024   0.75 - 1.36   1.15      427,008   1.02 - 2.26  1.93
Savings          212,959   1.24 - 2.43   1.38      176,559   1.74 - 3.23  2.21
Certificates
   of deposit    602,673   0.90 - 7.72   2.97      654,347   1.74 - 7.72  4.16
--------------------------------------------------------------------------------
              $1,387,986      0 - 7.72%  1.92%  $1,315,264      0 - 7.72% 2.99%
--------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit at December 31, 2002 are as follows (in thousands):

One year or less                                                      $453,570
After one to two years                                                  58,238
After two to three years                                                22,610
After three to four years                                               14,522
After four to five years                                                27,697
After five years                                                        26,036
-------------------------------------------------------------------------------
                                                                      $602,673
-------------------------------------------------------------------------------

Included in deposits at December 31, 2002 and 2001, are $277.1 million and $200.3 million of deposits of $100,000 and over, and $138,900 and $236,000, respectively, of accrued interest payable on deposits.


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

(8) BORROWED FUNDS

FEDERAL HOME LOAN BANK-NEW YORK ADVANCES

Advances from the FHLB-NY at December 31, are summarized as follows (dollars in thousands):


                                  2002                        2001
-------------------------------------------------------------------------------
                                           Weighted                  Weighted
                                            average                   average
                                           interest                  interest
Maturity                     Amount            rate       Amount         rate
-------------------------------------------------------------------------------
2002                       $     --             --%     $ 25,000         2.03%
2003                         15,000           5.68        15,000         5.68
2005                         45,000           5.15        45,000         5.15
2006                         35,000           4.68        35,000         4.68
2007                          5,663           7.32         5,814         7.32
2009                          5,000           5.52         5,000         5.52
2011                         35,000           5.37        35,000         5.37
-------------------------------------------------------------------------------
                           $140,663           5.24%     $165,814         4.76%
-------------------------------------------------------------------------------


The Company has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY, at par, at predetermined dates. Such advances totaled $100.0 million at December 31, 2002 and 2001, respectively. The maximum amount of FHLB-NY advances outstanding at any month-end during the years ended December 31, 2002 and 2001 was $165.8 million. The average amount of FHLB-NY advances outstanding during the years ended December 31, 2002 and 2001 was $151.1 million and $128.5 million, respectively. As of December 31, 2002, all FHLB-NY advances had fixed rates. As of December 31, 2001, $5.0 million of FHLB-NY advances had adjustable rates, with the remainder bearing fixed rates of interest.

Advances from the FHLB-NY were secured by pledges of FHLB-NY stock of $20.8 million and $20.5 million at December 31, 2002 and 2001, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Company.

The Company had an available overnight line of credit with the FHLB-NY for a maximum of $50.0 million at December 31, 2002.

OTHER BORROWINGS

The following is a summary of other borrowings at December 31, (dollars in thousands):


                                    2002                        2001
--------------------------------------------------------------------------------
                                              Weighted                 Weighted
                                               average                  average
                                              interest                 interest
Maturity                      Amount            rate      Amount           rate
--------------------------------------------------------------------------------
2002                         $     --             --%     $ 30,000         4.17%
2003                           45,000           4.17        40,000         4.35
2004                          126,000           5.03       105,000         5.35
2005                          126,000           4.76        65,000         6.03
2006                           48,000           4.84        35,000         4.89
2007                            6,000           4.89            --           --
2008                           35,000           5.09        35,000         5.09
2009                           30,000           5.64        30,000         5.64
2010                           25,000           6.47        25,000         6.47
2011                           15,000           5.07        15,000         5.07
--------------------------------------------------------------------------------
                             $456,000           4.97%     $380,000         5.29%
--------------------------------------------------------------------------------


The maximum amount of other borrowings outstanding at any month-end during the years ended December 31, 2002 and 2001 was $461.0 million and $425.0 million, respectively. The average amount of other borrowings outstanding during the years ended December 31, 2002 and 2001 was $436.8 million and $367.2 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $471.0 million and $400.7 million, with market values of $480.7 million and $405.3 million at December 31, 2002 and 2001, respectively. The securities underlying the other borrowing agreements are under the Company's control. At December 31, 2002 and 2001, $136.0 million and $295.0 million, respectively, of other borrowings were callable at par, at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.

(9) REGULATORY MATTERS

Subject to applicable law, the Board of Directors of the Bank may provide for the payment of dividends. New Jersey law provides that no dividend may be paid unless, after the payment of such dividend, the capital stock of the Bank will not be impaired and either the Bank will have a statutory surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the statutory surplus of the Bank.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

Institutions categorized as "undercapitalized" or worse are subject to certain restrictions on the payment of dividends and management fees, restrictions on asset growth and executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the regulatory agencies, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES conservatorship within 90 days. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio, as defined, of 2% or less.

To be considered "well capitalized," an institution must generally have a leverage ratio (Tier 1 capital to average total assets), as defined, of at least 5.0%; a Tier 1 risk-based capital ratio, as defined, of at least 6.0%; and a total risk-based capital ratio, as defined, of at least 10.0%.

Management believes that, as of December 31, 2002, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a "well capitalized" institution (dollars in thousands):



                                                   FDIC Requirements
---------------------------------------------------------------------------------
                                          Minimum capital    For classification
                        Bank actual          adequacy        as well capitalized
---------------------------------------------------------------------------------
                        Amount   Ratio      Amount  Ratio        Amount   Ratio
---------------------------------------------------------------------------------
DECEMBER 31, 2002
Leverage (Tier 1)
   capital            $190,396    8.47%    $89,965    4.00%    $112,457    5.00%

Risk-based capital:
   Tier 1              190,396   17.83      42,714    4.00       64,071    6.00
   Total               203,226   19.03      85,428    8.00      106,785   10.00
December 31, 2001
Leverage (Tier 1)
   capital            $189,250    9.09%    $83,297    4.00%    $104,121    5.00%

Risk-based capital:
   Tier 1              189,250   17.48      43,312    4.00       64,968    6.00
   Total               202,182   18.67      86,624    8.00      108,280   10.00


(10) INCOME TAXES

Income tax expense applicable to income for the years ended December 31, consists of the following (in thousands):

                                             2002           2001          2000
-------------------------------------------------------------------------------
FEDERAL:
   Current                                $13,626        $12,667       $11,388
   Deferred                                  (801)        (1,271)         (514)
-------------------------------------------------------------------------------
                                           12,825         11,396        10,874
-------------------------------------------------------------------------------
STATE:
   Current                                    657             65           225
   Deferred                                    --             --            --
-------------------------------------------------------------------------------
                                              657             65           225
                                          $13,482        $11,461       $11,099
-------------------------------------------------------------------------------


A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the years ended December 31, is as follows (dollars in thousands):

                                               2002          2001          2000
-------------------------------------------------------------------------------
Income before income taxes                  $39,555       $36,772       $34,067
Applicable statutory federal tax rate            35%           35%           35%
-------------------------------------------------------------------------------
Computed "expected" federal
   income tax expense                        13,844        12,870        11,923
Increase (decrease) in federal
   income tax expense
   resulting from:
      State income taxes,
         net of federal benefit                 427            42           146
   Income on BOLI                              (525)         (277)           --
   Change in valuation allowance                880            --            --
   Other items, net                          (1,144)       (1,174)         (970)
-------------------------------------------------------------------------------
                                            $13,482       $11,461       $11,099
-------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows (in thousands):

                                                             2002         2001
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS

Provision for loan losses--book                            $4,754       $4,526
Postretirement medical benefits                               693          640
Tax depreciation less than book depreciation                  194          183
Retirement benefits                                         1,494          542
Stock awards                                                  163          154
Core deposit intangibles                                      500          471
State Alternative Minimum Assessment
   in excess of Corporation Business Tax                      469           --
Other                                                           2          501
-------------------------------------------------------------------------------
      Gross deferred tax assets                             8,269        7,017
Valuation Allowance                                          (880)          --
-------------------------------------------------------------------------------
      Total deferred tax assets                             7,389        7,017

DEFERRED TAX LIABILITIES
Provision for loan losses--tax                                 --          291
Unrealized gain on securities available for sale            5,245        1,127
Deferred points                                               317          450
Other                                                          55           60
-------------------------------------------------------------------------------
      Total deferred tax liabilities                        5,617        1,928
-------------------------------------------------------------------------------
         Net deferred tax asset                            $1,772       $5,089
-------------------------------------------------------------------------------


Retained earnings at December 31, 2002 and 2001, included approximately $18.1 million for which no provision for income tax has been made. This amount represented an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions, excess distributions to shareholders or a change in Federal tax law. At December 31, 2002 and 2001, the Company had an unrecognized tax liability of $6.5 million with respect to this reserve.



                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

Included in other comprehensive income is income tax expense attributable to net unrealized gains on securities available for sale in the amounts of $4.1 million, $5.8 million and $5.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, income tax benefit of $1.2 million, $394,000 and $690,000 was recognized in 2002, 2001 and 2000, respectively, related to the exercise or disqualifying disposition of stock options and awards.

In 2002, the Company established an $880,000 valuation allowance pertaining to certain state deferred tax assets which are not expected to be realized based upon projected future taxable income. Management has determined that it is more likely than not that it will realize the net deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income. Management has projected that the Company will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance that such levels of taxable income will be generated.

(11) EMPLOYEE BENEFIT PLANS

The Company is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension expense was $602,000, $384,000 and $160,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Company cannot be made.

The Company has a Supplemental Executive Retirement Plan ("SERP I"), which provides postemployment supplemental retirement benefits to certain officers of the Company. SERP I is a non-qualified employee benefit plan.

The Company has a non-pension postretirement benefit plan ("Other Benefits"), which provides certain healthcare benefits to eligible employees hired prior to January 1, 1993. The plan is unfunded as of December 31, 2002, and the obligation is included in Other liabilities as an accrued postretirement benefit cost.

The following table shows the change in benefit obligation, the funded status for SERP I and Other Benefits, and accrued cost at December 31, (dollars in thousands):


                                      SERP I                  Other Benefits
--------------------------------------------------------------------------------
                                   2002        2001             2002       2001
--------------------------------------------------------------------------------
Benefit obligation at
   beginning of year            $ 1,640     $ 1,328          $ 1,661    $ 1,521
Service cost                         27         117               62         61
Interest cost                       110         100              119        123
Actuarial loss (gain)                 1          95              258         (3)
Benefits paid                        --          --              (38)       (41)
--------------------------------------------------------------------------------
Benefit obligation at
   the end of the year          $ 1,778     $ 1,640          $ 2,062    $ 1,661
--------------------------------------------------------------------------------
Funded status                   $(1,778)    $(1,640)         $(2,062)   $(1,661)
Unrecognized net
   actuarial loss (gain)            282         237              193        (64)
--------------------------------------------------------------------------------
Accrued benefit cost            $(1,496)    $(1,403)         $(1,869)   $(1,725)
--------------------------------------------------------------------------------

Weighted average
   assumptions as
   of December 31:
Discount rate                      6.75%       7.25%            6.75%      7.25%
Rate of compensation
   increase                        5.00%       5.00%            5.00%      5.00%


Net periodic cost at December 31, includes the following components (in thousands):

                             SERP I                        Other Benefits
--------------------------------------------------------------------------------
                      2002      2001     2000           2002      2001     2000
--------------------------------------------------------------------------------
Service cost          $ 27      $117     $104           $ 62      $ 61     $ 63
Interest cost          110       100       85            119       123       99
Amortization
   of net
   actuarial gain       --        --       --             --        --       (4)
--------------------------------------------------------------------------------
Net periodic cost     $137      $217     $189           $181      $184     $158
--------------------------------------------------------------------------------


For measurement purposes, a ten percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003, grading down one percent per year for six years to an ultimate level of five percent per annum, compounded annually. Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects (in thousands):

                                                       One Percentage Point
                                                      -------------------------
                                                      Increase        Decrease
-------------------------------------------------------------------------------
Effect on total of service and
   interest cost components                              $  43          $  (30)
Effect on Other Benefits obligation                        418            (325)


The Company also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 15% of their compensation. For the first 6% of the employee's contribution, the Company contributes


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

25% of that amount to the employee's account. At the end of the plan year, the Company may make an additional contribution to the plan. The contributions under this plan were $102,000, $94,000 and $89,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has an additional Supplemental Executive Retirement Plan ("SERP II"), which provides a participant the benefits that he would have received under the ESOP and the incentive savings plan if certain Internal Revenue Code benefit limitations did not apply. Upon normal retirement, the participant also would receive any benefits he would have received under the ESOP had he remained in service throughout the term of the ESOP loan and all unallocated shares in the ESOP that were acquired by an ESOP loan were allocated to ESOP participants. Vesting under SERP II is subject to a five year graded vesting schedule. The Company recognized expense related to SERP II totaling $564,000, $52,000 and $50,000 for the years ended December 31, 2002, 2001 and 2000, respectively. 2002 expense included $519,000 in supplemental benefits accrued in connection with the normal retirement of the Company's former President and CEO.

RECOGNITION AND RETENTION PLAN

The Company maintains a Recognition and Retention Plan ("RRP") for the benefit of directors, officers and key employees. In 1998, the Board of Directors and stockholders approved the granting of 662,014 shares as awards under the 1998 Stock-Based Incentive Plan ("1998 Plan"). As of December 31, 2002, the Company had granted 641,799 shares under the 1998 Plan.

RRP awards are granted in the form of shares of common stock held by the RRP. Awards granted in 1998 vest over a five-year period at a rate of 20% per year, commencing one year from the date of the award grant.

Amortization of the RRP was $878,000, $878,000 and $1.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amortization in 2000 included $151,000 in accelerated expense due to the death of one of the Company's Directors.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an ESOP for eligible employees who have completed a twelve-month period of employment with the Company. ESOP shares were purchased in each of the Company's public offerings. Funds for the purchase of shares were borrowed from the Bank's parent, First Sentinel Bancorp. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The Company, at its discretion, contributes funds, in cash, to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal and interest paid on the ESOP loan for the year. Dividends paid on unallocated ESOP shares are used to repay the loan. Unallocated ESOP shares are not considered outstanding for purposes of calculating earnings per share. At December 31, 2002, there were 1,034,426 unallocated ESOP shares with a market value of $14.9 million.

The Company recognizes compensation expense based on the fair value of shares committed to be released. Compensation expense recognized for 2002, 2001 and 2000 amounted to $1.4 million, $1.2 million and $932,000, respectively. The Company allocated 100,920 shares per year during 2002, 2001 and 2000.

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

                        2002                  2001                  2000
--------------------------------------------------------------------------------
                            Weighted              Weighted             Weighted
                    Number   average     Number    average     Number   average
                        of  exercise         of   exercise         of  exercise
                    shares     price     shares      price     shares     price
--------------------------------------------------------------------------------
Outstanding
   at beginning
   of period     2,067,513   $ 7.63    2,285,844    $7.65    2,297,996   $7.55
Granted             25,000    14.00           --       --       31,437    9.00
Forfeited           (2,368)    3.78      (86,350)    9.00       (1,000)   9.00
Exercised          (90,118)    3.34     (131,981)    7.01      (42,589)   3.35
--------------------------------------------------------------------------------
Outstanding
   at end
   of period     2,000,027   $ 7.91    2,067,513    $7.63    2,285,844   $7.65
--------------------------------------------------------------------------------
Options
   exercisable
   at year-end   1,559,848             1,375,895             1,393,094
--------------------------------------------------------------------------------


The following table summarizes information about the stock options outstanding at December 31, 2002:


                  Options Outstanding                     Options Exercisable
--------------------------------------------------------------------------------
                                   Weighted
                                    average    Weighted     Number     Weighted
Range of              Number      remaining     average   of shares     average
exercise            of shares    contractual   exercise  exercisable at exercise
prices             outstanding  life in years   price     period end     price
--------------------------------------------------------------------------------
$ 3.3262- 4.5165      412,854       3.7        $  3.91      412,854      $  3.91
  6.6419- 9.0000    1,562,173       6.0           8.87    1,134,494         8.82
 14.0000-14.0000       25,000       9.0          14.00       12,500        14.00
--------------------------------------------------------------------------------
$ 3.3262-14.0000    2,000,027       5.6        $  7.91    1,559,848      $  7.56
--------------------------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for the Plans. The table in
Note 1 illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.


                                                 2002        2001           2000
--------------------------------------------------------------------------------
Weighted average fair value of
   options granted during year                  $3.19        $--           $1.19



                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 2002 and 2000: dividend yield of 2.50%; an expected volatility of 25%, and a risk-free interest rate of 4.44% for 2002, and 6.20% for 2000. There were no options granted in 2001.

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

The following commitments and contingent liabilities existed at December 31, which are not reflected in the accompanying consolidated financial statements (in thousands):

                                                              2002          2001
--------------------------------------------------------------------------------
Origination of mortgage loans:
   Fixed rate                                              $67,460       $70,946
   Variable rate                                            44,878        29,602
Purchase of mortgage loans--variable rate                      693         3,193
Undisbursed home equity credit lines                        65,537        56,540
Undisbursed construction credit lines                       62,137        65,129
Undisbursed commercial lines of credit                      12,178         9,480
Participations in Thrift Institutions
   Community Investment Corp. of NJ                            500           500
Standby letters of credit                                    1,868         2,253


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

LEASE OBLIGATIONS

At December 31, 2002, the Company was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $509,000, $502,000 and $523,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The projected minimum rental commitments as of December 31, 2002, are as follows (in thousands):

2003                                                                   $   470
2004                                                                       449
2005                                                                       349
2006                                                                       311
2007                                                                       281
Thereafter                                                                 468
--------------------------------------------------------------------------------
                                                                        $2,328
--------------------------------------------------------------------------------


CONTINGENCIES

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

STOCKHOLDER RIGHTS AGREEMENT

On December 19, 2001, the Company adopted a Stockholder Rights Agreement ("Rights Agreement") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of the Company's common stock. The dividend was payable on January 1, 2002, to stockholders of record on that date. Each Right, initially, is not exercisable and transfers only with the Company's common stock. Upon


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES the public announcement that a person or group of persons has acquired or intends to acquire 12% or more of the Company's common stock, the Rights become exercisable, entitling holders to purchase one one-hundredth interest in a share of Series A Junior Participating Preferred Stock of the Company, at an exercise price of $37.00. The Rights are scheduled to expire on January 1, 2012 and may be redeemed by the Company at a price of $0.01 per Right.

(14) RECENT ACCOUNTING PRONOUNCEMENTS

In December, 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an Amendment to FASB Statement No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company elected to remain on its historic accounting method related to stock-based awards. The Company has provided the expanded disclosures required by SFAS No. 148 in the December 31, 2002 consolidated financial statements. The interim reporting requirements of SFAS No. 148 are effective for interim periods beginning after December 31, 2002.

In October, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions--an Amendment to FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This Statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 147 that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.

SFAS No. 147 clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. The provisions of SFAS No. 147 are effective October 1, 2002. The Company has previously purchased deposits of another financial institution and recorded a core deposit intangible. This Statement will have no effect on the accounting or amortization of the recorded intangible asset.

In July, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this Statement is not expected to have a significant impact on the Company's financial statements.

In April, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The Statement, among other things, rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt." Under SFAS No. 4, gains and losses from the extinguishment of debt were required to be classified as an extraordinary item, if material. Under SFAS No. 145, gains or losses from the extinguishment of debt are to be classified as a component of operating income, rather than an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. Upon adoption, companies must reclassify prior period amounts previously classified as an extraordinary item. Management does not anticipate that the initial adoption of SFAS No. 145 will have a significant impact on the Company's consolidated financial statements.

In October, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. The Statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the Company's consolidated financial statements.

In August, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not anticipate that SFAS No. 143 will significantly impact the Company's consolidated financial statements.

In July, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and periodically reviewed for impairment. The Company adopted the provisions of SFAS No. 142 on January 1, 2002. The Company currently has no recorded goodwill and the adoption of SFAS No. 142 did not significantly impact the Company's accounting for currently recorded intangible assets, primarily core deposit intangibles. At December 31, 2002, the Company had gross core deposit intangibles totaling $12.6 million with accumulated amortization of $8.0 million.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instrument for which it is practical to estimate that value.

CASH AND CASH EQUIVALENTS

For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

FEDERAL HOME LOAN BANK OF NY STOCK Federal Home Loan Bank of NY stock was valued at cost.

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

DEPOSITS

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 2002 and 2001. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.

BORROWINGS

For short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value. For long-term borrowings, the fair value was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.

OFF-BALANCE SHEET INSTRUMENTS

For commitments to extend credit and letters of credit, the fair value would approximate fees currently charged to enter into similar agreements.

The estimated fair values of the Company's financial instruments at December 31, were as follows (in thousands):


                                       2002                        2001
--------------------------------------------------------------------------------
                                Book         Fair           Book         Fair
                               value        value          value        value
--------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and cash
   equivalents           $    65,945  $    65,945   $     53,875 $     53,875
FHLB-NY stock                 20,835       20,835         20,541       20,541
Investment securities
   available for sale        114,219      114,219        107,988      107,988
Mortgage-backed
   securities
   available for sale        790,562      790,562        642,716      642,716
Loans receivable, net      1,201,210    1,221,249      1,242,779    1,249,043

FINANCIAL LIABILITIES:
Deposits                   1,387,986    1,402,892      1,315,264    1,323,208
Borrowed funds               596,663      600,583        545,814      561,551

OFF-BALANCE SHEET
   INSTRUMENTS:
Loan commitments                  --          621             --          651
Standby letters of credit         --           19             --           23



LIMITATIONS

The foregoing fair value estimates were made at December 31, 2002 and 2001, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell, at one time, the Company's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Company's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at December 31, 2002 and 2001, no attempt was made to estimate the value of anticipated future business or the value of non-financial assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Company's retail branch delivery system, its existing core deposit base, premises and


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

(16) CONDENSED FINANCIAL STATEMENTS--
       PARENT COMPANY

The condensed financial statements of First Sentinel Bancorp (parent company only) are presented below:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,                                                  2002          2001
--------------------------------------------------------------------------------
(In thousands)
ASSETS
   Cash                                                $     2,168     $  16,920
   Due from subsidiaries                                     1,013         2,734
   ESOP loan receivable                                     11,091        11,745
   Investment in subsidiaries                              206,213       199,086
   Investment securities available for sale                 24,616        24,553
   Other assets                                              1,999         1,112
--------------------------------------------------------------------------------
      Total assets                                        $247,100      $256,150
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
   Junior subordinated deferrable
      interest debentures                               $   25,774     $  25,774
   Other liabilities                                           126           249
   Stockholders' equity                                    221,200       230,127
--------------------------------------------------------------------------------
      Total liabilities and stockholders' equity          $247,100      $256,150
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME

Year Ended December 31,                        2002          2001          2000
--------------------------------------------------------------------------------
(In thousands)
Income
   Dividends from subsidiary                $30,000       $20,000      $ 37,000
   Interest and dividends on securities       1,427         1,628         2,007
   Net gain (loss) on sales of securities        29          (118)           86
--------------------------------------------------------------------------------
         Total income                        31,456        21,510        39,093
--------------------------------------------------------------------------------
Expense
   Other expense                              2,689         1,030           703
--------------------------------------------------------------------------------
         Total expense                        2,689         1,030           703
--------------------------------------------------------------------------------
         Income before taxes                 28,767        20,480        38,390
   Income taxes                                 194         1,474           878
--------------------------------------------------------------------------------
         Income before equity in
            undistributed income
            of subsidiaries                  28,573        19,006        37,512

   (Dividends in excess of earnings)
      equity in undistributed
      income of subsidiaries                 (2,500)        6,305       (14,544)
--------------------------------------------------------------------------------
   Net income                               $26,073       $25,311      $ 22,968
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31,                        2002         2001          2000
--------------------------------------------------------------------------------
(In thousands)
OPERATING ACTIVITIES
Net income                                $  26,073    $   25,311     $  22,968
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Dividends in excess of earnings
            (increase in undistributed
            income) of subsidiaries           2,500        (6,305)       14,544
         Net (gains) losses on sales
            of investment securities
            available for sale                  (29)          118           (86)
         (Increase) decrease in
            other assets                       (887)           92         1,012
         (Decrease) increase in
            other liabilities                (1,385)         (907)           75
         ESOP expense                         1,380         1,227           932
         Amortization of RRP                    878           878         1,079
-------------------------------------------------------------------------------
Net cash provided by
   operating activities                      28,530        20,414        40,524
-------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Purchase of investment securities        (11,502)      (15,688)       (7,814)
   Proceeds from sales and maturities
      of investment securities
      available for sale                     12,536        16,045         6,657
   Decrease (increase) in
      Due from subsidiaries                   1,721           869        (1,303)
-------------------------------------------------------------------------------
Net cash provided by (used in)
   investing activities                       2,755         1,226        (2,460)
-------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Cash dividends paid                      (10,313)       (9,147)      (13,844)
   Stock options exercised                      304           926           143
   Net proceeds from issuance of
      junior subordinated deferrable
      interest debentures                        --        24,171           --
   Purchase of treasury stock               (35,755)      (22,227)      (48,646)
   Purchase and retirement
      of common stock                          (273)         (110)         (279)
-------------------------------------------------------------------------------
Net cash used in financing activities       (46,037)       (6,387)      (62,626)
-------------------------------------------------------------------------------
Net (decrease) increase in cash             (14,752)       15,253       (24,562)
Cash at beginning of the year                16,920         1,667        26,229
-------------------------------------------------------------------------------
Cash at end of year                      $    2,168    $   16,920    $    1,667
-------------------------------------------------------------------------------


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 2002 and 2001 (dollars in thousands, except per share data):


                                                             FIRST        SECOND        THIRD        FOURTH
YEAR ENDED DECEMBER 31, 2002                                QUARTER      QUARTER       QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------
Interest income                                            $ 31,116     $ 32,732      $ 32,086     $ 30,068
Interest expense                                             16,083       15,868        15,611       14,859
------------------------------------------------------------------------------------------------------------
   Net interest income                                       15,033       16,864        16,475       15,209
Provision for loan losses                                       100        1,105           105           --
------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses       14,933       15,759        16,370       15,209
Non-interest income                                           1,950         (125)        2,837        1,881
Non-interest expense                                          7,038        7,328         7,459        7,434
------------------------------------------------------------------------------------------------------------
   Income before income tax expense                           9,845        8,306        11,748        9,656
Income tax expense                                            3,244        2,746         4,270        3,222
------------------------------------------------------------------------------------------------------------
   Net income                                              $  6,601     $  5,560      $  7,478     $  6,434
------------------------------------------------------------------------------------------------------------
Basic earnings per share                                   $   0.22     $   0.19      $   0.26     $   0.23
------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                 $   0.22     $   0.19      $   0.26     $   0.23
------------------------------------------------------------------------------------------------------------

                                                             FIRST        SECOND        THIRD        FOURTH
YEAR ENDED DECEMBER 31, 2001                                QUARTER      QUARTER       QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------
Interest income                                            $ 34,270     $ 33,302      $ 33,320     $ 32,693
Interest expense                                             19,825       18,482        18,758       17,619
------------------------------------------------------------------------------------------------------------
   Net interest income                                       14,445       14,820        14,562       15,074
Provision for loan losses                                       200          150           150          150
------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses       14,245       14,670        14,412       14,924
Non-interest income                                           1,003        1,021         1,379        1,052
Non-interest expense                                          6,540        6,509         6,267        6,618
------------------------------------------------------------------------------------------------------------
   Income before income tax expense                           8,708        9,182         9,524        9,358
Income tax expense                                            2,792        2,956         2,955        2,758
------------------------------------------------------------------------------------------------------------
   Net income                                              $  5,916     $  6,226      $  6,569     $  6,600
------------------------------------------------------------------------------------------------------------
Basic earnings per share                                   $   0.19     $   0.20      $   0.22     $   0.22
Diluted earnings per share                                 $   0.19     $   0.20      $   0.21     $   0.22
------------------------------------------------------------------------------------------------------------


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

Independent Auditors' Report


The Board of Directors and Stockholders
First Sentinel Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Short Hills, New Jersey
January 20, 2003


                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

SHAREHOLDER INFORMATION

DIVIDEND REINVESTMENT PLAN

First Sentinel offers its shareholders a convenient plan to increase their investment in the Company. Shareholders can elect to have their quarterly cash dividends automatically reinvested in additional shares of common stock at market price without any commissions or service charges. Shareholders also can elect to have their cash dividends automatically deposited in an account at First Savings Bank. Shareholders may request information about the plan and an enrollment card by contacting the Company's executive offices at 877-636-BANK.


TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
www.rtco.com


MARKET MAKERS
Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, VA 22209-1722


Janney Montgomery Scott, LLC
1801 Market Street
Philadelphia, PA 19103


Lehman Brothers Inc.
790 Seventh Avenue
New York, NY 10019


Sandler O'Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, NY 10022


AUDITORS
KPMG LLP
150 John F. Kennedy Parkway
Short Hills, NJ 07078


COUNSEL
Wilentz Goldman & Spitzer
90 Woodbridge Center Drive
Woodbridge, NJ 07095


Thacher Proffitt & Wood
11 West 42nd Street
New York, NY 10036


INVESTOR RELATIONS
Ann C. Clancy, Senior Vice President
First Sentinel Bancorp, Inc.
1000 Woodbridge Center Drive
Woodbridge, NJ 07095
732-726-9700


ANNUAL MEETING
First Sentinel's Annual Meeting of Shareholders will be held on Monday, April 28, 2003, at 10:00 a.m. at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, New Jersey.

10-K AVAILABILITY
Copies of First Sentinel's Form 10-K for the year ended December 31, 2002, are available free-of-charge to shareholders upon written request to First Sentinel Bancorp, Inc., 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095;
Attention: Bonnie Petz. The 10-K is also available on the Company's website at www.firstsentinelbancorp.com.

CONTACTS

Persons seeking general or financial information about First Sentinel should contact Investor Relations at 732-726-9700, ext. 5514 or visit the Company's website at www.firstsentinelbancorp.com. Shareholders seeking information regarding stock records, changing the name, address or ownership of stock or reporting lost certificates, should contact the Company's transfer agent, Registrar and Transfer Company, at 800-368-5948 or visit their website at www.rtco.com to complete forms online.

MARKET INFORMATION FOR COMMON STOCK

First Sentinel Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol "FSLA." Newspaper financial sections list the stock as FSLA or FSentBc. At December 31, 2002, there were 2,630 holders of record of First Sentinel's common stock. The following table sets forth the high and low bid prices per share of the Company's common stock, as reported on the Nasdaq National Market.


                               2002                           2001
-------------------------------------------------------------------------------
                                      Dividends                      Dividends
                      High       Low       paid       High      Low       paid
-------------------------------------------------------------------------------
Fourth quarter         $14.96    $12.71   $.095       $13.20   $10.95    $.075
Third quarter           14.67     12.90    .095        13.40    11.65     .075
Second quarter          15.58     13.04    .095        13.60    10.44     .075
First quarter           13.55     12.05    .075        11.50     9.88     .075



                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

DIRECTORS AND OFFICERS


FIRST SENTINEL BANCORP, INC.
BOARD OF DIRECTORS

Philip T. Ruegger, Jr.
CHAIRMAN OF THE BOARD
INVESTOR


Joseph Chadwick
PRESIDENT, THOMAS AND CHADWICK/RIVERSIDE SUPPLY COMPANY


George T. Hornyak, Jr.
FORMER PRESIDENT, PULSE BANCORP


Christopher Martin
PRESIDENT AND CHIEF EXECUTIVE OFFICER
FIRST SENTINEL BANCORP


Keith H. McLaughlin
RETIRED PRESIDENT AND CHIEF EXECUTIVE OFFICER
RARITAN BAY MEDICAL CENTER


John P. Mulkerin
RETIRED PRESIDENT AND CHIEF EXECUTIVE OFFICER
FIRST SENTINEL BANCORP


Jeffries Shein
PRINCIPAL, JGT MANAGEMENT CO., LLC


Walter K. Timpson
OWNER, WALTER K. TIMPSON CO., REAL ESTATE & APPRAISAL FIRM


All directors of First Sentinel Bancorp serve as directors of First Savings Bank.


EXECUTIVE OFFICERS

Christopher Martin
PRESIDENT AND CHIEF EXECUTIVE OFFICER


Thomas M. Lyons
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


Ann C. Clancy
SENIOR VICE PRESIDENT AND CORPORATE SECRETARY


FIRST SAVINGS BANK
PRINCIPAL OFFICERS

EXECUTIVE OFFICERS
Christopher Martin
PRESIDENT AND CHIEF EXECUTIVE OFFICER


Richard Spengler
EXECUTIVE VICE PRESIDENT AND CHIEF LENDING OFFICER


John F. Cerulo, Jr.
SENIOR VICE PRESIDENT--RETAIL BANKING


Ann C. Clancy
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
CORPORATE SECRETARY


Maryanne Guenther
SENIOR VICE PRESIDENT--MARKETING


Thomas M. Lyons
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


Karen I. Martino
SENIOR VICE PRESIDENT--AUDITOR


Richard St. George
SENIOR VICE PRESIDENT--INFORMATION TECHNOLOGY


VICE PRESIDENTS
Joanne L. Barbara                                John J. Harvey
Warren Buehler                                   Thomas B. Konopacki
George Campbell                                  Mary Marley-Reidy
Alexander Chiarella                              Patricia A. Parente
Richard deGroot                                  Robert G. Russell, Jr.
Joan C. Deyak                                    Stephanie Szatkowski
Catherine D. Franzoni                            Yvonne Taylor
Barbara Gallop


ASSISTANT VICE PRESIDENTS
Glenn Brooks                                     Ellen Jorgensen
Patricia Evans                                   Marianne Pugliese
Monte Hoagland


ASSISTANT SECRETARIES
Donna Acosta                                     Karen LaSala
Nicole Agopian                                   Kenia Lopez
Ingrid Andrade                                   Mary Ann Lovas
Susan Eberle                                     Joseph Maguire
Ana Ferreira                                     Mary Ann Minter
Denise Figueroa                                  Maria Nasser
Wanda Ghigliotty                                 Renee Parsons
Carol Hill                                       Charlotte Puerari
Roxanne Keegan                                   Angeline Shapinski





                  FIRST SENTINEL BANCORP, INC. AND SUBSIDIARIES

                          FIRST SENTINEL BANCORP, INC.

                          1000 Woodbridge Center Drive

                              Woodbridge, NJ 07095

                                  732-726-9700

                          www.firstsentinelbancorp.com

23 OFFICES THROUGHOUT CENTRAL NEW JERSEY

LOCATIONS

EAST BRUNSWICK
213 Summerhill Road

EDISON
980 Amboy Avenue
2100 Oak Tree Road

FANWOOD
206 South Avenue

FORDS
33 Lafayette Road

HAZLET
3044 Highway 35

HIGHLAND PARK
301 Raritan Avenue

HOPELAWN
101 New Brunswick Avenue

ISELIN
1220 Green Street

LAWRENCEVILLE
1225 Brunswick Avenue

METUCHEN
599 Middlesex Avenue

MIDDLETOWN
1580 Route 35 South

MILLTOWN
97 North Main Street

MONROE TOWNSHIP
225 Prospect Plains
371 Spotswood-Englishtown Road

OLD BRIDGE
3117 Route 9

PERTH AMBOY
339 State Street

PISCATAWAY
100 Stelton Road

SOMERSET
780 Easton Avenue

SOUTH AMBOY
600 Washington Avenue
                                             [Graphic Omitted]
SOUTH RIVER
6 Jackson Street

WOODBRIDGE
325 Amboy Avenue
1000 Woodbridge Center Drive


INTERNET
WWW.FIRSTSAVINGS.COM
WWW.FIRSTSENTINELBANCORP.COM

EXECUTIVE OFFICES
1000 Woodbridge Center Drive
Woodbridge

LOAN-BY-PHONE
800-218-4266

BANK-BY-PHONE
732-726-9700

24-HOUR RATE INFORMATION
877-636-BANK

Deposits FDIC insured

Equal Housing Lender


                                                24-hour banking at all locations